SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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REINSURANCE GROUP OF AMERICA,
INCORPORATED

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NOTICE OF THE ANNUAL MEETING OF
THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

    Chesterfield, Missouri
    April 8, 2021
To the Shareholders of Reinsurance Group of America, Incorporated:

    The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated (the "Company") will be held virtually on May 19, 2021, commencing at 2:00 p.m. CDT. Due to health and safety concerns regarding the COVID-19 pandemic, this year the Company will be hosting the Annual Meeting live via the Internet. To attend the Annual Meeting via the Internet please visit www.virtualshareholdermeeting.com/RGA2021. Information on how to participate in this year's virtual meeting can be found on page 109. At this meeting only holders of record of the Company's common stock at the close of business on March 29, 2021 will be entitled to vote, for the following purposes:

1.To elect twelve directors for terms expiring in 2022;
2.To vote to approve the compensation of the Company's named executive officers on a non-binding, advisory basis;
3.To vote to approve amendments to the Company's Flexible Stock Plan;
4.To vote to approve amendments to the Company's Flexible Stock Plan for Directors;
5.To vote to approve the Company's Amended & Restated Phantom Stock Plan for Directors;
6.To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2021; and
7.To transact other business, if any, properly brought before the meeting.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By
J. Cliff Eason, Chair of the Board

William L. Hutton, Secretary

PROXY STATEMENT SUMMARY

    These proxy materials are being provided to you because the Board of Directors is soliciting your proxy to vote your shares at the Company's 2021 Annual Shareholders' Meeting. This summary highlights information contained elsewhere in this proxy statement ("Proxy Statement"). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find additional information in this Proxy Statement. This Proxy Statement and the related proxy materials were first made available to shareholders and on the Internet on April 8, 2021.
Annual Shareholders' Meeting

Time: May 19, 2021, 2:00 p.m., Central time
Place: Virtual live meeting will be held at www.virtualshareholdermeeting.com/RGA2021
Record Date: Close of business on March 29, 2021

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Voting Options	Vote Required to Adopt the Proposal	More Information
1.	Election of Directors	FOR all nominees	For, against or abstain for each nominee	If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 2
2.	Shareholders' Advisory Vote on Executive Compensation	FOR	For, against or abstain	If a quorum is present, the vote required to approve this Item is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 78
3.	Amendments to Flexible Stock Plan	FOR	For, against or abstain	If a quorum is present, the vote required to approve this Item is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 80
4.	Amendment to Flexible Stock Plan for Directors	FOR	For, against or abstain	If a quorum is present, the vote required to approve this Item is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 91
5.	Approval of Amended & Restated Phantom Stock Plan for Directors	FOR	For, against or abstain	If a quorum is present, the vote required to approve this Item is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 98
6.	Ratification of Appointment of Independent Auditor	FOR	For, against or abstain	If a quorum is present, the vote required to approve this Item is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 103
See "Additional Information - Voting" (page 110) for additional information.
How to Cast Your Vote

    Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

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Internet at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card
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Board Nominees (page 2)

Name	Director Since	Independent	Election for Term Ending	Committee Memberships[1]
Pina Albo	2019	Yes	2022	Compensation Investment Nominating and Governance
Christine R. Detrick	2014	Yes	2022	Compensation Nominating and Governance, Chair
J. Cliff Eason	1993	Yes	2022	None
John J. Gauthier	2018	Yes	2022	Audit Investment, Chair Risk
Patricia Guinn	2016	Yes	2022	Audit, Chair Investment Risk
Anna Manning	2016	No	2022	None
Hazel M. McNeilage	2018	Yes	2022	Compensation, Chair Nominating and Governance
Stephen O'Hearn	2020	Yes	2022	Audit Investment Risk
Frederick J. Sievert	2010	Yes	2022	Compensation Investment Nominating and Governance
Shundrawn Thomas	2021	Yes	2022	None
Stanley B. Tulin	2012	Yes	2022	Audit Investment Risk, Chair
Steven C. Van Wyk	2019	Yes	2022	Audit Risk
1As of April 1, 2021.

Board and Committees (page 17)

	Number of Members[1]	Percent Independent	Number of Meetings in 2020
Full Board	12	92%	9
Audit	5	100%	8
Compensation	4	100%	6
Finance, Investment and Risk Management[2]	0	n/a	5
Investment[2]	6	100%	2
Nominating and Governance	4	100%	8
Risk[2]	5	100%	2
1As of April 1, 2021.
2In July 2020, the Board approved the split of the Finance, Investment and Risk Management Committee into two separate committees, the Investment Committee and the Risk Committee.

Board Diversity Snapshot

*As of February 1, 2021.

Governance Facts (page 13)

Board Composition and Structure:
Size of Board	12*
Number of Independent Directors	11*
New Directors Appointed in Last 5 Years	6
All Committees Comprised Entirely of Independent Directors	Yes
Independent Chair	Yes
Separate Chair and CEO	Yes
Board and Committee Assessments	Yes
Accountability to Shareholders:
Annual Director Elections	Yes
Majority Voting for Director Elections	Yes
Proxy Access	Yes
Supermajority Vote Provisions	No
Shareholder Rights Plan (Poison Pill)	No
Advisory Vote on Executive Compensation	Annual
Alignment of Interests with Shareholders:
Robust Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Incentive Recoupment (Clawback) Policy	Yes
*As of February 1, 2021

COVID-19 Impact and Response (page 28)
The COVID-19 pandemic and the response thereto has had a significant impact on the Company and its clients, as well as the Company’s employees and the communities where they live and work. The “COVID-19 Impact and Response” section in the Compensation Discussion and Analysis ("CD&A") describes the impact of the COVID-19 pandemic on the Company and actions the Compensation Committee (the “Committee”) took in 2021 to ensure that employees, including our named executive officers and other employees, remained motivated and incentivized on a forward-looking basis. That discussion:

•Summarizes the Company’s 2020 financial results, as impacted by the COVID-19 pandemic;
•Describes the impact of those financial results on the Company’s compensation programs;
•Shows realizable pay for Ms. Manning, our President and Chief Executive Officer, without the one-time actions taken by the Committee; and
•Details one-time actions taken by the Committee as a result of COVID-19.

Certain of this information has previously been reported pursuant to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2021.

2020 Financial Results
While the Company experienced strong results for the year from many businesses, profitability was significantly impacted by an estimated $720 million of COVID-19 related mortality and morbidity claims for the year, partially offset by savings of approximately $33 million related to the Company’s longevity business and $97 million of expense savings, giving an estimated overall pre-tax impact of approximately $590 million. This resulted in a 43.5% decline in the Company’s adjusted operating earnings per share1 from $13.35 in 2019 to $7.54 in 2020. The Company estimates 2020 after tax COVID-19 related impacts2 to be approximately $6.80 per share. The following compares Company performance in 2019 to 2020 for key financial metrics:
Adjusted Operating EPS1     Pre-Tax Adjusted Operating Income1 Trailing 12 Month Adjusted Operating ROE1

COVID-19 Impacts to Compensation
2020 Annual Bonus Plan. As of December 31, 2020, 3,249 employees, representing over 94% of total Company employees participate in our Annual Bonus Plan ("ABP"). Further, the vast majority of participants in the plan are in non-executive roles, with 86% of participants in the ABP not participating in the Flexible Stock Plan.
As a result of the Company’s 2020 financial performance, the weighted average for the portion of the ABP determined by the Company’s overall performance was 22.6% of target and the Company’s total payout for all participants under the ABP would have been $62.1 million absent any adjustment, a decrease of 22.9% over the prior year. These results are summarized below:

1 See “Use of Non-GAAP Financial Measures” on page 115 for reconciliations from GAAP figures to adjusted operating figures.
2 Including mortality and morbidity claims with offsetting impacts from longevity and expense savings and tax effected at 24%.

Annual Bonus Plan (based only on overall Company financial performance)
Performance Measures and Goals	Minimum	2020 Target	Maximum	Numerical Results	Weight	Payout Percent
Adjusted Operating Income Per Share[1]	$12.94	$13.91	$14.88	$7.54	50.0%	0.0%
Book Value Per Share Excluding AOCI[1]	$136.80	$144.00	$151.20	$132.33	25.0%	0.0%
New Business Embedded Value	$325.00	$580.00	$835.00	$561.20	15.0%	14.4%
Annual Adjusted Consolidated Revenue[1]	$14,121.00	$14,864.00	$15,607.00	$14,595.88	10.0%	8.2%
Unadjusted Payout[2]						22.6%
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures. [2]See "COVID-19 Impact and Response" on page 28 for additional information.
Performance Contingent Shares. Each year, after approval by the Committee, the Company grants performance contingent share (“PCS”) awards to the named executive officers and certain other executives. These PCS awards represent 75% of the total target long term incentive award of each executive. The remaining 25% of target long term incentive compensation is delivered as share-settled stock appreciation rights ("SARs"). Each PCS grant covers a three-year performance period and payouts are tied to the achievement of predetermined corporate financial performance goals over the period. The PCS performance measures are cumulative over the three-year period.
Because of the impact of the COVID-19 pandemic on the Company’s 2020 financial results, Company financial performance for the 2018-2020 PCS performance period was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall. The results are summarized below:

2018-2020 Performance Contingent Share Program
Metric	Actual Results	% of Target Payout
Three-Year Adjusted Operating Return on Equity[1] (33.5%)	8.9%	0%
Three-Year Adjusted Operating Income[1] (33.5%)	$2,138.2	0%
Three-Year Book Value Per Share, excluding AOCI[1] (33.0%)	$130.60	0%
Payout[2]	0%
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures. [2]See "COVID-19 Response" on page 28 for additional information.
Given that the PCS performance measures are cumulative over the three-year period, the Company estimates with a high degree of confidence that the 2020 financial results also eliminate the possibility of any future payments under the PCS awards granted for both the 2019-2021 performance period and the 2020-2022 performance period.

Realizable CEO Pay Absent One Time Committee Actions
The following table displays the targeted total direct compensation (base salary + annual bonus plan + performance contingent shares + stock appreciation rights) for Ms. Manning as compared to the total actual or “realized” compensation received or receivable in respect of the previous four years, absent one-time actions by the Committee. The Committee believes that this table provides a more accurate description of Ms. Manning’s compensation, as compared to the Summary Compensation Table and Outstanding Equity Awards at 2020 Year End tables provided under “Compensation Tables and Other Matters – Executive Compensation Tables” because such tables do not take into account actual or expected payouts of equity awards.

v

REALIZABLE CEO PAY
	Target Pay[1]				Realized Actual Pay[2]
Year	Base Salary	Target Bonus $	Target LTI	Target Total Compensation	Base Salary[3]	Bonus Payout	Realizable/Realized LTI	Actual Total Compensation
2020	$1,030,000	$1,854,000	$5,750,000	$8,634,000	$1,030,000	$419,746	$0	$1,449,746
2019	$1,030,000	$1,545,000	$4,500,000	$7,075,000	$1,025,385	$2,144,954	$0	$3,170,339
2018	$1,000,000	$1,500,000	$3,750,000	$6,250,000	$992,308	$1,308,840	$0	$2,301,148
2017	$950,000	$1,235,000	$3,245,000	$5,430,000	$950,000	$2,400,574	$2,107,976	$5,458,550
Average 2017 - 2020	$1,002,500	$1,533,500	$4,311,250	$6,847,250	$999,423	$1,568,529	$526,994	$3,094,946

[1] Average of base salary earned, target ABP opportunity, and long-term incentive value granted from 2017 through 2020.
[2] Average of base salary earned, actual ABP payout received (before any adjustment, for the 2020 payout) , the value of vested/exercised long-term incentive awards, and the estimated current value of unvested/unexercised long-term incentive awards granted from 2017 through 2020, calculated as:
• Vested/exercised stock options and PCS units are valued at time of vesting or exercise, using a performance factor of 131.5% for the completed 2017-2019 cycle, and a factor of 0% for the 2018-2020 cycle. PCS payouts include reinvestment of additional units received as dividend-equivalents.
• Unvested/unexercised stock options are valued using $115.90, the closing price of RGA's shares on December 31, 2020.
• Open-cycle PCS units are included assuming 0% forecast payouts for the for 2019-2021 and 2020-2022 cycles.

[3] Realized base salary differs from Target base salary due to salary increases, if any, effective in March of each year.
The substantial magnitude of the difference between target pay and realized pay for Ms. Manning results from the combination of the COVID-19 pandemic’s impact on the Company’s 2020 financial results and the following aspects of the Company’s incentive plans: all plan metrics are absolute, rather than relative to the Company’s peers; the relatively narrow ranges between payout thresholds and targets; the high weighting (75% of target) of the PCS grants as a component of equity incentive awards; and targets for each PCS grant are cumulative over the 3 year performance period.

Actions Taken in Response to COVID-19
Base Salary. The Committee has determined that there will be no 2021 merit increases to base salary for senior executives, including the Company’s named executive officers.
Annual Bonus Plan. Based on its evaluation of 2020 financial results, the Committee determined that the impact of the pandemic caused a significant decrease in payouts under the ABP and that this result did not properly represent the performance of employees in mitigating the impact on the Company of the pandemic and positioning the Company for post-pandemic success. In response, the Committee considered several potential actions in light of our core Company principles and determined that it was in the best interest of the Company and its shareholders that a one-time exercise of discretion be applied with respect to the 2020 ABP that would positively impact the outcome for the Company’s employees. The Committee believes the distinctive nature of the COVID-19 pandemic warrants this unique action. The one-time modification to the ABP:
•Modified the 2020 ABP awards to increase the amount of cash available in the ABP pool by $11.8 million, for a total pool of $74.0 million. The Company estimates that, absent the impact of the COVID-19 pandemic, the 2020 ABP bonus pool would have been approximately $88 million.
•Ensured that executives received on average smaller awards compared to their targets while non-executive employees received on average payouts closer to the target amount for such awards. The Committee also adopted guidelines for the allocation of the $11.8 million increase in the ABP pool, which focused on employees whose ABP payouts would otherwise be particularly impacted by the overall Company result (22.6% of target) and/or business unit results significantly affected by the COVID-19 pandemic, while capping adjustments for executives.

The Committee believes that its exercise of the one-time discretion over the ABP better aligns pay and performance for Company employees as compared to the ABP formulaic outcome.
Equity Compensation. With regard to equity incentives, in which 449 employees participated as of December 31, 2020, the Committee decided that it would make no change to any prior equity awards granted as such modifications would not be consistent with our compensation philosophy. The Committee determined that a one-time equity award to named executive officers and other executives who participate in the Flexible Stock Plan was necessary for the engagement of our executive team to advance our strategic objectives and to recognize the performance of our leaders in navigating the Company through the COVID-19 pandemic. Absent this additional one-time equity award, the impacts to total realized compensation on the Company’s executive officers are material and long-lasting, presenting significant challenges in the retention and engagement of key talent, as demonstrated above under “Realizable CEO Pay Absent One Time Committee Actions.” The Committee believes that this one-time grant better aligns pay and performance for participants in the Flexible Stock Plan.
For the named executive officers, the one-time equity award consists of two components of equal size: a performance share unit (“PSU”) grant and a restricted share unit (“RSU”) grant. Awards for other executives are described below in "Compensation Discussion & Analysis."
The PSU awards will fully vest (i.e., “cliff vest”) for individuals employed with the Company on December 31, 2022 and pay out in shares of the Company’s common stock. Vesting of the PSU awards is subject to a performance condition which requires the Company to achieve financial results that are within a pre-determined range for at least two of the following measures during each of 2021 or 2022: adjusted operating return on equity; adjusted operating income; or book value per share, excluding AOCI. The plan metrics require robust financial performance when considering the ongoing impacts of the COVID-19 pandemic, with 2022 reflecting financial performance that aligns with a pre-pandemic business environment. If the performance condition is not met, there will be no payout under the award. Achieving this performance condition will cause the full value of the award to vest. No additional amounts will be paid if Company performance exceeds the financial goals.
The Committee also made a one-time grant to the named executive officers of RSUs. The RSU awards will fully vest (i.e., “cliff vest”) for individuals employed with the Company on December 31, 2022 and pay out in shares of the Company’s common stock.

Five Elements of Executive Compensation (page 43)

	Element	Form	Key Features
1.	Base Salary	Cash	●	Fixed compensation intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but varies with individual skills, experience, responsibilities and performance.
2020
			●	Represents approximately 27%* of named executive officer target total compensation for 2020.
2021
			●	No increase in base salary for any of our senior executives in 2021, including our named executive officers.
2.	Annual Bonus Plan	Cash	●	Intended to motivate annual performance with respect to key financial and other metrics.
			●	Tied to one or more of the following factors: overall Company performance, performance of the participant's division or business unit and individual performance.
			●	Performance goals established in the first quarter of each year with financial goals of each business unit aligning to corporate goals.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
2020
			●	In 2020, the Annual Bonus Plan company-wide financial objectives were measured using the following components: (i) adjusted operating income per share; (ii) book value per share excluding accumulated other comprehensive income; (iii) new business embedded value; and (iv) annual adjusted consolidated revenue.
●
The Compensation Committee used discretion to authorize a one-time modification to the 2020 plan due to the impact of the COVID-19 pandemic on the Company's financial performance. Payouts were capped using a tiered approach.

			●	Represents approximately 25%* of named executive officer target total compensation for 2020.
2021
●
The Compensation Committee replaced the book value excluding other comprehensive income performance metric (with a weighting of 25%) in the 2021 ABP with a strategic scorecard. The scorecard will be an assessment of performance in select key focus areas, including: leadership; strategy; expense and headcount management; cybersecurity and data privacy; diversity, equity and inclusion; and environmental, social and governance.

3.	Performance Contingent Awards	Equity	●	Intended to motivate performance with respect to key financial measures and align our executives' interests with those of our shareholders.
			●	Performance goals established at the beginning of each three year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
2020
			●	For awards granted in 2020, performance contingent share ("PCS") payouts were based on the following measures: (i) three-year adjusted operating return on equity; (ii) three-year adjusted operating income; and (iii) three-year book value per share, excluding accumulated other comprehensive income.
			●	Due to the impact of the COVID-19 pandemic on the Company’s 2020 financial results, Company financial performance for the 2018-2020 PCS performance period was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall.
			●	Performance contingent awards represented approximately 36%* of named executive officer target total compensation for 2020.
2021
			●	As a result of: (i) the COVID-19 pandemic’s impact on the Company’s 2020 financial performance, (ii) the financial metrics being established prior to the pandemic, (iii) the cumulative nature of the financial metrics for each PCS plan cycle, and (iv) the degree of stretch performance that is built into the PCS performance metrics, the Company estimates with a high degree of confidence that payouts for the PCS cycles ending in 2021 and 2022 will also be zero.
			●	The Committee changed the time period for measurement of PCS performance metrics for the 2021 grants. Rather than measuring Company financial performance on a cumulative basis over a three-year period as done with previous grants, specific financial performance metrics were established for each of 2021 and 2022, with 2023 serving as a time vesting period.
			●	Beginning in 2021, PCS grants will represent 50% of long-term incentive compensation granted to named executive officers.
			●	The Compensation Committee authorized a one-time equity award grant of performance share units ("PSU") for the named executive officers and other plan participants.

4.	Stock Based Awards	Equity	●	Intended to motivate performance, promote appropriate risk-taking, align our named executive officers' interests with shareholders' interests and promote retention.
			●	Stock appreciation rights vest on December 31 of the fourth year of grant (25% per year).
2020
			●	Stock appreciation rights represented approximately 12%* of named executive officer target total compensation for 2020.
2021
			●	Beginning in 2021, 25% of long-term incentive compensation for named executive officers and other plan participants will be in the form of RSUs, with such awards cliff-vesting after a three year period. Stock appreciation rights grants have represented 25% of long-term incentive compensation grants in prior years and that amount will remain unchanged.
			●	Due to the impact of COVID-19 on the Company's financial performance, the Compensation Committee granted the named executive officers and other plan participants a one-time grant of RSUs. The RSU awards will fully vest (i.e., “cliff vest”) for individuals employed with the Company on December 31, 2022 and pay out in shares of the Company’s common stock.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	U.S. and Canadian retirement and pension benefits differ, but generally, there are two types of plans: qualified plans and non-qualified plans.
			●	Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
			●	Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
			●	Hong Kong retirement and pension benefits are split between: (i) a mandatory provident fund where employees and employer contribute up to a maximum amount; and (ii) a supplementary fund for compensation in excess of the maximum amount applicable to the mandatory provident fund benefit.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

The Board of Directors of Reinsurance Group of America, Incorporated (the "Company") is making this proxy solicitation in connection with the Company's 2021 Annual Meeting of Shareholders to be held at 2:00 p.m. CDT on May 19, 2021, and all adjournments and postponements thereof. The Company is first making available the Company's Annual Report to Shareholders for the year ended December 31, 2020 and this Proxy Statement on April 8, 2021.

The solicitation will primarily be by Internet and mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers or employees of the Company in person, or by telephone, facsimile transmission or other electronic means of communication. To aid in the solicitation of proxies, we have retained MacKenzie Partners, which will receive a fixed fee of approximately $15,000, in addition to the reimbursement of out-of-pocket expenses, for its performance of certain administrative services related to the solicitation. MacKenzie Partners will not make any recommendation to the shareholders regarding the approval or disapproval of any voting matters.
    The close of business on March 29, 2021 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 67,985,243 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Company's Notice of Annual Meeting, 2021 Proxy Statement and 2020 Annual Report to Shareholders are available on the Company's website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement.

BOARD OF DIRECTORS

ITEM 1 – ELECTION OF DIRECTORS
The first item to be acted upon at the Annual Meeting is the election of all twelve of our directors to the Company's Board of Directors, each with a term ending at the Company's 2022 annual meeting of shareholders:

Name	Director Since	Independent
Pina Albo	2019	Yes
Christine R. Detrick	2014	Yes
J. Cliff Eason	1993	Yes
John J. Gauthier	2018	Yes
Patricia Guinn	2016	Yes
Anna Manning	2016	No
Hazel M. McNeilage	2018	Yes
Stephen O'Hearn	2020	Yes
Frederick J. Sievert	2010	Yes
Shundrawn Thomas	2021	Yes
Stanley B. Tulin	2012	Yes
Steven C. Van Wyk	2019	Yes

The Board nominates each of these individuals for election at the Annual Meeting. Each nominee is currently a member of the Board. All director nominees stand for election for a one-year term. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies will be voted for such other person or persons as the Board may recommend unless such proxies are marked otherwise.
Appointment of New Directors
    Effective October 1, 2020, Stephen T. O'Hearn was appointed to the Board of Directors. Mr. O'Hearn, 60, was the Global Leader of the Insurance Practice of PricewaterhouseCoopers ("PwC") from 2015 to 2020 and part of PwC's extended global leadership team. He spent 38 years with PwC and has 26 years experience as an audit partner, serving a variety of clients in the financial services industry.
Effective February 1, 2021, Shundrawn Thomas was appointed to the Board of Directors. Mr. Thomas, 47, is President of Northern Trust Asset Management (NTAM), a leading global investment manager. He also serves as a member of the executive management group of publicly traded Northern Trust Corporation.
Upcoming Appointment
On September 9, 2020, the Board announced that Keng Hooi Ng would be joining the Board, effective June 1, 2021, which follows the completion of a previous post-retirement commitment. Mr. Ng, 65, was Group Chief Executive and President of AIA Group Limited (“AIA Group”) from 2017 to May 2020, and most recently served as Senior Advisor. From 2010 to 2017, Mr. Ng served as Regional Chief

Executive at AIA Group. He joined AIA Group from Great Eastern Holdings, Singapore where he was Group Chief Executive. Prior to that position, Mr. Ng was with Prudential plc for almost 20 years.
Limited Waiver of Mandatory Retirement
    On February 21, 2020, the Board of Directors approved a limited waiver of the mandatory retirement age set forth in the Board’s Corporate Governance Guidelines (the "Guidelines") for J. Cliff Eason, Chair of the Board. The limited waiver allows Mr. Eason to continue to serve on the Board, if elected by the Company’s shareholders, until December 31, 2022. The Board approved the limited waiver to allow additional time for the Board to select a successor Board Chair and to implement a transition of the Chair’s responsibilities to the successor. Mr. Eason and Ms. Manning, President and Chief Executive Officer of the Company, were excused from the Board’s deliberations on the limited waiver and abstained from the vote.
    The Guidelines provide that it is the Board’s policy that a director resigns effective December 31 of the year in which the director attains the age of 73. Mr. Eason turned 73 in 2020 and the limited waiver will allow Mr. Eason to continue to serve on the Board for up to an additional two years if elected by the Company’s shareholders.
Director Nominees
The Board currently has twelve directors. All director nominees stand for election for a one-year term. Certain information with respect to the director nominees proposed by the Company is set forth below.
Vote Required
    If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the annual Meeting. The Company recommends a vote FOR all nominees for election to the Board.

Pina Albo

Business Experience: Ms. Albo is the Chief Executive Officer of Hamilton Insurance Group (“Hamilton”), a Bermuda-based holding company for Hamilton Re, a global specialty insurer and property and casualty reinsurer. Prior to joining Hamilton, she spent 25 years at Munich Re, starting as a claims expert and holding increasingly senior positions that culminated in roles as President, Reinsurance Division, Munich Re America and later Member of the Board of Executive Management. She began her career as a lawyer after having earned law degrees in both Canada and France. Ms. Albo currently sits on the board of directors for the Association of Bermuda Insurers and Reinsurers and serves as Deputy Chair.

Chief Executive Officer of Hamilton Insurance Group	Age: 57 Director since: 2019 Independent
Christine R. Detrick

Business Experience: Ms. Detrick served as a Director/Partner, Leader of Americas Financial Services Practice, and Senior Advisor of Bain & Company, Inc., a global management consulting firm, from 2002 to 2012. Before joining Bain, Ms. Detrick served for 10 years at A.T. Kearney, Inc., a global management consulting firm, including as member of the Board of Directors, Management Committee member, Global Leader of the Financial Services Practice and Leader, Eastern U.S. Profit Center. Prior to those roles, she was a founding partner of First Financial Partners, a venture capital firm specializing in savings and loan institutions, from 1988 to 1992, and served as Chief Executive Officer for St. Louis Bank for Savings. Ms. Detrick is currently a member of the board of Hartford Mutual Funds, where she serves on the Nominating and Governance Committee and as Chair of the Investment Committee. Ms. Detrick is also a member of the board of Charles River Associates, where she serves on the Nominating and Governance and Compensation Committees. Ms. Detrick formerly served on the boards of Forethought Financial Group, Inc., a private life insurance carrier, and Forest City Realty Trust, a publicly traded real estate company.

Former Director and Head of Americas Financial Services Practice of Bain & Company, Inc.	Age: 62 Director since: 2014 Independent
J. Cliff Eason (Chair)

Business Experience: Mr. Eason is Chair of the Company's Board of Directors and was President and CEO of Southwestern Bell Telephone, SBC Communications, Inc. ("SBC") from September 2000 through January 2001. Mr. Eason previously served as President, Network Services from 1999 through 2000; President, SBC International, from 1998 until 1999; President and CEO of Southwestern Bell Telephone Company ("SWBTC") from 1996 until 1998; President and CEO of Southwestern Bell Communications, Inc. from 1995 through 1996; President of Network Services of SWBTC from 1993 through 1995; and President of Southwestern Bell Telephone Company of the Midwest from 1992 to 1993. He held various other positions with SBC and its subsidiaries prior to 1992. Mr. Eason was a director of Williams Communications Group, Inc. until his retirement in January 2001. Mr. Eason served as a director of Mercantile Bankcorp from 1993 to 1995.

Retired President and CEO of Southwestern Bell Telephone, SBC Communications, Inc.	Age: 73 Director since: 1993 Independent

John J. Gauthier

Business Experience: Mr. Gauthier was the Chief Investment Officer of Allied World Assurance Company Holdings, AG, a global provider of insurance and reinsurance solutions, from 2008 to 2018. Mr. Gauthier also served as President of Allied World Financial Services Company, Inc. from 2012 until his retirement in 2018. Before joining Allied, Mr. Gauthier was a Managing Director with Goldman Sachs Asset Management, a division of Goldman Sachs & Co. Prior to Goldman Sachs, he was with Conning Asset Management and General Reinsurance/New England Asset Management and The Travelers. Mr. Gauthier holds a B.S. in computer information systems from Quinnipiac University and an M.B.A. in finance from The Wharton School, University of Pennsylvania. He is a Chartered Financial Analyst (CFA). He is Principal at JJG Advisory, LLC, a consulting business and serves on the board of directors of Crescent Acquisition Corp and Middlesex Health System, Inc.

Retired CIO of Allied World Assurance Company Holdings, AG and Retired President of Allied World Financial Services Company, Inc.	Age: 59 Director since: 2018 Independent
Patricia L. Guinn

Business Experience: Ms. Guinn was the Managing Director of Risk and Financial Services and a member of the executive leadership team at Towers Watson from 2010 until her retirement in 2015. Previously, she served as a Member of the Board and the Managing Director of Risk and Financial Services at Towers Watson's predecessor company, Towers Perrin. Overall, she has over 40 years of experience in the insurance industry. Ms. Guinn is a member of the board of directors of AssetMark Financial Holdings, Inc., its audit committee (chair) and compensation committee. She is an Association Member of BUPA. She previously served on the board of Allied World Assurance Company Holdings AG. Additionally, Ms. Guinn is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and also a Chartered Enterprise Risk Analyst.

Retired Managing Director of Risk and Financial Services at Towers Watson	Age: 63 Director since: 2016 Independent
Anna Manning

Business Experience: Prior to becoming President of the Company in December 2015 and Chief Executive Officer in 2017, Ms. Manning held the position of Senior Executive Vice President, Structured Solutions, which included the Company's Global Financial Solutions and Global Acquisitions businesses. Prior to assuming this role, Ms. Manning spent four years as Executive Vice President, U.S. Markets. Ms. Manning joined the Company in 2007, and shortly thereafter assumed the role of Executive Vice President and Chief Operating Officer for the International Division. Prior to joining RGA, Ms. Manning spent 19 years in actuarial consulting at Tillinghast Towers Perrin, following an actuarial career in the Canadian marketplace at Manulife Financial from 1981 until 1988. She holds a B.Sc. in Actuarial Science from the University of Toronto, is a Fellow of the Canadian Institute of Actuaries and a Fellow of the Society of Actuaries. Ms. Manning is a member of the Board of Trustees at Washington University in St. Louis, a member of the BJC HealthCare Board of Directors and a member of St. Louis's Civic Progress.

President and Chief Executive Officer of the Company	Age: 62 Director since: 2016 Not independent

Hazel M. McNeilage

Business Experience: Ms. McNeilage was the Regional Managing Director, EMEA, for Northern Trust Corporation’s Asset Management division from 2015 to 2018 and a Director of Northern Trust Global Investment Ltd. Prior to joining Northern Trust, Ms. McNeilage held a variety of roles with Northill Capital Partners from 2012 to 2015, including interim CEO for one of Northill’s affiliates. Prior to that, she spent two years as Head of Funds Management for QIC, a major sovereign wealth fund based in Australia. From 2001 to 2009 Ms. McNeilage was with Principal Global Investors, during which she served in leadership positions around the world and was a member of several boards. Prior to Principal, Ms. McNeilage spent more than a decade with Towers Perrin (now Willis Towers Watson), including a three-year term on its board of directors. Ms. McNeilage received a Bachelor of Science from the University of Lancaster, England, with majors in Mathematics, Economics, and Operations Research. She is a Fellow of the Institute and Faculty of Actuaries, a Fellow of the Institute of Actuaries of Australia, and a Board Leadership Fellow of the National Association of Corporate Directors (U.S.). Ms. McNeilage holds certificates in cybersecurity from both Carnegie Mellon University and Harvard University.

Retired Regional Managing Director, EMEA of Northern Trust Asset Management	Age: 63 Director since: 2018 Independent

Stephen O'Hearn

Business Experience: Mr. O’Hearn was employed by PricewaterhouseCoopers (PwC) for 38 years. Most recently, he served as the Global Insurance Leader from 2015 to 2020, during which time he also served on PwC's financial services leadership team and the firm's extended global leadership team. A trained accountant, Mr. O’Hearn has 26 years of experience as an audit partner, serving a variety of clients in the financial services industry, including many of the world's leading insurers. In 2001, Mr. O’Hearn moved from Milwaukee to Tokyo with the PwC Insurance Practice, and in 2005 became leader of the New York Insurance Practice. In 2012, he moved to Zurich and assumed the role of EMEA Insurance Leader and was named Global Insurance Leader in 2015. In 2018, he moved to Munich for additional client responsibilities until his retirement from PwC in 2020. Mr. O’Hearn attended The University of Notre Dame, graduating summa cum laude in 1982. He is a Certified Public Accountant in the U.S. He served on the Board of the International Insurance Society 2009 to 2018 and was chairman of the finance committee for the first five years of his tenure. Mr. O'Hearn is a Governor and Chairman of the Audit Committee of Junior Achievement Worldwide.

Retired Global Leader, Insurance Practice at PricewaterhouseCoopers	Age: 60 Director since: 2020 Independent

Frederick J. Sievert

Business Experience: Mr. Sievert was President of New York Life Insurance Company from 2002 through 2007. Mr. Sievert shared responsibility for overall company management in the Office of the Chairman from 2004 until his retirement in 2007. He joined New York Life in 1992 as Senior Vice President and Chief Financial Officer. In 1995, he was promoted to Executive Vice President and was elected to the Board of Directors in 1996. In addition, he was President and a member of the board of New York Life Insurance and Annuity Corporation, served as Chairman of the Board of NYLIFE Insurance Company of Arizona, and served on the Board of Directors for Max New York Life, the company's joint venture in India, Siam Commercial New York Life, the joint venture in Thailand and the company's South Korea operation. Prior to joining New York Life, Mr. Sievert was a senior vice president for Royal Maccabees Life Insurance Company, a subsidiary of the Royal Insurance Group of London, England. Mr. Sievert currently serves as a director of CNO Financial Group, Inc.

Retired President of New York Life Insurance Company	Age: 73 Director since: 2010 Independent

Shundrawn Thomas

Business Experience: Mr. Thomas, 47, is President of Northern Trust Asset Management (NTAM), a leading global investment manager. He is a member of the executive management group of publicly traded Northern Trust Corporation, and collaborates with the CEO, board, and executive team to develop and refine corporate strategy, business strategy, and governance. He also leads due diligence for potential acquisition targets. Mr. Thomas holds a bachelor’s degree in accounting from Florida A&M University, where he graduated magna cum laude and an MBA from the University of Chicago Booth School of Business, with concentrations in accounting and finance. He also holds series 7 and 63 securities licenses.

President of Northern Trust Asset Management	Age: 47 Director since: 2021 Independent
Stanley B. Tulin

Business Experience: Mr. Tulin joined AXA Equitable in 1996 as Senior Executive Vice President and CFO. He served on the AXA Group Executive Committee from 2000 through 2006. Following his retirement in 2006, Mr. Tulin consulted for AXA Financial, Inc. for five years. In his positions at AXA, he gained extensive experience in acquisitions and divestitures, consolidated risk management and financial communications. In 1998, he was named Vice Chairman and a director of AXA Equitable, while remaining CFO of AXA Financial. Prior to that position, he was Executive Vice President and CFO of AXA Financial. Prior to joining AXA Equitable, Mr. Tulin served as Co-Chairman of Coopers & Lybrand's Insurance Industry Practice group and was part of the Actuarial and Strategic Planning Group at Milliman & Robertson, Inc. for 17 years. Mr. Tulin is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Retired Vice Chairman and CFO of AXA Financial, Inc. and its principle insurance subsidiary, AXA Equitable Life Insurance Company	Age: 71 Director since: 2012 Independent
Steven C. Van Wyk

Business Experience: Mr. Van Wyk is the Group Chief Information Officer of HSBC Bank and is based in London. Prior to joining HSBC in December 2020, Mr. Van Wyk was the Chief Information Officer and Head of Technology & Innovation at PNC Financial Services Group, Inc., where he was responsible for all aspects of technology and innovation across the bank. Prior to his roles at PNC, Mr. Van Wyk served as CIO of ING Insurance Americas from 2006 to 2007 before becoming CIO/COO of ING Bank and ING Group Amsterdam from 2008 to 2013. From 1996 to 2006, Mr. Van Wyk served in various roles, including Vice President - Strategic Information Technology, Managing Director, CIO and COO of the Individual Investor Group of Morgan Stanley. Mr. Van Wyk holds a B.A. in Business Management and Accounting from Central University of Iowa and is a Certified Public Accountant (CPA), Certified Internal Auditor (CIA) and a Series 27 Financial/Operations Principal.

Group Chief Information Officer of HSBC Bank PLC	Age: 62 Director since: 2019 Independent

DIRECTOR QUALIFICATIONS AND NOMINATION
Qualifications of Directors & Nominees
The Board of Directors is made up of twelve individuals, each with a valuable core set of skills, talents and attributes that make them appropriate for our Company's Board as a whole. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company's global business and searches for Board candidates who fill any current or anticipated future needs or gaps in skills, experience and overall Board composition. As determined by our Board and the Nominating and Governance Committee, all of our directors and director candidates possess the following qualifications:

DIRECTOR QUALIFICATION CRITERIA
Director Qualification	Description
Financial Literacy	Directors and candidates should be "financially literate" as such qualification is interpreted by the Board in its business judgment.
Leadership Experience	Directors and candidates should possess significant leadership experience, such as experience in business, finance/accounting, financial services regulation, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.
Commitment to Our Values	Directors and candidates should be committed to promoting the Company's financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.
Absence of Conflicting Commitments	Directors and candidates should not have any conflicts of interest or other commitments that would prevent such director from fulfilling the obligations of a director.
Reputation and Integrity	Directors and candidates should be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses). Such person will not have been found in a civil proceeding to have violated any federal or state securities or commodities law and will not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.
Knowledge and Experience	Directors and candidates should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
Other Factors	Directors and candidates should have such other qualifying and desirable characteristics as identified by the Nominating and Governance Committee from time to time.
    Other areas of expertise or experience are desirable given our Company's global reinsurance business and operations, such as: life insurance, financial services, information technology, cybersecurity, international markets, operations, capital markets, investments, banking, risk management, human capital management, ESG, public company service and actuarial science. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under "Shareholder Nominations and Proxy Access."
Director Skills Matrix
    All of our directors bring significant executive leadership, management and industry expertise derived from their careers and professions. When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Nominating and Governance Committee and the Board of Directors focus on the diversity of experience of the directors, illustrated in the skills matrix below and director biographies above. These diverse experiences are apparent in Board deliberations, during which multiple perspectives are considered in developing dynamic solutions to achieve our strategic priorities to drive sustainable returns and strengthen the balance sheet.
    Because the table below is a summary, it does not include all of the skills, experiences, qualifications, and diversity that each director offers.

Director Qualifications, Attributes and Skills	Eason (Chair)	Albo	Detrick	Gauthier	Guinn	Manning	McNeilage	O'Hearn	Sievert	Thomas	Tulin	Van Wyk
Senior Leadership Experience. Significant leadership experience, including serving as a CEO, senior executive, division president or functional leader within a complex corporate entity	●	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance & Public Company Board. Experience in public company corporate governance related issues, policies and practices, shareholder relations, financial reporting and compliance, strategic planning and risk oversight.
	●		●	●	●	●			●	●	●	●
Financial Literacy. Knowledge of finance or financial reporting, complex financial management, capital allocation, experience with debt/capital market transactions and mergers and acquisitions	●	●	●	●	●	●	●	●	●	●	●	●
Industry Knowledge. Experience in the Company’s businesses and industries including traditional individual and group life and health, disability and critical illness reinsurance and financial services, such as longevity reinsurance, asset-intensive reinsurance, financial reinsurance and stable value products
		●			●	●		●	●		●
Risk Assessment and Management. Experience identifying and prioritizing a spectrum of risks and managing and overseeing complex risk management matters	●	●	●	●	●	●	●	●	●	●	●	●
Investments. Experience in investment policy and strategy, global asset/liability management, research and strategy development, portfolio construction, and risk management			●	●	●		●		●	●	●
International. Experience doing business internationally or focused on international issues and operations and exposure to markets, environments, economic conditions and cultures outside the U.S. associated with a global workforce and international business activities
	●	●	●	●	●	●	●	●	●		●	●
Government/Regulatory. Experience in government and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government organizations or regulatory bodies
	●	●	●	●	●	●	●	●	●	●	●	●
Technology and Cybersecurity. Knowledge and experience implementing technology strategies, understanding of cybersecurity risks, issues and protections; long-term systems planning and strategy			●				●			●		●
Human Capital Management. Talent acquisition, development, engagement and retention; wellness and benefits; diversity and inclusion; director, CEO and senior executive succession planning	●	●	●	●	●	●	●	●	●	●	●	●
ESG and Sustainability. Knowledge of and experience with environmental, social and governance issues, trends, disclosures and practices, corporate citizenship and behavior, sustainable business model and strategy
		●	●	●			●	●		●

Shareholder Nominations and Proxy Access
As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors who meet the notification, timeliness, consent and information requirements of our Articles of Incorporation and Bylaws.
The Company's Amended and Restated Bylaws (the "Bylaws") permit a shareholder, or a group of up to 20 shareholders, owning at least three percent (3%) of the Company's outstanding stock continuously for at least three (3) years to nominate and include in the Company's annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the members of the Board; provided that the shareholders and nominees satisfy the requirements specified in the Bylaws.
The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as directors must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Board chair and relevant committee chairs. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Nominating and Governance Committee will recommend candidates to the Board for election as directors for approval, only if the Committee determines, in its judgment, that they have the specific minimum qualifications described above.
In order for a shareholder to nominate a candidate for director under our Articles of Incorporation and Bylaws, timely notice of intent to nominate and all requisite information must be given to us in advance of the meeting. Such notice must be given not less than 120 nor more than 150 days prior to the anniversary of the date we commenced mailing of our proxy materials in connection with our most recent annual meeting of shareholders.
The shareholder filing the notice of nomination must describe various matters as specified in our Articles of Incorporation and Bylaws, including such information as name, address, occupation and all direct and indirect ownership interests, derivative interests, short interests, other economic incentives and rights to vote any shares of any security of the Company and other material interests in the Company. Shareholders nominating directors must disclose: the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal; any other information that would be required to be disclosed in a proxy statement in a contested election pursuant to the Securities Exchange Act of 1934; any material relationships between the shareholder proponent and the director nominees; and, at the Company's request, any other information that would enable the Board to determine a nominee's eligibility to serve as a director, including information relating to the proposed nominee's independence or lack thereof.

DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on a variety of factors, including guidance and market information provided to the Committee by an independent compensation consultant. The Committee also reviews the responsibilities of directors generally, the responsibilities of Board and committee chairs and market practices. The Board reviews the recommendations of the Compensation Committee and provides final approval for the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
2020 Director Compensation. Based on recommendations from Steven Hall & Partners ("SH&P"), our independent compensation consultant at the time, 2018-2020 director compensation was set on a triennial basis, which aimed to align director compensation with projected median levels of selected peer companies during the second year of the triennial period. SH&P analyzed director compensation programs and pay levels among the 200 largest public companies based in the United States over the prior three-year period. The Committee targeted director compensation during the second year of the triennial period (2019) at a level near the median peer companies at that time. This approach resulted in slight overpayment as compared to the peer group in the first year after enactment (2018), which should be offset by anticipated underpayment as compared to the peer group in the third year (2020). The Company’s director compensation program was also aligned with market practices by allocating a majority of director compensation in the form of equity, with the cash/equity mix weighted slightly more toward stock compared to director compensation of the companies in the peer group.
2021 Director Compensation. In light of the COVID-19 pandemic, director compensation for 2021 will remain unchanged from 2020 levels. The decision was discussed and approved by the Compensation Committee in January 2021.
    Information regarding the retention of SH&P can be found under "Compensation Discussion and Analysis - Executive Compensation Process - Compensation Consultant" in our 2019 Proxy Statement. Information regarding the peer companies used in October 2017 to set 2018-2020 director compensation can be found under "Compensation Discussion and Analysis - Executive Compensation Process - Competitive Marketplace Assessment" in our 2018 Proxy Statement.
2020 Director Compensation
During 2020, Ms. Manning was the only director employed by the Company, and the other directors were not employees of our Company or any subsidiary ("non-employee directors"). During 2020 and for 2021, compensation to our non-employee directors consisted of the following elements:
2020 & 2021 DIRECTOR COMPENSATION STRUCTURE

Annual Retainer
Chair of the Board	$215,000
All other independent directors	$115,000
Committee Chair Additional Retainer
Audit Committee Chair	$27,500
Compensation Committee Chair	$22,500
Finance, Investment and Risk Management Committee Chair[1]	$22,500
Investment Committee Chair[1]	$22,500
Nominating and Governance Committee Chair	$22,500
Risk Committee Chair[1]	$22,500
Subgroup Member Retainer
Transaction Review Subgroup	$10,000
Cyber & Technology Subgroup	$10,000
Annual Stock Grants[2]
Chair of the Board	$280,000
All other independent directors	$150,000
1In July 2020, the Board approved the split of the Finance, Investment and Risk Management Committee into two separate committees, the Investment Committee and the Risk Committee.
2Number of shares issued is based upon the fair market value of the stock on the date of the grant.
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs.

2020 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation	Total
Pina Albo	$115,000	$149,983	---	$264,983
Christine R. Detrick	$147,500	$149,983	---	$297,483
J. Cliff Eason	$215,000	$279,986	---	$494,986
John J. Gauthier	$136,250	$149,983	---	$286,233
Patricia L. Guinn	$152,500	$149,983	---	$302,483
Hazel M. McNeilage	$125,000	$149,983	---	$274,983
Stephen O'Hearn	$66,250	---	---	$66,250
Frederick J. Sievert	$147,500	$149,983	---	$297,483
Stanley B. Tulin	$147,500	$149,983	---	$297,483
Steven C. Van Wyk	$125,000	$149,983	---	$274,983
1.This column reflects the retainer and fees earned in 2020 for Board and committee service. The 2020 cash retainer was paid in May 2020 to all directors, other than Mr. O'Hearn. Mr. O'Hearn joined the Board on October 1, 2020 and the cash payment made to him consists of a prorated portion of: (i) the annual cash retainer and (ii) the annual stock grant to directors, paid in cash rather than equity because of the timing of Mr. O'Hearn joining the Board. Ms. Albo and Mr. Van Wyk elected to defer their retainers into the Phantom Stock Plan for Directors.
2.This column reflects: (i) the award of 1,689 shares (3,153 shares in the case of Mr. Eason) of common stock on May 20, 2020, at a closing market price of $88.80. Mses. Albo and McNeilage and Messrs. Sievert and Van Wyk elected to defer their stock awards under the Flexible Stock Plan for Directors into the Phantom Stock Plan for Directors.

Director Stock Retention Policy
    Our director stock retention policy provides that, subject to certain exceptions for tax obligations and estate planning purposes, a non-employee member of the Board of Directors may not transfer any shares of the Company's common stock which he or she received as compensation for service on the Board of Directors until the value of the total shares held by the director equals or exceeds five times the amount of the annual cash retainer paid to such director.
Directors' Phantom Shares
    Non-employee directors may elect to receive phantom shares by deferring all or a portion of their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Phantom shares granted prior to January 1, 2016 are not distributed until the director ceases to serve on the Board, at which time the Company will issue cash or shares of common stock in an amount equal to the value of the phantom shares. Effective January 1, 2016, directors may elect to receive distributions of deferred shares after five or seven years or at retirement pursuant to a post-deferral election. Distributions can be either via shares or cash and may be paid as a single payment or in five substantially similar annual installments.
Since phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the beneficial ownership table (page 66). Several directors have elected to participate in the deferral option and the following table illustrates their accumulated phantom share balance as of December 31, 2020:

PHANTOM SHARE OWNERSHIP

Name	Phantom Shares
Pina Albo	1,689
J. Cliff Eason	30,240
Patricia L. Guinn	1,869
Hazel M. McNeilage	2,678
Frederick J. Sievert	5,323
Steven C. Van Wyk	1,689

CORPORATE GOVERNANCE

OVERVIEW

    We believe that sound principles of corporate governance are a key element of our business. We expect all directors, officers and employees to conduct business in compliance with the guidelines described below and we survey compliance with these policies on an annual basis.
Governance Guidelines and Charters

We have adopted the following governance policies and guidelines:

•a Code of Conduct, which applies to all employees and officers of the Company and its subsidiaries;
•a Directors' Code of Business Conduct and Ethics, which applies to directors of the Company and its subsidiaries;
•a Financial Management Code of Professional Conduct, which applies to our President and Chief Executive Officer, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit and all professionals in finance and finance-related departments; and
•Corporate Governance Guidelines, which apply to the Board of Directors.

We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code of Professional Conduct that applies to our President and Chief Executive Officer, Chief Financial Officer or Corporate Controller.

The Board of Directors has also adopted charters for the Audit, Compensation, Investment, Nominating and Governance and Risk Committees, as well as its subgroups.
Director Independence
In accordance with the Corporate Governance Guidelines, the Board undertook reviews of director independence in February 2020 and February 2021. During these reviews, the Board received a report from the Company's General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the non-employee directors, nor any member of such director's immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with the Company that would preclude such director from being independent under the listing standards of the New York Stock Exchange ("NYSE") or our Corporate Governance Guidelines.
As a result of this review, the Board affirmatively determined, in its judgment, that each of the non-employee directors are independent of the Company and its management under the applicable standards. In 2020, only Ms. Manning, our President and Chief Executive Officer, was not an independent director.
Board Diversity
The Board believes that it is essential that directors represent diverse perspectives, skills and experience. When evaluating the various qualifications, experiences and backgrounds of Board candidates, the Board reviews and discusses many aspects of diversity such as gender, race, national origin, education, professional experience, geographic representation, ethnicity and differences in viewpoints and skills. To the extent possible, director recruitment efforts include several of these factors and the Board strives to recruit candidates that enhance the Board's diversity.
Board Leadership Structure
In recognition of the differences between the two roles and in order to maximize effective Board leadership, our Company has separated the position of Chief Executive Officer ("CEO") and Chair of the Board since we became public in 1993. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to the CEO, sets the agenda for Board meetings, presides over meetings of the full Board and presides at the regularly scheduled executive sessions of the independent directors.
Director Orientation and Continuing Education
Each new director participates in an orientation program which includes, among others, meetings with each of the Board members and the Company's executive officers to become generally familiar with the Company's strategic plans, business segments and corporate functions, significant financial, accounting and risk management issues, compliance and ethics programs and policies. New directors also meet with the Company's internal and independent auditors.
In addition, each director is expected to maintain the necessary level of expertise to perform the responsibilities of a director. Each director is encouraged to pursue periodic continuing education programs to assist the director in maintaining the necessary level of expertise. The Company maintains a director portal of information, which includes considerable resources for director professional development and a calendar of major events for virtual and in-person programs.
The Board's Role in Risk Oversight
The Board has an active and ongoing role, as a whole and also at the committee and subgroup level, in overseeing management of the Company's risks. The following table summarizes each committee's responsibilities regarding risk oversight.

RISK OVERSIGHT
Committee of the Board	Areas of Risk Oversight	Additional Information
Audit	Accounting and financial reporting risk, ethics and compliance matters	Reviews reports on ethics and compliance matters each quarter and assists in monitoring, controlling and minimizing the Company's major financial risk exposures
Compensation	Risks relating to the Company's employee compensation policies, practices, plans and arrangements	Oversees the management of compensation risks, including executive retention, recruitment and succession planning
Investment	Financial and investment risks	Reviews the quality, performance and risk characteristics of the Company’s investment portfolios, strategies and policies relating to securities and other investments with material risk implications.
Nominating and Governance	Risks associated with corporate governance, the independence of the Board of Directors, leadership development and director and CEO succession planning	Oversees risks related to governance matters and risks related to the board's leadership and structure (succession planning, board retention, refreshment, development, independence and potential conflicts of interest) and the Company's ESG strategy
Risk	Enterprise risk management and assessment	Reviews, oversees, monitors and, when appropriate, approves the Company's programs, policies and strategies relating to enterprise risk management
In addition, the Transaction Review Group liaises with management to review significant transactions to ensure alignment with the Company’s strategies and risk philosophies. The Cyber and Technology Subgroup oversees and monitors the technology programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy, and technology related business continuity risks.
Risk Considerations in our Compensation Program
    The Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee considers the Company's long-standing culture, which emphasizes incremental continuous improvement and sustained long-term shareholder value creation, and ensures that these factors are reflected in the design of the Company's compensations plans. Our compensation program is structured so that a considerable amount of our incentive-eligible employees' compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large, annual incentives that could encourage employees to take risks that may not be in our shareholder's long-term interests and we weigh our management's incentive compensation toward profitability and long-term performance. We believe this combination of factors encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. Furthermore, as described in "Compensation Discussion and Analysis" below, the Compensation Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.
    While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Informed risk-taking is a fundamental and necessary part of our business, and our Compensation Committee focuses on aligning the Company's compensation policies with the Company's long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Compensation Committee's focus on balancing risk with reward:

Risk Balancing Practices and Policies
Annual Bonus Plan	●	Our Annual Bonus Plan ("ABP") is designed to reinforce our pay-for-performance culture by making a significant portion of management's annual compensation variable.
	●	ABP awards are either based solely on Company results or on a combination of Company, business unit and/or individual performance.
	●	The ABP aligns annual cash compensation with our short-term business strategies and the targets reflect our short-term goals for adjusted operating income per share, book value per share excluding accumulated other comprehensive income ("AOCI"), new business embedded value and annual adjusted consolidated revenue. Starting in 2021, the book value per share excluding AOCI metric was replaced with a strategic scorecard.
	●	The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of the target and the Compensation Committee has discretion to reduce or eliminate an ABP payment, if appropriate.
Performance Contingent Awards	●	Our performance contingent share ("PCS") grants are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals.
	●	The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.
	●	In 2020, we measured performance for the PCS grants based on three-year adjusted operating return on equity (33.5%), three-year adjusted operating income (33.5%) and three-year book value per share, excluding AOCI (33%).
	●	For in 2021, specific financial performance metrics were established for each of 2021 and 2022; with 2023 serving as a time vesting period. Like previous grants, the awards will be subject to a three-year vesting period. The financial performance metrics for 2021 and 2022 both require robust growth over 2020 and 2021, respectively, with 2022 reflecting financial performance that aligns with a pre-pandemic business environment.
	●	Performance share units ("PSUs") awarded in 2021 as part of the one-time special grant will cliff-vest for individuals employed with the Company on December 31, 2022 and pay out in shares of Company common stock. Vesting of the PSU awards is subject to a performance condition which requires the Company to achieve financial results that are within a pre-determined range for at least two of the following measures during each of 2021 or 2022: adjusted operating return on equity; adjusted operating income; or book value per share excluding AOCI. If performance conditions are not met, there will be no payout under the award. No additional amounts will be paid if Company performance exceeds the financial goals.
Stock Appreciation Rights	●	We believe that Stock Appreciation Rights ("SARs") provide an appropriate vehicle for providing long-term incentives to management because of the economic tie to shareholder value.
	●	We believe annual grants of SARs allow us to reward the achievement of long-term goals and are part of our strategy to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.
	●	The vesting schedule for SARs grants is four years, 25% of which vests at the end of each year. Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock.
Restricted Share Units	●
Our annual restricted stock units (“RSUs”) are a three-year time vested incentive award with final value tied solely to the Company’s stock price. The one-time special RSUs granted in 2021 fully vest at the end of a two year period. Upon vesting, RSUs are settled in the equivalent value of unrestricted shares of common stock.

	●	We use RSUs to balance the performance-based elements of our long-term incentive plan and to better align our award mix with the external market
Share Ownership Guidelines	●	Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on a multiple of base salary tied to the level of their role and responsibility in the organization.
	●	Share ownership requirements ensure that our senior management has a significant amount of value tied to long-term holdings in Company stock and align their interests with those of our shareholders.
Executive Incentive Recoupment Policy	●	Our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events.
	●	Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise and (iv) a material violation of the Company's Code of Conduct.
	●	The Compensation Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion.
Combination of Performance Metrics	●	We use a combination of performance metrics in determining our executives' performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders.
	●	By using a variety of performance metrics in our compensation programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.
Independent Compensation Consultant	●	The Compensation Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.

Communications with the Board of Directors

The process for communicating with the Board requires that the General Counsel make a record of the receipt of any such communications. All appropriate communications will be delivered to the specified recipient(s) in a timely manner.
Director Access to Management and to Outside Advisors
Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Corporate Secretary; provided, that, using his or her best judgment to assure that any such contact would not be disruptive to the business operations of the Company, a director may contact an officer or employee directly, if he or she wishes to do so.
The Board and each committee may obtain advice and assistance from outside advisors as the Board or committee may determine necessary or advisable in connection with the discharge of its duties and responsibilities. Any such advisor may, but need not be, otherwise engaged by the Company for any other purpose. The Company shall pay the fees and costs of any outside advisor including, without limitation, usual and customary expenses and charges, as such compensation shall be determined and agreed by the Board or committee.
Board Meetings
The Board of Directors held a total of nine meetings during 2020. Each director attended at least 75% of the meetings of the Board and committees on which he or she served during 2020. We do not have a policy with regard to attendance by directors at the Annual Meeting of Shareholders. The Chair of the Board virtually attended the 2020 Annual Meeting of Shareholders.
BOARD COMMITTEES
From January, 2020 through July, the Board of Directors had four committees: (i) Audit Committee, (ii) Compensation Committee, (iii) Finance, Investment and Risk Management Committee (the "FIRM Committee") and (iv) Nominating and Governance Committee. In July 2020, the Board approved the split of the FIRM Committee into two separate committees, the Investment Committee and the Risk Committee.
Currently, the Board of Directors has the following committees:
•Audit Committee;
•Compensation Committee;
•Investment Committee;
•Nominating and Governance Committee; and
•Risk Committee.
The Board has also organized two subgroups of directors who meet periodically with members of Company management regarding topics related to their designated oversight responsibilities. The Transaction Review subgroup discusses and reviews significant acquisition opportunities being considered by the Company. The Cyber & Technology subgroup assists the Board in fulfilling the Board’s responsibility for oversight of cybersecurity, data privacy and technology related business continuity risks. Information about committee membership, independence, qualifications, roles and responsibilities is provided below.

BOARD COMMITTEE MEMBERSHIP1

Director	Independent	Audit	Compensation	Investment[2]	Nominating and Governance	Risk[2]
Pina Albo	yes		member	member	member
Christine R. Detrick	yes		member		chair
John J. Gauthier	yes	member		chair		member
Patricia L. Guinn	yes	chair		member		member
Hazel M. McNeilage	yes		chair[3]		member
Stephen O'Hearn	yes	member		member		member
Frederick J. Sievert	yes		member[3]	member	member
Stanley B. Tulin	yes	member		member		chair
Steven C. Van Wyk	yes	member				member
Number of Meetings in 2020		8	6	2	8	2
1As of April 1, 2021
2In July 2020, the Board approved the split of the Finance, Investment and Risk Management Committee into two separate committees, the Investment Committee and the Risk Committee. The Finance, Investment and Risk Management Committee met 5 times in 2020 prior to its dissolution.
3Effective January 1, 2021, Ms. McNeilage was appointed Chair of the Compensation Committee, taking over the role from Mr. Sievert, who remains a member of the committee.
At this time, Ms. Manning and Messrs. Eason and Thomas do not serve on any Board committees.
2021 Board Committee Changes
Effective January 1, 2021, Ms. McNeilage was appointed Chair of the Compensation Committee, taking over the role from Mr. Sievert, who remains a member of the committee.
Effective April 1, 2021, Mr. O'Hearn was appointed as a member of the Audit, Investment and Risk Committees.
Board Committee Roles & Responsibilities
There are five standing committees of the Board. The Board has adopted written charters for each committee, which are available on our website at www.rgare.com. Each of the committees consists solely of directors who have been determined by the Board to be independent in accordance with SEC regulations, NYSE listing standards, and the Company’s director independence standards. The following describes the roles, responsibilities and independence standards of each committee.
AUDIT COMMITTEE

Roles and Responsibilities
●	Responsible for the appointment, compensation, retention and oversight of the work of our independent auditor.
●	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements.
●	Supervises the adequacy of our internal controls over financial reporting and disclosure controls and procedures.
●	Pre-approves audit, audit-related and non-audit services to be performed by the Company's independent auditor.
●	Reviews reports concerning significant legal and regulatory matters.
●	Reviews the plans and performance of our internal audit function.
●	Oversees the Company's ethics and compliance policies.
●	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings.

Independence and Financial Literacy
●	The Board has determined that the members are "independent" within the meaning of SEC regulations applicable to audit committees and NYSE listing standards.
●	The Board has determined that all of the members have accounting and related financial management expertise within the meaning of NYSE listing standards.
●	The Board has determined that all the members are qualified as audit committee financial experts within the meaning of Securities and Exchange Commission regulations.

COMPENSATION COMMITTEE
Roles and Responsibilities
●	Establishes and oversees our general compensation and benefit programs.
●	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management.
●	Sets performance measures and goals and reviews the attainment of goals under performance-based incentive compensation plans.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.
●	For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.
Interlocks and Insider Participation
●	The members of the Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
●	No directors or executive officers of our Company serve on the compensation committee of another company of which a member of our Compensation Committee is an officer.

INVESTMENT COMMITTEE
Roles and Responsibilities
●	Assists the Board in connection with its oversight responsibilities for the Company's investment policies, practices, programs, procedures and strategies, including asset, liability and risk management guidelines, limits and procedures.
●	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, and the alignment of assets with mandate guidelines, including duration, designed to alight the asset portfolio with corresponding liabilities.
●	Reviews strategies and policies relating to various categories of securities and other investments, including derivatives, and other tools and capabilities, with material risk implications.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent.

NOMINATING AND GOVERNANCE COMMITTEE
Roles and Responsibilities
●	Develops and implements policies and practices relating to corporate governance.
●	Reviews and monitors implementation of our Corporate Governance Guidelines and other governance policies.
●	Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates.
●	Prepares and supervises the Board's annual review of director independence and the performance of self-evaluations conducted by the Board and committees.
●	Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors and development and periodic review of the Company's plans for CEO succession in various circumstances. Evaluates potential internal and external successors for other executive and senior management positions.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.

RISK COMMITTEE
Roles and Responsibilities
●	Assist the Board with its oversight responsibilities by promoting appropriate practices regarding risk management.
●	Review and oversee management's enterprise risk management programs and policies, and monitor risks relating to the Company's business, operations, compliance, reputation and ethics.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not have any agreements, transactions or any relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually, we review all relationships between the Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us. Our Global Legal Services staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us would be disclosed in the proxy statement or other SEC filings.
The Board has adopted a policy as part of its Corporate Governance Guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include any:
•     director,
•     nominee for director,
•     executive officer,
•    holder of more than 5% of our voting securities,
•     immediate family member of such a person, as that term is defined in the policy, and
•charitable entity or organization affiliated with such person or any immediate family member of such person.
Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but excludes transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Our Company and Board of Directors believe that creating long-term value for our shareholders implicitly requires enacting and executing sustainable business practices and strategies that, while delivering competitive returns, also take into account environmental, social and governance ("ESG") issues. Effectively addressing ESG issues is a key part of building a great company, and doing so means having strong governance, effective management systems and robust controls. We strive to govern the

Company in a sustainable manner that recognizes these concerns alongside our long-term operational goals and strategies. We understand that we have a responsibility to monitor and control our ecological and societal impact and adopt responsible practices on environmental, social and governance issues together with our obligations regarding corporate strategy, risks, opportunities and performance.
The Company's Board of Directors plays an active role in ESG oversight. In 2020, the Board and its committees discussed and provided oversight of the Company’s ESG policies, strategy and goals, including community engagement, environmental sustainability of operations, the use of ESG scores in investments and diversity and inclusion programs. The Board recognizes that healthy communities, sustainable operations, an inclusive and diverse workforce, and responsible investment and data practices are important for the long-term success of the company.
Environmental
    Sustainable Operations. The Company is committed to operating in an environmentally responsible manner and strives to be a good steward of the environment. Our headquarters, based in Chesterfield, Missouri, was constructed in line with LEED Gold requirements. The building was designed to be highly energy efficient and includes a unique curtain wall system with ceramic fitting, state of the art HVAC system and a window shade system that automatically adjusts to solar demand changes. The sophisticated building automation system collects information from hundreds of data points, signaling potential inefficiencies or alarms, and automatically adjusts or overrides programmed system functions to optimize operations for maximum energy, economic and environmental efficiencies. The building also has a rain water collection system which utilizes bio-retention ponds that naturally filter and clean the water runoff from the site. In addition, the landscaping was designed with native grasses and plants to minimize the use of irrigation.
    Over the past few years we have undertaken a number of other initiatives that exemplify our commitment to the environment, such as developing employee-led "green" committees, reducing our paper consumption and implementing a robust recycling, and waste reduction and/or single-use plastics reduction programs, not only at our headquarters, but at many of our leased facilities, as well.
Climate Change. The impact of an increase in global average temperatures could cause changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornadoes, floods and storm surges and may impact disease incidence and severity, food and water supplies and the general health of impacted populations. These climate change trends are expected to continue in the future and may impact nearly all sectors of the economy to varying degrees.
As such, climate change is actively monitored. While the long-term impacts of climate change for the Company and our clients are unknown, as part of the ongoing monitoring of RGA's emerging experience for anything that might change underlying mortality and morbidity trends, scenario reviews and planning are undertaken for various climate-change related events. The Company utilizes information derived from those scenario reviews to help inform the public of the challenges of climate change through research articles available on our website.
Social
    As a leading global life and health reinsurer, the way we operate, the work we do, and the support we provide to our local communities can all be traced to a desire to extend and improve the individual lives we touch, whether directly or through our business and community partners.

Diversity, Equity and Inclusion. The Company and Board are committed to fostering a diverse and inclusive workplace that respects and embraces all of our employees. We strive to understand one another by providing a safe environment where individuals may share their stories and ideas, where learning is encouraged, and one feels accepted and supported in our differences. We believe that diversity across the Company makes us more innovative, creative and able to anticipate and meet the needs of a diverse set of customers.
The Company endeavors to cultivate an open environment in which diverse experiences and perspectives are welcomed. Our diversity, equity, and inclusion ("DEI") initiatives are focused in four areas: (i) proactively maintain an inclusive workplace environment through education, awareness and multicultural organization practices; (ii) increasing our diversity while developing, retaining and engaging our workforce; (iii) strengthening and sustaining RGA’s relationships in the communities where we operate as part of our commitment to corporate social responsibility; and (iv) ensuring shared accountability and responsibility throughout the organization for DEI efforts.
Many actions have been undertaken over the last year to improve diversity and promote equity and inclusion within the Company, including:
•Diversity and inclusion is a key area of focus for our learning and development strategies. In 2020, our employees completed various programs and trainings that addressed our commitment to diversity and inclusion, including Respect in the Workplace training, and Unconscious Bias training.
•In 2020, to continue to build on our strategy to develop a diverse and highly inclusive workforce, we implemented a global council, comprised of senior executives to provide leadership and oversight to our overarching global DEI strategy and actions. We implemented Regional Diversity, Equity, and Inclusion Councils as a way for employees to champion strategies and engage in helping build a more diverse and inclusive organization at a local level. We also conducted a series of discussions to provide a place for employees to share their experiences and help shape the way we advance diversity and inclusion strategies in each region.
•In 2020, we conducted another global pay equity study, conducted by a third-party consultant, which analyzed the pay practices of all U.S. employees and all our employees working at non-U.S. locations with more than 50 employees (representing 90% of our employee's worldwide). We will continue to review pay equity annually, with a plan to expand our study to eventually cover all locations worldwide and will continue to address any issues that arise.
•We are committed to creating a workplace that reflects a broad range of diverse characteristics. Talent acquisition teams have partnered with local HR teams around the world to increase our presence at universities and industry events that focus on diverse hiring. We invest our efforts with organizations and activities where we can reach a spectrum of individuals such as those participating in the International Institute of Black Actuaries Summit and, in Japan, the Dive In Festival for diversity & inclusion in insurance, as well as expanding our online partnerships with organizations to reach diverse groups.
We derive a great deal of strength from our globally diverse workforce. We have long been committed to cultivating an inclusive work environment for our employees, and ensuring our businesses are representative of the communities we serve. We will continue to prioritize our efforts in creating and sustaining a culture of diversity, equity and inclusion, both in our workplace and in the communities where we do business.
Human Capital Management. The Board believes that human capital management and succession planning, including diversity and inclusion initiatives, are critical to the Company’s success. Our talent is our point of differentiation in the market and a foundation of our success. Our investment in attracting and retaining key talent is vital to the creation and protection of the Company's long-term shareholder value and is a high priority for our Board.

We seek to retain our employees through competitive compensation, benefits and challenging work experiences with increasing levels of responsibility. We must continue to attract, develop and retain exceptional talent in order to continue producing innovative solutions for clients. Our focus on employee retention has resulted in a three-year average annual voluntary attrition rate of 6.7% globally and our new-hire one-year total attrition rate is only 3%.
Our Board’s involvement in leadership development and succession planning is ongoing and the Board provides input on important decisions in these areas. The Board, the Compensation and the Nominating and Governance Committee oversee these areas and are regularly updated on key talent indicators for the overall workforce, including recruiting, attrition, engagement and diversity and inclusion.
COVID-19 Employee Safety and Well-Being. We responded to the COVID-19 pandemic with decisive and swift action to ensure the safety of our most valuable asset, our employees. Over 95% of our global employees quickly became remote workers, and remote working in several geographies will continue to be the norm for at least part of 2021. Throughout 2020, we increased our focus on the physical and mental well-being of our employees. We created and implemented a Care Strategy to ensure a sense of community and enhance collaboration among our global teams while working remotely and social distancing. Our Care Strategy addresses many diverse topics affecting our employees including health and wellness (professionally and personally), how to work effectively in a virtual workplace, and how to manage dispersed teams.
For additional information on human capital management, refer to Item 1 of the Company's financial statements in the Form 10-K for the year ended December 31, 2020, as filed with the SEC.
Charitable Giving. We embrace our responsibility as a corporate leader in the communities in which we live and work. The Company participates in charitable activities relevant to our business and linked to our mission, vision and values. The Company and its employees regularly contribute to local, national and regional non-profit organizations that promote health, well-being and support for education in fields that expand the diversity of the talent pool entering the insurance industry. The Company makes contributions directly, but also a portion of those donations come from our Matching Gift Program, which enables employees to donate to the charity of their choice. We also encourage employee volunteerism, partnering with community service organizations to provide opportunities for employees to donate time and talents to assist neighbors in need.
In 2016, the Company established the RGA Foundation to participate in charitable giving activities worldwide in the cities and regions where we are an active member of the community and in causes relevant to our business and linked to our mission, vision and values. The RGA Foundation funds charitable grants related to priority areas, which include advancements in health, longevity, medial and mathematical education, community programs and disaster relief.
In 2020, the Company and the RGA Foundation made $1.5 million in special contributions to support over two dozen charitable organizations that supported healthcare workers and low-income individuals who were affected by the COVID-19 pandemic. The RGA Foundation also made special matching contributions to charities that support racial justice efforts.
Industry Advancement. We believe strongly in the power of shared knowledge. Our employees are known industry-wide for leadership in industry organizations. The Company regularly releases research to advance the understanding of risk and improve the actuarial, underwriting and claims disciplines.
The Company is a co-founder of the Longer Life Foundation ("LLF"), a non-profit corporation, with Washington University in St. Louis. Each year, LLF provides grants to support innovative independent research by scientific, medical and public health experts working to make discoveries that will improve long-term mortality, enhance longevity and promote healthier lives.
In the two decades since its inception, the LLF has funded more than 120 research projects, many of which expanded clinical knowledge in fields as diverse as longevity, genomics, obesity, older-

age cognition, heart disease and cancer. More than 150 publications by LLF-funded researchers have been published in peer-reviewed scientific journals. The LLF is distinctive as an academic-corporate initiative to support fully independent research, the results of which are published for the benefit of the entire medical community.
The LLF advisory group comprises diverse university physicians and researchers, as well as medical directors and underwriting experts from RGA and other life insurance organizations; these individuals evaluate grant proposals and make recommendations to the foundation's Board of Governors for approval.

Data Privacy & Information Security. Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients and employees. As part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data privacy, data and systems protection, including cybersecurity and information security risks. The Board and its Cyber & Technology subgroup oversee management's approach to policies, processes and practices sufficient to gauge and address data, cybersecurity and information security risks effectively.
Governance
    We believe that sound principles of corporate governance are a key element of our business, and the Board of Directors is deeply involved in providing continuing insight and clarity into our governance process. We expect all directors, officers and employees to conduct business in compliance with the various corporate governance documents and policies we have implemented and survey compliance on an annual basis.
Board Structure and Composition. We believe that the structure, practices and composition of our Board enhances effectiveness. Our directors reflect a diverse set of experiences and skills that are relevant to our industry and long-term business strategy. 91% of the members of our Board are independent and 41% are female. Women serve in leadership roles as the chair of three (out of five) of the Board's standing committees. All the members of our Board stand for election annually, with a majority voting standard in uncontested director elections.
Governance Practices. Our approach to corporate governance integrates numerous effective components of good governance practices, including a strong ethical culture, a comprehensive enterprise risk management program, an ongoing shareholder engagement program, sound financial, regulatory and legal compliance functions and corporate social responsibility. Our governance strategy focuses on delivering long-term shareholder value. For more information on our governance practices, see "Corporate Governance - Overview" above.
    Board Evaluations and Assessments. The Nominating & Governance Committee supervises the Board's self-evaluation assessment and annual review of director independence. In 2020, the Board and Nominating and Governance Committee continued implementation of the key findings from the 2019 assessment. That assessment emphasized topics and issues that were timely and relevant to the Board, such as: meeting agendas and materials; interactions and working relationships among directors and with the CEO and management; strategy execution and oversight of key risks; and Board and committee effectiveness.
The assessment is structured in two sections: an "inward-looking" section, in which directors respond to questions directly relating to their roles on the Board; and an "outward-looking" section, which involves questions relating to the Board as a whole.  After receiving a summary of the assessment results, our Board Chair conducts individual interviews with each director to discuss their responses, recommendations and concerns. This also allows directors an opportunity to raise sensitive subject matters in discussions with the Chair.

Responsible Investing
    In addition to financial considerations and prudent diversification, we evaluate ESG criteria when making investment decisions. ESG factors are an integral part of our research, analysis, decision making and ongoing monitoring of Company investments. We believe that good governance practices and a commitment to corporate responsibility can enhance investment opportunities and meaningfully affect investment performance. The Company also believes long-term sustainability concerns impact both investors and society and thus should be considered when making investment decisions. Incorporating ESG factors is core to understanding a company’s long-term viability, profit potential and return on investment.
SHAREHOLDER ENGAGEMENT
    Fostering long-term and institution-wide relationships with shareholders and maintaining their trust and goodwill is an important objective for our Company. We are committed to engaging in constructive and meaningful dialogue with our shareholders. We value shareholder views and insights and believe that positive, two-way conversation builds informed relationships that promote transparency and accountability.
In order to ensure that our Board and management understand and address the issues that are important to our shareholders, the Company has an ongoing proactive practice of discussing issues such as corporate strategy and financial performance, governance, executive compensation, social and environmental concerns, as well as other important topics with significant shareholders. We consider feedback when gauging whether any changes are necessary in order to ensure that the Company is in line with market practice and guidelines. Depending on the topic, such discussions may include our President and CEO, Chief Financial Officer, Investor Relations Officer, General Counsel or other key members of management.
In 2020, we conducted these meetings virtually throughout the year. Feedback and input from our shareholders is formally reported to the Board of Directors on a quarterly basis. The Board of Directors has also engaged a third party governance advisor to help facilitate governance and compensation discussions with shareholders and address feedback and suggestions.
POLITICAL CONTRIBUTIONS

We have established policies and procedures governing the political activities of the Company and the political action committee sponsored by our Missouri operating company, RGA Reinsurance Company. Due to our position as a leading U.S.-based reinsurer in the global life and health reinsurance industry, we actively follow state, federal and international legislation and regulation. On both the state and federal levels, we actively participate in lobbying in the interest of protecting the rights of reinsurance companies and in the pursuit of staying competitive in global markets. Internationally, we work with our trade associations to follow and address issues regarding market access and trade, data transfer and other issues that impact the manner in which we do business in foreign jurisdictions.
Like many large organizations, we have a federal political action committee, created and administered under applicable federal law. RGA Reinsurance Company sponsors the RGA Reinsurance Company Federal Political Action Committee ("RGA PAC"), a non-partisan PAC formed under the federal election laws, which makes contributions to individual candidates pursuant to federal election laws. In appropriate circumstances the RGA PAC may also make contributions to the federal political action committees of industry trade associations in which the Company participates. All contributions are made with the Company's strategic goals in mind and are intended to support candidates and issues that are important to the Company and our clients.
The board of the RGA PAC is comprised of Company employees who are members of the RGA PAC. The RGA PAC board regularly reviews the Company's political and lobbying policies and reports of political contributions. The RGA PAC board is advised of the Company's ongoing political strategy as it relates to overall public policy objectives for the next year and provides guidance to the RGA PAC. The RGA PAC files contributions and expenditure reports with the Federal Elections Commission, pursuant to federal regulations.
Under United States federal law, the Company may not contribute corporate funds or make in-kind contributions to candidates for federal office or to national party committees. In addition, our Code of Conduct ensures that no Company funds or assets are used for any candidate or nominee for political office, or for any political party or committee, except in compliance with specific Company policies and all applicable laws and regulations. When permitted, the Company makes political contributions to insurance and reinsurance trade associations that are permitted to contribute to individual candidates at the state level who understand the issues most important to us and our clients. We are generally not permitted to make political contributions to candidates for public office in foreign countries and therefore, we do not make any such contributions.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to attract, motivate and retain senior level employees who direct and lead our business and to appropriately reward these individuals for their contribution to the business. Our Board of Directors has delegated to the Compensation Committee the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our Chief Executive Officer and review and approve the compensation of the other named executive officers and members of our senior management. The Compensation Committee also reviews and approves this Compensation Discussion and Analysis ("CD&A") regarding executive compensation for inclusion in this Proxy Statement. During 2020, the Compensation Committee consisted of Mr. Sievert (Chair) and Mses. Albo, Detrick and McNeilage.

The discussion of our compensation practices and related disclosures focus on the compensation of our named executive officers. This discussion is divided into the following sections:

Compensation Disclosure Sections
COVID-19 Impact and Response	page 28
Overview of Compensation Practices	page 40
Five Elements of Compensation	page 43
Executive Compensation Process	page 54
2020 Compensation Actions and Results	page 56
2021 Compensation Program	page 62
Executive Compensation Tables	page 65
Compensation Committee Report	page 65
Other Executive Compensation Matters	page 74
2020 Named Executive Officers

Choosing the right leadership for the Company is among the Board's most important responsibilities and both the Board and the Compensation Committee are committed to ensuring the Company's leadership team has the right talent, with compensation programs aligned to our strategy and pay aligned to performance and the creation of long-term shareholder value. For 2020, our named executive officers were as follows:
2020 NAMED EXECUTIVE OFFICERS

Name	Title
Anna Manning	President and Chief Executive Officer
Todd C. Larson	Senior Executive Vice President, Chief Financial Officer
Alain P. Néemeh	Senior Executive Vice President, Chief Operating Officer
Leslie Barbi	Executive Vice President, Chief Investment Officer
Tony Cheng	Executive Vice President, Head of Asia
John P. Laughlin	Executive Vice President

COVID-19 IMPACT AND RESPONSE

Introduction

The COVID-19 pandemic and the response thereto has had a significant impact on the Company and its clients, as well as the Company’s employees and the communities where they live and work. Throughout 2020, the Company’s operational and financial resilience was put to the test, and our employees and our business have responded by continuing to deliver on the Company’s promises to its clients, investors and communities. Despite absorbing an estimated $720 million in COVID-19-related claim costs, the Company generated pre-tax adjusted operating income3 of $627 million in 2020, or $7.54 per share, down from the previous year’s $1,099 million, or $13.35 per share. The Company’s recurring revenue model proved resilient, producing record highs in annual net premiums of $11.7 billion and total revenues of $14.6 billion. Strong performance in several segments, including Global Financial Solutions across all regions, Asia Pacific across all product lines, and group and individual health operations in the U.S., offset underperformance in other areas, once again demonstrating the value of RGA’s diversified global platform.

The Company, through its employees, has taken action through the COVID-19 pandemic to manage risks associated with the pandemic and to position the Company for success through the remainder of COVID-19-related challenges and beyond. Examples of measures taken by the Company include:

•proactively addressing capital and liquidity needs;
•adapting the investment approach to both minimize downside risks and capture opportunities;
•dedicating medical, actuarial, and data science experts to develop and refine pandemic scenario models to inform active decision making;
•addressing pandemic related underwriting and claims management challenges in a way that both protected the Company and helped clients to continue to write business; and
•remaining actively engaged with clients and providing thought leadership to the industry.

These actions and others taken by the Company limited the downside risks related to the COVID-19 pandemic and positioned the Company strongly for the future.

Additionally, with respect to the Company’s employees and their safety and well-being, the Company responded to the pandemic with decisive and swift action to ensure the safety of our most valuable asset, our employees. Over 95% of its global employees quickly became remote workers, and remote working in several geographies will continue to be the norm for at least part of 2021. While where the Company’s employees work has changed, its employees continue to be committed and highly productive. Throughout 2020, the Company increased its focus on the physical and mental well-being of its employees. The Company created and implemented its Care Strategy to ensure a sense of community and enhance collaboration among its global teams while working remotely and social distancing. The Company’s Care Strategy addressed many diverse topics affecting the Company’s employees including health and wellness (professionally and personally), how to work effectively in a virtual workplace, and how to manage dispersed teams.

The Company is extremely proud of its employees, whose perseverance, dedication and flexibility have allowed the Company to fulfill our obligations and support clients throughout the pandemic. The Company’s operations continue to run smoothly and remain well-positioned for the long term.

After careful deliberation beginning at the inception of the COVID-19 pandemic and through March 2021, the Committee recognized that in light of the pandemic it needed to ensure that our
3 See “Use of Non-GAAP Financial Measures” on page 115 for reconciliations from GAAP figures to adjusted operating figures.

employees remained motivated and rewarded for actions that create and protect long-term shareholder value. The Committee believes the distinctive nature of the COVID-19 pandemic warrants this unique action.

As the pandemic unfolded in 2020, it became clear that the Company’s 2020 financial performance was significantly impacted. The Compensation Committee evaluated several options, including making changes to incentive structures during 2020 following the onset of the pandemic. These evaluations were grounded in the Company’s “pay for performance” philosophy and were undertaken to ensure that the Company’s compensation program serves the best interests of the Company’s shareholders. The Committee also considered the significant and continuing uncertainty regarding the path of the COVID-19 pandemic. The Committee decided that no adjustments would be made to any existing long-term incentive awards and that it was more prudent to consider any adjustments after the performance period.

In this CD&A we have outlined the impact of the COVID-19 pandemic on the Company and actions the Committee took in 2021 to ensure that employees, including our named executive officers and other employees, remained motivated and incentivized on a forward-looking basis. The following discussion:

•Summarizes the Company’s 2020 financial results, as impacted by the COVID-19 pandemic;
•Describes the impact of those financial results on the Company’s compensation programs;
•Shows realizable pay for Ms. Manning, our President and Chief Executive Officer, without the one-time actions taken by the Committee; and
•Details one-time actions taken by the Committee as a result of COVID-19.

Certain of this information has previously been reported pursuant to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2021. Additional information about the Company’s compensation program is found in the remainder of this CD&A.

2020 Financial Results

While the Company experienced strong results for the year from many businesses, profitability was significantly impacted by an estimated $720 million of COVID-19 related mortality and morbidity claims for the year, partially offset by savings of approximately $33 million related to the Company’s longevity business and $97 million of expense savings, giving an estimated overall pre-tax impact of approximately $590 million. This resulted in a 43.5% decline in the Company’s adjusted operating earnings per share4 from $13.35 in 2019 to $7.54 in 2020. The Company estimates 2020 after tax COVID-19 related impacts5 to be approximately $6.80 per share.

The Company’s 2020 pre-tax adjusted operating income6 was $627 million, as compared to $1,099 million in 2019. The Company estimates that it absorbed approximately $590 million of COVID-19 related impacts4 in pre-tax adjusted operating income for 2020, representing 125% of the year-over-year decline.

The Company’s trailing 12-month adjusted operating return on equity4 for 2020 was 5.7%, as compared to 10.5% in 2019. The Company estimates that 2020 COVID-19 related impacts reduced adjusted operating return on equity by approximately 5.0%, representing 104% of the year-over-year decline.

4 See “Use of Non-GAAP Financial Measures” on page 115 for reconciliations from GAAP figures to adjusted operating figures.
5 Including mortality and morbidity claims with offsetting impacts from longevity and expense savings and tax effected at 24%.
6 See “Use of Non-GAAP Financial Measures” on page 115 for reconciliations from GAAP figures to adjusted operating figures.

Adjusted Operating EPS7     Pre-Tax Adjusted Operating Income7     Trailing 12 Month Adjusted Operating ROE7
COVID-19 Impacts to Compensation

2020 Annual Bonus Plan

3,249 employees, representing over 94% of total Company employees (as of December 31, 2020) participate in the ABP. Further, the vast majority of participants in the plan are in non-executive roles, with 86% of participants in the ABP not participating in the Flexible Stock Plan. The ABP provides annual cash incentive compensation based on one or more of the following factors: the Company’s overall financial performance, the financial performance of the participant’s division, business unit or department and individual performance. Overall Company financial performance must meet a certain minimum level of adjusted operating income per share (i.e., a “trigger”), as determined in advance by the Committee, before any awards are made under the ABP.

The ABP metrics, weightings and targets were established in early March 2020, before the global nature and severity of the COVID-19 pandemic was understood. These metrics and weighting are as follows:

2020 COMPANY ANNUAL BONUS PLAN METRICS

Component	Weight	Definition
Adjusted Operating Income Per Share[1]	50%	Adjusted operating income per share is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items.
Book Value Per Share Excluding AOCI[1]	25%	Book value per share is the Company's total equity excluding Accumulated Other Comprehensive Income ("AOCI") divided by total common stock outstanding.
New Business Embedded Value	15%
New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.

Annual Adjusted Consolidated Revenue[1]	10%	Annual adjusted consolidated revenue is total revenues earned by the Company less any excluded transactions undertaken for capital management or risk management purposes during the annual performance period. For 2020, there were no excluded transactions.
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.

The Company’s 2020 financial performance exceeded the ABP “trigger”; the results were therefore as follows:

•Adjusted operating income per share met the minimum level required to trigger payouts under the ABP but did not meet the threshold amount for payment under such metric.
•Book value per share excluding AOCI results did not meet the threshold amount for payment.
•New business embedded value results ($561.2 million) were 96.8% of target ($580 million).
•Annual adjusted consolidated revenue results ($14,595.88 million) were 98.2% of target ($14,864 million).
7 See “Use of Non-GAAP Financial Measures” on page 115 for reconciliations from GAAP figures to adjusted operating figures.

As a result of this financial performance, the weighted average for the portion of the ABP determined by the Company’s overall performance was 22.6% of target and the Company’s total payout for all participants under the ABP would have been $62.1 million absent any adjustment, a decrease of 22.9% over the prior year. These results are summarized below:

Annual Bonus Plan (based only on overall Company financial performance)
Performance Measures and Goals	Minimum	2020 Target	Maximum	Numerical Results	Weight	Payout Percent
Adjusted Operating Income Per Share[1]	$12.94	$13.91	$14.88	$7.54	50.0%	0.0%
Book Value Per Share Excluding AOCI[1]	$136.80	$144.00	$151.20	$132.33	25.0%	0.0%
New Business Embedded Value	$325.00	$580.00	$835.00	$561.20	15.0%	14.4%
Annual Adjusted Consolidated Revenue[1]	$14,121.00	$14,864.00	$15,607.00	$14,595.88	10.0%	8.2%
Unadjusted Payout						22.6%
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.

Performance Contingent Shares

Each year, after approval by the Committee, the Company grants performance contingent share (“PCS”) awards to the named executive officers and certain other executives. These PCS awards represent 75% of the total target long term incentive award of each executive. The remaining 25% of target long term incentive compensation is delivered as share-settled Stock Appreciation Rights (SARs).

Each PCS grant covers a three-year performance period and payouts are tied to the achievement of pre-determined corporate financial performance goals over the period. The PCS performance measures are cumulative over the three-year period. Upon settlement, PCS awards are paid in shares of Company common stock. Executives below the Senior Vice President level receive similar awards, which are settled in cash; the amount of cash payable is based on the Company’s stock price at settlement.

2018- 2020 PCS Awards. Metrics and weightings for the PCS awards granted for the 2018-2020 performance period were as follows:

2018-2020 PCS PERFORMANCE METRICS

Component	Weight	Definition
Three-Year Adjusted Operating Return on Equity[1]	33.5%	This metric is calculated as cumulative Adjusted Operating Income (defined below) for the three-year period divided by average adjusted stockholders’ equity. Adjusted stockholders’ equity represents total stockholders’ equity excluding AOCI. The average of adjusted stockholders’ equity will use monthly data points during the 3-year measurement period. ROE, AOI and stockholders’ equity excluding AOCI are non-GAAP financial measures.
Three-Year Adjusted Operating Income[1]	33.5%	This metric is calculated as net income excluding substantially all of the after-tax effect of net investment related gains and losses, changes in the fair value of certain embedded derivatives and related deferred acquisition costs, any net gain or loss from discontinued operations, the cumulative effect of any accounting changes occurring after the targets have been established, and other items that management and the Compensation Committee believe are not indicative of the Company’s ongoing operations.
Three-Year Book Value per Share, Excluding AOCI[1]	33.0%	This metric is defined as adjusted stockholders’ equity divided by the end of period outstanding shares of the Company's common stock. Adjusted stockholders’ equity represents total stockholders’ equity excluding accumulated other comprehensive income (“AOCI”). Book value per share and adjusted stockholders’ equity excluding AOCI are non-GAAP financial measures.
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.

Prior to the COVID-19 pandemic, the Company estimated, based on financial performance in 2018 and 2019, that the PCS awards granted for the 2018-2020 performance period would be slightly below target payout. The following table shows Company results for 2018 and 2019 for each performance metric, as well as results needed to meet the minimum threshold for payment in 2020 and 2020 actual results:

2018-2020 PCS RESULTS
Performance Measure	Weight	Threshold	Cumulative 2018 and 2019 Performance	2020 Results Needed to Meet Threshold	2020 Actual Results
Three-Year Adjusted Operating Return on Equity[1]	33.5%	9.5%	10.4%	7.6%	5.8%
Three-Year Adjusted Operating Income[1] ($M)	33.5%	$2,403.0	$1,641.9	$761.1	$496.3
Three-Year Book Value per Share, Excluding AOCI[1]	33.0%	$138.31	$129.81	$154.28	$132.33
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.
However, because of the impact of the COVID-19 pandemic on the Company’s 2020 financial results, Company financial performance for the 2018-2020 PCS performance period was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall. The results are summarized below:

2018-2020 PCS PAYOUT
Performance Measure	Weight	Threshold	Target	Maximum	Actual	Percentage of Target Payout
Three-Year Adjusted Operating Return on Equity[1]	33.5%	9.5%	10.5%	11.5%	8.9%	0%
Three-Year Adjusted Operating Income[1] ($M)	33.5%	$2,403.0	$2,597.9	$2,792.7	$2,138.2	0%
Three-Year Book Value per Share, Excluding AOCI[1]	33.0%	$138.31	$145.59	$152.87	$130.60	0%
Weighted Average						0%
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.
2019-2021 and 2020-2022 PCS Awards. Given that the PCS performance measures are cumulative over the three-year period, the Company estimates with a high degree of confidence that the 2020 financial results also eliminate the possibility of any future payments under the PCS awards granted for both the 2019-2021 performance period and the 2020-2022 performance period.
The Company’s cumulative financial results through December 31, 2020 are significantly behind the amounts needed to achieve the minimum financial threshold for any of the three performance measures. To achieve the minimum threshold amount for any of the performance measures, the Company would need to significantly exceed its historical financial results. Even if the Company achieved the five-year high of 2016's adjusted operating return on equity of 11.2%, 2019’s historical high adjusted operating income of $852.9 million and 2019’s historical high book value per share, excluding AOCI, of $135.10 in each remaining year of the applicable performance periods, it would still not meet the minimum thresholds for payouts under the 2019-2021 and 2020-2022 PCS awards. Because of this, the Company has reversed all accruals relating to payouts under these awards.
The zero payout under the 2020 PCS awards and the fact that the Company estimates with a high degree of confidence that payouts for the PCS cycles ending in 2021 and 2022 will also be zero have created potential retention concerns for employees who no longer have significant amounts of forfeitable compensation.

Realizable CEO Pay Absent One Time Committee Actions
The following table displays the targeted total direct compensation (base salary + annual bonus plan + performance contingent shares + stock appreciation rights) for Ms. Manning as compared to the total actual or “realized” compensation received or receivable in respect of the previous four years, absent one-time actions by the Committee. The Committee believes that this table provides a more accurate description of Ms. Manning’s compensation, as compared to the Summary Compensation Table and Outstanding Equity Awards at 2020 Year End tables provided under “Compensation Tables and Other Matters – Executive Compensation Tables” because such tables do not take into account actual or expected payouts of equity awards.
As shown in the table, over the 2017-2020 period since Ms. Manning became CEO, average realized and realizable compensation is 45% of target compensation. All SARs awards granted in that period were underwater as of December 31, 2021. Ms. Manning’s PCS awards for 2018-2020 period paid out at zero and the Company estimates with a high degree of confidence that payouts for the 2019-2021 and 2020-2022 PCS cycles will also be zero.

REALIZABLE CEO PAY
	Target Pay[1]				Realized Actual Pay[2]
Year	Base Salary	Target Bonus $	Target LTI	Target Total Compensation	Base Salary[3]	Bonus Payout	Realizable/Realized LTI	Actual Total Compensation
2020	$1,030,000	$1,854,000	$5,750,000	$8,634,000	$1,030,000	$419,746	$0	$1,449,746
2019	$1,030,000	$1,545,000	$4,500,000	$7,075,000	$1,025,385	$2,144,954	$0	$3,170,339
2018	$1,000,000	$1,500,000	$3,750,000	$6,250,000	$992,308	$1,308,840	$0	$2,301,148
2017	$950,000	$1,235,000	$3,245,000	$5,430,000	$950,000	$2,400,574	$2,107,976	$5,458,550
Average 2017 - 2020	$1,002,500	$1,533,500	$4,311,250	$6,847,250	$999,423	$1,568,529	$526,994	$3,094,946

[1] Average of base salary earned, target ABP opportunity, and long-term incentive value granted from 2017 through 2020.
[2] Average of base salary earned, actual ABP payout received (before any adjustment, for the 2020 payout) , the value of vested/exercised long-term incentive awards, and the estimated current value of unvested/unexercised long-term incentive awards granted from 2017 through 2020, calculated as:
• Vested/exercised stock options and PCS units are valued at time of vesting or exercise, using a performance factor of 131.5% for the completed 2017-2019 cycle, and a factor of 0% for the 2018-2020 cycle. PCS payouts include reinvestment of additional units received as dividend-equivalents.
• Unvested/unexercised stock options are valued using $115.90, the closing price of RGA's shares on December 31, 2020.
• Open-cycle PCS units are included assuming 0% forecast payouts for the for 2019-2021 and 2020-2022 cycles.

[3] Realized base salary differs from Target base salary due to salary increases, if any, effective in March of each year.
The substantial magnitude of the difference between target pay and realized pay for Ms. Manning results from the combination of the COVID-19 pandemic’s impact on the Company’s 2020 financial results and the following aspects of the Company’s incentive plans: all plan metrics are absolute, rather than relative to the Company’s peers; the relatively narrow ranges between payout thresholds and targets; the high weighting (75% of target) of the PCS grants as a component of equity incentive awards; and targets for each PCS grant are cumulative over the 3 year performance period.
Actions Taken in Response to COVID-19
Throughout 2020, the Committee monitored the impact of the COVID-19 pandemic on the Company’s 2020 financial results and related compensation plans to understand the impact of expected compensation outcomes across the employee base.
Both the ABP and the equity awards granted prior to 2021:
•were designed around absolute financial metrics,
•did not include metrics comparing the Company’s financial results to those of its peers,
•featured relatively narrow ranges between minimum, target and maximum payout thresholds for the financial metrics that determine payouts, and
•excluded purely time-based equity.
Additionally, the Company’s equity awards are either appreciation only-vehicles (i.e., SARs), or are performance-vested PCS awards. The PCS awards have historically represented 75% of equity grants for named executive officers and were constructed using cumulative financial metrics over a three-year period. Thus, poor performance in a single year significantly reduces or eliminates the value of awards granted in three separate awards cycles.
The Committee believes, based on advice received from its independent compensation consultant Meridian Compensation Partners, that the Company’s equity compensation program has included a higher percentage of performance-vested awards as compared to the Company’s peer group on average. Moreover, because the PCS program currently has no relative performance measurement component, any outperformance compared to peers or industry would not be captured in PCS payouts. The Committee believes that one-time action by the Committee is necessary because the combination of these design elements and the impact of the COVID-19 pandemic disproportionately affects employee compensation which may negatively impact employee engagement and create talent retention issues and business continuity concerns.
Based on its evaluation of 2020 financial results, the Committee determined that the impact of the pandemic represented a significant decrease in payouts under the ABP that affected 3,249, or over 94% of, Company employees. In response, the Committee considered several potential actions in light of our core Company principles and determined that it was in the best interest of the Company and its shareholders that a one-time exercise of discretion be applied with respect to the 2020 ABP that would positively impact the outcome for the Company’s employees. The Committee believes the distinctive nature of the COVID-19 pandemic warrants this unique action.
With regard to equity incentives granted to 449 employees, the Committee decided that it would make no change to any prior equity awards granted as such modifications would not be consistent with our compensation philosophy. However, the Committee determined that some adjustment to the 2021 equity compensation was warranted based on:
•the uncertainty related to the length of the business recovery for the reinsurance industry,
•the zero payout under the 2020 PCS awards,
•that the Company estimates with a high degree of confidence that payouts for the PCS cycles ending in 2021 and 2022 will also be zero (see “COVID-19 Impacts to Compensation” section above), and
•that these PCS awards have historically comprised 75% of equity for these executives.
The Committee believes these compensation actions will foster the Company’s culture of trust and equity, which is considered instrumental in motivating Company employees to contribute to the Company’s future success, including continued navigation through the COVID-19 pandemic.
The Committee has also made certain design changes for the Company’s 2021 compensation program for the named executive officers and other Company employees. Those changes are discussed below and in more detail under “2021 Compensation Program.”
The actions taken by the Committee with respect to the Company’s five elements of compensation are as follows:
Compensation Element #1 – Base Salary
The Committee has determined that there will be no 2021 merit increases to base salary for senior executives, including the Company’s named executive officers.
Compensation Element #2 – Annual Bonus Plan
Most of the Company’s employees are eligible to receive awards granted under the ABP. Of the Company’s 3,451 employees as at December 31, 2020, 3,249 or 94% participate in the plan. The vast majority of participants in the plan are in non-executive roles, with 86% of participants in the ABP not participating in the Flexible Stock Plan.
With respect to the ABP, the Committee believes that the Company’s 2020 financial results do not represent the performance of employees across the Company in successfully navigating through the COVID-19 pandemic in 2020, nor do the results reflect the strong underlying performance of many areas of the Company’s business. Accordingly, in 2021, the Committee approved a one-time modification to the 2020 ABP awards. The one-time modification to the 2020 ABP awards was designed to reward Company employees for their performance in 2020. As described below, the Committee designed the payouts to ensure that executives received on average smaller awards compared to their targets while non-executive employees received on average payouts closer to the target amount for such awards. The Committee believes that its exercise of the one-time discretion over the ABP better aligns pay and performance for Company employees as compared to the ABP formulaic outcome.
Pursuant to the terms of the ABP, the Committee is permitted to make all decisions and determinations that may be required under the ABP, including the ability to use positive or negative discretion to modify the compensation payable upon attainment of performance goals. The Committee utilized that discretion to modify the 2020 ABP awards to increase the amount of cash available in the ABP pool by $11.8 million, for a total pool of $74.0 million. The Company estimates that, absent the impact of the COVID-19 pandemic, the 2020 ABP bonus pool would have been approximately $88 million.
The Committee also adopted guidelines for the allocation of the $11.8 million increase in the ABP pool, which focused on employees whose ABP payouts would otherwise be particularly impacted by the overall Company result (22.6% of target) and/or business unit results significantly affected by the COVID-19 pandemic, while capping adjustments for executives. These guidelines:
•Increased the Company’s overall performance metric from 22.6% of target to 80% of target, subject to the caveats described below.
•Based on input from Company management, increased business segment performance to 100% for segments that were materially impacted by COVID-19 claims, subject to the caveats described below. Results for these segments would have generally been at or above target, but for the impact of COVID-19 claims. Of the additional $11.8 million allocated to the ABP pool, $2.6 million was used to adjust payouts for these segments.
•Capped ABP payouts using a tiered approach, as follows:
◦Payouts to employees who do not receive long-term incentive awards under the Flexible Stock Plan are uncapped.
◦Payouts to named executive officers are capped at the greater of: (i) between 65% and 80% (individual caps vary by role) of the target award calculated using the adjusted Company overall performance metric; or (ii) 100% of the award calculated using the unadjusted Company overall performance metric and applicable unadjusted business segment performance metric.
◦Payouts to other Company executives who participate in the Flexible Stock Plan are also capped, with the cap percentage (as a portion of the target ABP award) increasing in tiers, so that lower level executives have a higher average ABP payout as a percentage of target. Such executives receive payouts equal to the greater of: (i) such cap of the target award calculated using the adjusted Company overall performance metric; or (ii) 100% of the award calculated using the unadjusted Company overall performance metric and applicable unadjusted business segment performance metric.
Using this approach, the average payout for all Company employees under the modified ABP is 104.2% of target and the average payout for named executive officers is 76.4% of target.
The following table shows amounts that would have been payable to the named executive officers pursuant to the ABP, both with and without the adjustments described above, as well as a comparison to the target 2020 ABP payout:

2020 ABP PAYOUTS
Named Executive Officer	2020 Target ABP Payout	2020 Unadjusted ABP Payout	2020 Adjusted ABP Payout	2020 % of Payout vs Target	2020 Unadjusted ABP % of Target
Anna Manning	1,854,000	419,746	1,390,500	75%	23%
Todd C. Larson	774,000	175,234	580,500	75%	23%
Alain P. Néemeh	774,000	175,234	580,500	75%	23%
Leslie Barbi	565,417	64,005	452,333	80%	11%
John Laughlin	615,000	139,236	399,750	65%	23%
Tony Cheng [1]	368,395	384,126	384,126	104%	104%
1As a result of Company and business unit performance, Mr. Cheng’s unadjusted ABP payout was 104%, thus his award was not subject to adjustment.
In addition, as described in “2021 Compensation Program” below, the Committee is replacing the “Book Value Excluding Other Comprehensive Income” metric in the 2021 ABP with a strategic scorecard. The scorecard will be based upon an assessment of performance in select key focus areas, including, but not limited to:
•Leadership;
•Strategy;
•Expense and headcount management;
•Cybersecurity and data privacy;
•Diversity, equity and inclusion; and
•Environmental, social and governance.
The Committee also removed the “trigger” for payout of awards under the ABP, which required overall Company financial performance to meet a certain minimum level before any awards are made under the ABP. The Committee believes that the threshold performance criteria for each ABP performance measure provides sufficient performance hurdles. Additionally, the ABP continues to provide that the Committee has the discretion to amend compensation payable under the ABP and the Committee may exercise such discretion to reduce ABP compensation if it believes Company results do not reflect Company performance or if payment would be misaligned with shareholder interests.
Compensation Element #3 – Performance Contingent Awards
The Company’s performance contingent share (“PCS”) program represents a significant portion of target compensation for the Company’s named executive officers and for other executives. As described below, payouts under each PCS award are determined by Company financial performance over a three-year period. Notwithstanding solid financial performance in 2018 and 2019, the PCS awards that vested in 2020 have a zero payout due to the impact of the COVID-19 pandemic on the Company’s financial metrics in 2020. As a result of: (i) the COVID-19 pandemic’s impact on the Company’s 2020 financial performance, (ii) the financial metrics being established prior to the pandemic, (iii) the cumulative nature of the financial metrics for each plan cycle, and (iv) the degree of stretch performance that is built into the performance metrics, the Company estimates with a high degree of confidence that payouts for the PCS cycles ending in 2021 and 2022 will also be zero.
2021 Special One-Time Award. The Committee determined that a one-time equity award to named executive officers and other executives who participate in the Flexible Stock Plan was necessary for the engagement of our executive team to advance our strategic objectives and to recognize the performance of our leaders in navigating the Company through the COVID-19 pandemic. Absent this additional one-time equity award, the impacts to total realized compensation on the Company’s executive officers are material and long-lasting, presenting significant challenges in the retention and engagement of key talent, as demonstrated above under “Realizable CEO Pay Absent One Time

Committee Actions.” The Committee believes that this one-time grant better aligns pay and performance for participants in the Flexible Stock Plan.
For the named executive officers, the one-time equity award consists of two components of equal size: a performance share unit (“PSU”) grant and a restricted share unit (“RSU”) grant.
The PSU awards will fully vest (i.e., “cliff vest”) for individuals employed with the Company on December 31, 2022 and pay out in shares of the Company’s common stock. Vesting of the PSU awards is subject to a performance condition which requires the Company to achieve financial results that are within a pre-determined range for at least two of the following measures during each of 2021 or 2022: adjusted operating return on equity; adjusted operating income; or book value per share, excluding AOCI. The plan metrics require robust financial performance when considering the ongoing impacts of the COVID-19 pandemic, with 2022 reflecting financial performance that aligns with a pre-pandemic business environment. If the performance condition is not met, there will be no payout under the award. Achieving this performance condition will cause the full value of the award to vest. No additional amounts will be paid if Company performance exceeds the financial goals.
The following table shows the number and value of the PSU grants to the named executive officers, based on the closing price of the Company’s common stock on the date of grant ($129.01 on March 11, 2021). The total value of the PSU awards granted (both to named executive officers and other executives) is approximately $8 million.

2021 PSU GRANTS
Named Executive Officer	Number of PSUs awarded	PSU award value
Anna Manning	27,130	$3,500,000
Todd C. Larson	5,930	$765,000
Alain P. Néemeh	6,201	$800,000
Leslie Barbi	1,570	$202,500
Tony Cheng	2,732	$352,500
John P. Laughlin	4,147	$535,000
The eight members of the Company’s executive committee that are not named executive officers will receive PSU awards with the same conditions as those received by the named executive officers.
2021-2023 PCS Grants. As described in more detail below under “2021 Compensation Program” below, the Committee changed the time period for measurement of PCS performance metrics for the 2021 grants. Rather than measuring Company financial performance on a cumulative basis over a three-year period as done with previous grants, specific financial performance metrics were established for each of 2021 and 2022. Like previous grants, the awards will be subject to a three-year vesting period, with 2023 serving as a time vesting period because of uncertainties regarding (i) the course of the COVID-19 pandemic and (ii) accounting changes effective January 1, 2023 for publicly traded companies which may result in significant variability of reported earnings for companies with significant life reinsurance and annuity businesses. The financial performance metrics for 2021 and 2022 both require robust growth over 2020 and 2021, respectively, with 2022 reflecting financial performance that aligns with a pre-pandemic business environment.
Additionally, PCS grants have historically represented 75% of long-term incentive compensation grants for named executive officers. Beginning in 2021, PCS grants will represent 50% of such grants, with the remaining 50% of grants allocated 25% to restricted stock units and 25% to stock appreciation rights. The Committee believes this mix of equity awards retains an appropriate link between pay and performance, will allow the Company to better sustain retention needs during times of uncertainty and in down-markets, and is more aligned with competitive market practice.

Compensation Element #4 – Stock Based Awards
In addition to the PSU awards described above, the Committee made a one-time grant to the named executive officers of RSUs. The RSU awards will fully vest (i.e., “cliff vest”) for individuals employed with the Company on December 31, 2022 and pay out in shares of the Company’s common stock.
The following table shows the number and value of the RSU grants to the named executive officers, based on the closing price of the Company’s common stock on the date of grant ($129.01 on March 11, 2021). The total value of the RSU awards granted (both to named executive officers and other executives) is approximately $44 million.

2021 RSU GRANTS
Named Executive Officer	Number of RSUs awarded	RSU award value
Anna Manning	27,130	$3,500,000
Todd C. Larson	5,930	$765,000
Alain P. Néemeh	6,201	$800,000
Leslie Barbi	1,570	$202,500
Tony Cheng	2,732	$352,500
John P. Laughlin	4,147	$535,000
Members of the Company’s executive committee will receive RSU awards with the same conditions as those received by the named executive officers. Other Company executives who participate in the Flexible Stock Plan will receive RSU awards, either settled in shares of Company stock or cash depending on position.
In addition, as described in more detail below under “2021 Compensation Program,” beginning in 2021 the Committee will grant 25% of long-term incentive compensation in the form of RSUs, with such award cliff-vesting following a three-year period. Stock appreciation rights grants have represented 25% of long-term incentive compensation grants in prior years and that amount will remain unchanged.
Compensation Element #5 – Retirement and Pension Benefits
The Committee took no action with respect to retirement and pension benefits as a result of the COVID-19 pandemic.

OVERVIEW OF COMPENSATION PRACTICES
Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:
•create incentives that will focus executives on, and reward for, increasing long-term shareholder value;
•reinforce our pay for performance culture by making a significant portion of compensation variable and based on Company and business unit performance;
•align the long-term financial interests of our executives with those of our shareholders through equity-based incentives and by building executive ownership in the Company; and
•provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.
In 2020, we used the following performance measures to determine incentive compensation payouts under our Annual Bonus Plan:
•adjusted operating income per share;
•book value per share excluding accumulated other comprehensive income ("AOCI");
•new business embedded value; and
•adjusted operating revenue.
For the 2021 ABP, the Compensation Committee replaced the book value per share excluding AOCI metric with a strategic scorecard. The scorecard will be an assessment of performance in select key focus areas, including, but not limited to:
•leadership;
•strategy;
•expense and headcount management;
•cybersecurity and data privacy;
•diversity, equity and inclusion; and
•environmental, social and governance.
In 2020, shares granted under our Performance Contingent Share program used the following performance measures:
•three-year adjusted operating return on equity;
•three-year adjusted operating income;
•three-year book value per share, excluding AOCI.

For the 2021-2023 PCS program, due to the global pandemic and uncertain business environment, rather than measuring Company financial performance on a cumulative basis over a three-year period as done with previous grants, the Compensation Committee established specific financial performance metrics for each of 2021 and 2022; no financial metrics were set for 2023. Like previous grants, the awards will be subject to a three-year vesting period.
Our grants of stock appreciation rights and restricted stock units are tied to the market price of the Company's common stock.
For a more detailed discussion on and definitions of all our performance metrics, see "Five Elements of Compensation," "2020 Compensation Actions and Results" and "2021 Compensation Program."
Compensation Program Practices
    We have designed our compensation program to drive performance toward achievement of our short, intermediate and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate appropriate compensation practices, which currently include the following:

What We Do
✓
Pay-for-Performance. We have a pay-for-performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on the creation of shareholder value. Our executive compensation is closely aligned with financial performance because the majority of the total compensation for our executives is earned only upon the achievement of corporate, business unit and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Financial Performance Metrics. In 2020, our incentive compensation programs utilized multiple financial performance metrics, including adjusted operating income per share, book value per share excluding accumulated other comprehensive income, new business embedded value and adjusted operating revenue for our Annual Bonus Plan and three-year adjusted operating return on equity, three-year adjusted operating income and three-year book value per share excluding AOCI for our Performance Contingent Shares. These financial metrics are focused on performance and creation of long-term shareholder value.

✓
Compensation Benchmarking with Reference to Median. The Compensation Committee reviews publicly available information of peer companies to evaluate how our named executive officers' compensation compares to executives in similar positions at other companies and considers that information when establishing compensation. In most markets, we align our executive compensation target levels with the market median in order to retain current talent and attract new talent.

✓
Compensation Recoupment Policy. We have an Executive Incentive Recoupment Policy which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of specified recoupment events, including a financial restatement and misconduct. We have incorporated the provisions of this policy into our Flexible Stock Plan and award agreements.

✓
Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers. For additional information, see "Stock Ownership - Executive Stock Ownership Guidelines."

✓	Independent Compensation Consultant. The Compensation Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓	Compensation Committee Discretion. Our Compensation Committee has discretion to increase, reduce or eliminate any Annual Bonus Plan incentive award.
✓	Programs Designed to Manage Dilution Efficiently. We design our long-term incentive programs to manage dilution through the use of stock-settled stock appreciation rights and net-settled options.
✓	Shareholder Value. We design our equity compensation programs to appropriately balance short, medium and long-term focus on key drivers of shareholder value creation.

What We Don't Do
X
No U.S. and Canadian Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our U.S. and Canadian named executive officers and we only offer limited benefits on termination of employment.

X
Limited Perquisites. We do not offer our executives personal benefit perquisites, such as aircraft, cars or apartments and we do not reimburse our executives for personal benefit perquisites such as club dues or other social memberships, except in some foreign countries where such perquisites are required to maintain a local competitive position.

X	No Preferential Payments. We do not pay preferential or above market returns on executive deferred compensation.
X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan does not require that awards automatically accelerate upon a change in control.
X	No Repricing of Grants. Our Flexible Stock Plan prohibits repricing for underwater stock options and stock appreciation rights.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees and directors from short-selling Company securities, and strongly discourages the use of margin accounts, standing and limit orders or any other transaction where there is no control over the timing of purchases or sales which could result in a trade occurring at a time when the employee is aware of material non-public information or otherwise not permitted to trade.

X
No Unapproved Hedging. Our Insider Trading Policy prohibits employees and directors from engaging in hedging or monetization of Company securities, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Exemptions to this general prohibition may be sought from the General Counsel on a case-by-case basis and are subject to pre-clearance.

X
Pledging Discouraged. Our Insider Trading Policy strongly discourages employees and directors from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Say on Pay Feedback from Shareholders
    A primary focus of our Compensation Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2020 Annual Meeting, our shareholders cast 98% of votes in support of the compensation program described in the proxy statement for that meeting. This is consistent with shareholder feedback on executive compensation at our previous annual meetings:

Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2020	98%
2019	98%
2018	98%
2017	98%
2016	98%
Five Year Average	98%
    As part of its ongoing review of our executive compensation program, the Compensation Committee took the votes into consideration, along with an overall review of the compensation program, when making compensation decisions for 2020 and 2021.

Compensation Pay Mix
    The following graph demonstrates 2020 target compensation pay mix by elements* for each of our named executive officers:
*Calculation excludes pension and retirement benefits.

FIVE ELEMENTS OF COMPENSATION
Compensation Elements
    Our compensation program consists of the following five elements:

	Element	Form	Key Features
1.	Base Salary	Cash	●	Fixed compensation intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but varies with individual skills, experience, responsibilities and performance.
2020
			●	Represents approximately 27%* of named executive officer target total compensation for 2020.
2021
			●	No increase in base salary for any of our senior executives in 2021, including our named executive officers.

2.	Annual Bonus Plan	Cash	●	Intended to motivate annual performance with respect to key financial and other metrics.
			●	Tied to one or more of the following factors: overall Company performance, performance of the participant's division or business unit and individual performance.
			●	Performance goals established in the first quarter of each year with financial goals of each business unit aligning to corporate goals.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
2020
			●	In 2020, the Annual Bonus Plan company-wide financial objectives were measured using the following components: (i) adjusted operating income per share; (ii) book value per share excluding accumulated other comprehensive income; (iii) new business embedded value; and (iv) annual adjusted consolidated revenue.
●
The Compensation Committee used discretion to authorize a one-time modification to the 2020 plan due to the impact of the COVID-19 pandemic on the Company's financial performance. Payouts were capped using a tiered approach.

			●	Represents approximately 25%* of named executive officer target total compensation for 2020.
2021
●
The Compensation Committee replaced the book value excluding other comprehensive income performance metric (with a weighting of 25%) in the 2021 ABP with a strategic scorecard. The scorecard will be an assessment of performance in select key focus areas, including: leadership; strategy; expense and headcount management; cybersecurity and data privacy; diversity, equity and inclusion; and environmental, social and governance.

3.	Performance Contingent Awards	Equity	●	Intended to motivate performance with respect to key financial measures and align our executives' interests with those of our shareholders.
			●	Performance goals established at the beginning of each three year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
2020
			●	For awards granted in 2020, performance contingent share ("PCS") payouts were based on the following measures: (i) three-year adjusted operating return on equity; (ii) three-year adjusted operating income; and (iii) three-year book value per share, excluding accumulated other comprehensive income.
			●	Due to the impact of the COVID-19 pandemic on the Company’s 2020 financial results, Company financial performance for the 2018-2020 PCS performance period was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall.
			●	Performance contingent awards represented approximately 36%* of named executive officer target total compensation for 2020.
2021
			●	As a result of: (i) the COVID-19 pandemic’s impact on the Company’s 2020 financial performance, (ii) the financial metrics being established prior to the pandemic, (iii) the cumulative nature of the financial metrics for each PCS plan cycle, and (iv) the degree of stretch performance that is built into the PCS performance metrics, the Company estimates with a high degree of confidence that payouts for the PCS cycles ending in 2021 and 2022 will also be zero.
			●	The Committee changed the time period for measurement of PCS performance metrics for the 2021 grants. Rather than measuring Company financial performance on a cumulative basis over a three-year period as done with previous grants, specific financial performance metrics were established for each of 2021 and 2022, with 2023 serving as a time vesting period.
			●	Beginning in 2021, PCS grants will represent 50% of long-term incentive compensation granted to named executive officers.
			●	The Compensation Committee authorized a one-time equity award grant of performance share units ("PSU") for the named executive officers and other plan participants.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, promote appropriate risk-taking, align our named executive officers' interests with shareholders' interests and promote retention.
			●	Stock appreciation rights vest on December 31 of the fourth year of grant (25% per year).
2020
			●	Stock appreciation rights represented approximately 12%* of named executive officer target total compensation for 2020.
2021
			●	Beginning in 2021, 25% of long-term incentive compensation for named executive officers and other plan participants will be in the form of RSUs, with such awards cliff-vesting after a three year period. Stock appreciation rights grants have represented 25% of long-term incentive compensation grants in prior years and that amount will remain unchanged.
			●	Due to the impact of COVID-19 on the Company's financial performance, the Compensation Committee granted the named executive officers and other plan participants a one-time grant of RSUs. The RSU awards will fully vest (i.e., “cliff vest”) for individuals employed with the Company on December 31, 2022 and pay out in shares of the Company’s common stock.

5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	U.S. and Canadian retirement and pension benefits differ, but generally, there are two types of plans: qualified plans and non-qualified plans.
			●	Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
			●	Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
			●	Hong Kong retirement and pension benefits are split between: (i) a mandatory provident fund where employees and employer contribute up to a maximum amount; and (ii) a supplementary fund for compensation in excess of the maximum amount applicable to the mandatory provident fund benefit.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.

Compensation Element #1 - Base Salary
    The Compensation Committee begins its annual review of base salary for the named executive officers and senior management through discussion with the CEO on the previous year's expectations and achievements for each executive and their pay histories. In addition, the Compensation Committee references the base salary pay levels as compared to similar roles at our peer companies, as well as relevant third party external market data for roles other than the CEO and CFO. The annual base salary determinations for executives are effective each year on or about March 1, following the executive's annual performance review, which includes a discussion about individual results against defined expectations. Adjustments to base salary are made periodically to recognize competitive changes, personal performance or change in position or responsibilities.
Compensation Element #2 - Annual Bonus Plan
    Approximately 94% of our employees participate in our Annual Bonus Plan ("ABP"), which provides annual cash incentive compensation based on one or more of the following factors: the Company's overall performance, the performance of the participant's division, business unit or department and individual performance during the previous year. Under the ABP, participants may receive a cash bonus each year. Actual payouts are capped at 200% of target.
The ABP award is designed to serve as a short-term incentive. The target-level financial performance goals established by the Compensation Committee are intended to require substantial efforts by our management team toward our strategic goals, while at the same time they are intended to be within reach if such efforts are made and provide additional rewards for extraordinary achievement. The Compensation Committee establishes ABP objectives for the Company before the end of the first quarter each year and determines results and awards in March of the following year. In 2020, ABP financial objectives are measured using the following components:
2020 COMPANY ANNUAL BONUS PLAN METRICS

Component	Weight	Definition
Adjusted Operating Income Per Share[1]	50%	Adjusted operating income per share is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items.
Book Value Per Share Excluding AOCI[1]	25%	Book value per share is the Company's total equity excluding Accumulated Other Comprehensive Income ("AOCI") divided by total common stock outstanding.
New Business Embedded Value	15%
New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.

Annual Adjusted Consolidated Revenue[1]	10%	Annual adjusted consolidated revenue is total revenues earned by the Company less any excluded transactions undertaken for capital management or risk management purposes during the annual performance period. For 2020, there were no excluded transactions.
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.

    The targets established by our Compensation Committee reflect our annual goals for these metrics. The allocation of ABP awards between individual, business unit and overall Company performance varies for each participant is based on his or her job responsibilities. In general, allocations for business unit, departmental and individual performance are weighted more heavily for employees with less overall Company responsibility. In contrast, allocations for the Company's overall performance are weighted more heavily for senior executives because their roles involve greater Company-wide responsibility. Awards are based on a specific target percentage of salary, which varies for each participant.
    Business unit results are based on each business unit's financial performance metrics. Individual performance results are measured by progress on major projects, productivity, leadership, client development or similar goals in which the employee played a major role. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary and at times prudent for management to use a certain degree of discretion in evaluating individual results. Based on these criteria, the Compensation Committee approves a list of senior management participants, which includes (as applicable) individual incentive and/or business unit or division allocations, a minimum performance level that must be met before any payment can be made, as well as a target and a maximum.
We consider business unit and individual performance when evaluating total compensation and may from time to time establish a specific ABP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, operational activities, risk management or product or client development, as well as intangible items such as progress toward achievement of strategic goals, leadership capabilities, development of staff or progress on major projects in which the individual holds a key role.
In March 2021, the Compensation Committee replaced the book value per share excluding AOCI metric in the 2021 ABP with a strategic scorecard. The scorecard will be an assessment of performance in select key focus areas, including, but not limited to: leadership; strategy; expense and headcount management; cybersecurity and data privacy; diversity, equity and inclusion; and environmental, social and governance.
The Committee also removed the “trigger” for payout of awards under the 2021 ABP, which required overall Company financial performance to meet a certain minimum level before any awards are made under the ABP. The Committee believes the thresholds for each metric are sufficiently challenging so as to not require an overall trigger. In addition, the ABP states that the Committee has the discretion to amend compensation payable under the ABP and the Committee may exercise such discretion to reduce ABP compensation if it believes Company financial results do not appropriately represent Company performance and efforts or if payment would be misaligned with shareholder interests. We believe this creates better market alignment with the ABP design.

Compensation Element #3 - Performance Contingent Awards
Our Performance Contingent Awards are part of a performance-driven incentive program under our Amended & Restated Flexible Stock Plan ("Flexible Stock Plan"). The Flexible Stock Plan provides for the grant of performance contingent shares ("PCS"), performance share units ("PSUs"), stock options, stock appreciation rights ("SARs"), net-settled stock options, restricted stock, restricted stock units ("RSUs") and other stock based awards, as well as cash awards, to our employees. Executives in leadership or senior management roles, or who are considered top subject matter experts within our Company, participate in this program.
Our PCS program represents a significant portion of target compensation for our named executive officers and for other senior executives. The PCS grants are designed to allow us to reward the achievement of specific corporate financial performance goals with equity that is earned on the basis of Company performance.
We implemented our performance contingent award program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on growth and return on equity, while the SARs and RSUs are designed to focus attention on accomplishment of longer-term goals and the creation of long-term shareholder value.
The Compensation Committee annually evaluates the appropriate mix of pay elements in comparison to the market to remain competitive in our compensation practices and to best support our strategy. We also annually review the performance metrics in order to ensure they accurately align compensation with our intermediate-term goals and make changes or adjustments to such metrics when appropriate.
    The following table describes the performance measures for the three-year performance period for PCS awards granted in 2017:
2017-2019 PCS PERFORMANCE METRICS

Component	Weight	Definition
Three-Year Adjusted Operating Return on Equity ("ROE")[1]	33.5%	ROE is calculated as adjusted operating income divided by average shareholders' equity excluding Accumulated Other Comprehensive Income ("AOCI") for the three-year performance period. Adjusted operating income and equity excluding AOCI are non-GAAP financial measures.
Three-Year Relative Return on Equity ("Relative ROE")	33.5%	Relative ROE is the percentile ranking of the Company's ROE relative to the ROE of certain competitor companies over the same three-year performance period.
Three-Year Adjusted Operating Revenue Growth Rate[1]	33.0%	Three-year adjusted operating revenue growth rate is the compounded average growth rate of the Company's consolidated adjusted operating revenue over the three-year performance period using the Company's annual consolidated adjusted operating revenue for the fiscal year immediately preceding the date of grant as the base year.
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.
Beginning with the awards granted in 2018, the Compensation Committee approved three new metrics for the PCS program in order to better align executives' efforts and decisions with business results over the intermediate-term. The PCS performance awards granted in 2018 and onward are based on the following absolute metrics: (i) three-year adjusted operating return on equity; (ii) three-year adjusted operating income; and (iii) three-year book value per share, excluding AOCI. The following table describes these performance measures:

2018-2020 PCS PERFORMANCE METRICS

Component	Weight	Definition
Three-Year Adjusted Operating Return on Equity[1]	33.5%	This metric is calculated as cumulative Adjusted Operating Income (defined below) for the three-year period divided by average adjusted stockholders’ equity. Adjusted stockholders’ equity represents total stockholders’ equity excluding AOCI. The average of adjusted stockholders’ equity will use monthly data points during the 3-year measurement period. ROE, AOI and stockholders’ equity excluding AOCI are non-GAAP financial measures.
Three-Year Adjusted Operating Income[1]	33.5%	This metric is calculated as net income excluding substantially all of the after-tax effect of net investment related gains and losses, changes in the fair value of certain embedded derivatives and related deferred acquisition costs, any net gain or loss from discontinued operations, the cumulative effect of any accounting changes occurring after the targets have been established, and other items that management and the Compensation Committee believe are not indicative of the Company’s ongoing operations.
Three-Year Book Value per Share, Excluding AOCI[1]	33.0%	This metric is defined as adjusted stockholders’ equity divided by the end of period outstanding shares of the Company's common stock. Adjusted stockholders’ equity represents total stockholders’ equity excluding accumulated other comprehensive income (“AOCI”). Book value per share and adjusted stockholders’ equity excluding AOCI are non-GAAP financial measures.
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.
    The Compensation Committee sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. We use linear interpolation to determine the percentage of the target when performance falls between the minimum, target or maximum performance levels. If we do not meet minimum performance goals, payouts under the awards will not be made. If we exceed those performance goals, payouts under the award can be as much as 200% of the targeted award opportunity. As the Compensation Committee considers the financial objectives for a particular performance period, targets are set at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals. The Compensation Committee believes that achievement of the targets will require a high level of financial and operating performance and the goals and ranges established for all PCS grants are challenging but achievable.
    PCS grants are not treated as outstanding shares until the performance results over the three-year performance period are calculated and payouts under the awards are made as determined and approved by the Compensation Committee. Payouts are made in common stock. Payment is also contingent upon the participant's employment status with the Company at the end of the three-year performance period.
As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. All participants are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
In March 2021, the Compensation Committee changed the time period for measurement of PCS performance metrics for the 2021 grants only. Rather than measuring Company financial performance on a cumulative basis over a three-year period as was done with previous grants, specific financial performance metrics were established for each of 2021 and 2022, with 2023 serving as a time vesting period. Like previous grants, the awards will be subject to a three-year vesting period.
Prior to 2021, PCS grants represented 75% of long-term incentive compensation grants for named executive officers, which is a higher allocation of performance shares than the average of our peer companies. In order to rebalance the award allocation and better align with peers, the 2021 PCS grants will represent 50% of such long-term incentive compensation grants, with the remaining 50% of grants allocated 25% to RSUs and 25% to SARs.
For information on the one-time special awards granted in 2021, see "Compensation Discussion and Analysis - COVID-19 Impact and Response."

Compensation Element #4 - Stock Based Awards
    Stock Appreciation Rights ("SARs") are granted annually under our Flexible Stock Plan to executives in leadership or senior management roles, or to employees considered top subject matter experts within the Company. The number of SARs granted annually is based on the grant recipient’s position and level of responsibility within the Company. The Compensation Committee considers compensation data of our peer companies and published surveys in determining the total target compensation, inclusive of SARs granted to our named executive officers and other participants. We believe this program focuses participants on our strategic and financial goals while aligning our executives’ interests with those of our shareholders and promoting retention. For more information on our peer companies, see "Executive Compensation Process - Competitive Marketplace Assessment."
    The vesting schedule for SARs grants is four years, 25% of which vests on December 31 of each of the four years. The grant value of a SAR is equal to the NYSE closing price of the Company's common stock on the grant date of the award (i.e., the date of the March Compensation Committee meeting at which the Committee approves the grants), multiplied by a Black-Scholes Model factor (which calculates the current economic value of a SAR using assumptions that include exercise price, the term of the award, a risk-free rate of interest, dividend yield and observed market volatility). Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock. The SARs expire 10 years after the grant date.
    The Company grants non-qualified net-settled stock options for Canadian executives in lieu of SARs to alleviate certain negative tax consequences for these executives. These non-qualified net-settled stock options ("NSOs") are similar to SARs from the recipient's perspective, in that when exercised the executive receives a number of shares with a value equal to the spread between the strike price and the stock price at exercise (less withholdings). Upon net settlement, the NSOs are taxed as stock options under Canadian law, while SARs are taxed as ordinary income. NSOs and SARs have the same impact on the Company and thus, the issuance of these NSOs results in tax efficiencies for the executive with no increased costs for the Company or impact to share usage under the Flexible Stock Plan. For convenience, when we discuss SARs throughout this Proxy Statement, such discussion includes NSOs for our Canadian executives.
    As described above in "Compensation Element #3 - Performance Contingent Awards," in March 2021, the Compensation Committee reduced the allocation to PCS and added an annual grant of restricted stock units ("RSUs") to executives in leadership or senior management roles, or to employees considered top subject matter experts within our Company under our Flexible Stock Plan. The number of RSUs granted annually will be based on the grant recipient's position and level of responsibility within the Company. The Compensation Committee considers compensation data of our peer companies and published surveys in determining the total target compensation, inclusive of RSUs, granted to our named executive officers and other participants. We believe this program aligns our executives' interests with those of our shareholders and promotes retention.
RSUs will vest on December 31st of the third year from grant. Upon vesting, the RSUs will be settled using shares of common stock.
For information on the one-time special awards granted in 2021, see "Compensation Discussion and Analysis - COVID-19 Impact and Response."
Compensation Element #5 - Retirement and Pension Benefits
    We recognize the importance of providing comprehensive and cost-effective employee benefits to attract, retain and motivate employees. We offer our executives market competitive retirement programs as described below, including defined contribution savings plans, traditional defined benefit and hybrid defined benefit pension plans and an executive deferred savings plan. The Company reviews its retirement and pension benefits programs from time to time and makes adjustments to the design of the programs as necessary to meet these objectives and to remain competitive. Because our named executive officers are United States, Canadian and Hong Kong residents, we have described the benefits in those jurisdictions below. In response to COVID-19, retirement and pension benefits remained unchanged from 2020.
Qualified and Registered Plans - U.S.
    Savings Plan. U.S.-based employees of the Company may participate in a qualified 401(k) plan and make pre-tax or after-tax (Roth) elective deferrals to the plan ("Savings Plan"). Employees may contribute up to the maximum allowed by the U.S. Internal Revenue Code. The Company provides matching contributions on elective deferrals up to 5% annually. The Company also provides a 2% fixed employer contribution to employees who work at least 1,000 hours and are employed on December 31. In compliance with the U.S. Internal Revenue Code for 2020, contributions to the Savings Plan cannot be made on cash compensation in excess of $285,000 and employee contributions were limited to a maximum of $26,000 ($19,500 plus an additional $6,500 for those 50 years of age and older).
    Employees hired on or after January 1, 2020 who participate in the Savings Plan will be eligible for a 5% Company-provided fixed employer contribution (instead of the 2% fixed employer contribution) if they work at least 1,000 hours and are employed on December 31.
    As of December 31, 2020, Ms. Manning, Mr. Larson, Ms. Barbi and Mr. Laughlin participated in the U.S. Savings Plan.
    Pension Plan. U.S. based employees, including certain named executive officers, participate in the RGA Performance Pension Plan ("Pension Plan"), a qualified defined benefit plan. The Pension Plan is a widely available retirement plan, for all full-time employees hired before January 1, 2020, that is intended to provide a source of income for employees during retirement. The Pension Plan provides a "Performance Pension Account Benefit," that is generally defined as a lump sum account balance payable on or after termination of employment. The account balance may be converted to an actuarially equivalent annuity benefit.
    Employees hired before January 1, 2020 are eligible to participate in the pension plan and accrue benefits under the Performance Pension Account Benefit (subject to the age and service requirements required by the plan to begin participation). Employees hired on or after January 1, 2020 are not eligible to participate in the Pension Plan. Employees rehired with the Company on or after that date will not be eligible to accrue further benefits in the Pension Plan.
    As of December 31, 2020, Ms. Manning and Messrs. Larson, Laughlin and Cheng were eligible to receive the Performance Pension Account Benefit. Mr. Cheng does not accrue additional benefits under the plan since his transfer of employment outside of the U.S., but he is vested in a Performance Pension Account Benefit from his prior service in the U.S.
Non-qualified and Supplemental Plans - U.S.
    Non-qualified Augmented Plan. The Company's Augmented Benefit Plan ("Augmented Plan") is designed to restore benefits unavailable in the qualified Savings Plan and Pension Plan due to IRS compensation limitations for qualified plans, which was $285,000 for 2020. The Augmented Plan provides U.S. based executives at the vice president level and above benefits based on an employee's annual cash compensation, in accordance with the Internal Revenue Code. The Augmented Plan provides executives the opportunity to receive employer matching, employer non-elective contribution credits, and additional pension plan credits without regard to qualified plan limitations imposed by the IRS.
    The Augmented Plan has two components: a 401(k) Savings component and a Pension component. All contributions to the Augmented Plan are made by the Company. The matching contribution credits in the 401(k) Savings component of the Augmented Plan are only made in the event an employee's compensation for the year has not otherwise been matched with a credit in the Executive Deferred Savings Plan.
    The investment fund alternatives in the savings portion of the Augmented Plan are identical to the options in the qualified Savings Plan, except the Augmented Plan includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company credits the employee's non-qualified deferred compensation account with the returns he or she would have received in accordance with the investment alternatives selected by the employee. The Company does not pay above-market or preferential earnings, compensation or returns under the Augmented Plan or any other plan. Distributions from the Augmented Plan cannot be made until the participant is no longer employed by the Company.
    As of December 31, 2020, Ms. Manning and Messrs. Larson and Laughlin participated in both components of the Augmented Plan and Ms. Barbi participated in the savings component of the Augmented Plan. For additional details regarding executive participation in our retirement plans, see "Compensation Tables and Other Matters - Pension Benefits in 2020."
    Non-qualified Executive Deferred Savings Plan. U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan ("EDSP"), a non-qualified savings plan which allows employees to defer income, including ABP payments, without regard to qualified plan limitations. For the 2020 plan year, eligible employees are able to defer up to 50% of their base salary and up to 75% of their ABP payments.
    The Company credits EDSP accounts with matching contributions equal to the matching contributions unavailable to the employee under the Savings Plan (100% of total deferrals up to 5% of compensation in 2020) due to IRS compensation limits in the Savings Plan. Employees cannot withdraw any amounts from EDSP balances until they are no longer employed by the Company or reach the designated distribution date selected by the employee at the time of their deferral election. With respect to these distributions, participants may elect to receive either a lump-sum payment or 2 to 15 annual installments.
    The investment fund alternatives under the EDSP are identical to those in the Savings Plan, except the EDSP includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company credits the participant's non-qualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected by the employee. The Company does not pay above-market or preferential earnings, compensation or returns under EDSP or any other plan.
    As of December 31, 2020, Ms. Manning, Mr. Larson, Ms. Barbi and Mr. Laughlin were eligible to participate in the EDSP.
    Supplemental Payment Agreement. As previously disclosed in a Current Report on Form 8-K filed on July 25, 2019, the Company agreed to provide a supplemental payment (the "Supplemental Payment") to Ms. Manning upon her retirement from the Company, as an acknowledgment of the financial implications on her retirement benefits with respect to her relocation to the U.S. from Canada in 2016. The Supplemental Payment is designed to supplement the post-retirement benefits she will receive under the Company's U.S. and Canadian retirement and savings plans in order to provide her with an aggregate financial value comparable to that which she would have received under the Company's U.S. retirement and savings plans had she worked in the U.S. for her entire career.
    The Supplemental Payment will represent the difference between (i) the value of the Company-provided benefits that she would have received upon her retirement had she worked her entire career (starting upon her hire date in 2007 through retirement) in the U.S., and (ii) the value of Company-provided benefits that she will actually receive upon retirement from the Company. For this purpose, Company-provided benefits include any savings, pension or deferred compensation benefits funded by the Company based on her deferrals of pay, additional non-elective contributions to company retirement accounts and any subsequent investment returns credited to those deferred compensation accounts based on contribution from the Company. The value of any salary deferrals by Ms. Manning, including any subsequent investment return credited to those retirement accounts for those salary deferrals, is not included in the calculation of the Supplemental Payment.
    The Supplemental Payment will be made in U.S. dollars and is payable after Ms. Manning’s retirement from the Company as a single lump sum payment.
Qualified and Registered Plans - Canada
    Registered Pension Plan. All permanent Canadian employees are required to join the defined contribution plan on their date of hire. Each employee is required to contribute, by payroll deduction, an amount equal to 5% of their annual earnings (base salary and ABP payments), up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. The Company contributes, on behalf of each employee, an amount equal to the required contribution of the employee, up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. For 2020, the maximum allowable limit for combined employer and employee contributions is CAD $27,830. Employer contributions are immediately vested.
Effective January 1, 2021, the required employee contribution and matching Company contribution was increased to 6% of annual earnings, subject to the same limitations under the Canadian Income Tax Act described above.
    Company and employee contributions cannot be accessed by the employee until an employee retires at age 55 or later. Voluntary contributions made by the employee above the required contribution level are permitted under the plan and the employee may withdraw such funds at any time. Upon termination or retirement and subject to applicable legislation and tax withholding, plan participants may purchase a deferred or immediate life annuity contract or transfer the value of the benefit to another registered pension plan, registered retirement savings plan or any form of registered retirement income fund.
    In 2020, Mr. Néemeh participated in the Registered Pension Plan. Ms. Manning previously participated in the Registered Pension Plan before her relocation to the U.S., and she continues to maintain an accumulated balance of past employee and employer contributions.
Non-qualified and Supplemental Plans - Canada
    Defined Benefit Supplemental Executive Retirement Plan. The Company offers a defined benefit Supplemental Executive Retirement Plan ("DB SERP") in Canada to employees at the vice president level and above who are approved by senior management. An employee must also participate in the Registered Pension Plan to participate in the DB SERP. The DB SERP offers a traditional defined benefit annuity to participants based on the average of their highest five consecutive years of compensation that is above certain compensation thresholds set out in the plan. The DB SERP benefit is calculated using a number of factors including the employee's years of credited service and average pensionable earnings, each determined on the date the employee ceases to be an executive in Canada or leaves the Company. Benefits are payable at the time an employee leaves the Company.
    Effective January 1, 2020, no new executives may participate in the DB SERP. Executives hired on or after January 1, 2020 or who are promoted to an eligible executive position after January 1, 2020 will be eligible for a newly established defined contribution supplemental executive retirement plan offered by the Company. In addition, the DB SERP's accrual formula was changed so that service accruals after December 31, 2019 will accrue a smaller benefit on a participant's final average compensation above a certain level.
Effective January 1, 2021, the threshold for compensation eligible for the DB SERP was updated to mirror the threshold for the newly established defined contribution supplemental executive retirement plan (defined below). Accruals in the DB SERP for any service on or after January 1, 2021 will be based on any compensation not eligible for the underlying Registered Plan benefit due to Canadian Income Tax Act contribution limitations.
    An employee who retires on or after age 60 and has completed at least five years of uninterrupted employment with the Company is entitled to receive an annual supplementary allowance under the DB SERP. The allowance is a non-indexed pension that does not increase with inflation. The annual supplementary allowance payable is converted from the employee's accrued life annuity benefit to an actuarial equivalent lump sum or annuity with a term of 10 years of less. All benefits under the DB SERP are subject to applicable withholding tax and reporting pursuant to the Canadian Income Tax Act and other applicable law.
    Under the DB SERP, an employee may elect to retire at age 50, provided the employee has completed at least five years of uninterrupted employment with the Company, and subject to a reduction of the employee's annuity benefit of 0.33% for each month by which the employee retires before age 60.
    In 2020, Mr. Néemeh participated in the DB SERP. Ms. Manning participated in the DB SERP until her relocation to the U.S. in April 2016. Ms. Manning's accrued benefit in the DB SERP will be deferred until her retirement. For additional details regarding executive participation in our retirement plans, see "Compensation Tables and Other Matters - Pension Benefits in 2020."
Defined Contribution Supplemental Executive Retirement Plan. The Company offers a defined contribution Supplemental Executive Retirement Plan (“DC SERP”) in Canada to employees at the vice president level and above and approved by senior management. Any employee hired or promoted on or after January 1, 2020 is eligible for participation in the DC SERP (and not eligible to accrue benefits in the DB SERP). An employee must also participate in the Registered Pension Plan to participate in the DC SERP.

The DC SERP provides an employer contribution credit of 10% applied to any compensation not eligible for the underlying Registered Plan benefit due to Canadian Income Tax Act contribution limitations. Contribution credits are made to a notional account that is invested at the direction of the plan participant. Notional accounts will have the same investment options as those offered in the Registered Pension Plan accounts.

Benefits offered in the DC SERP are subject to a 5-year cliff vesting requirement. The value of the accumulated notional account is generally eligible to begin payment after an employee terminates from the Company upon reaching early retirement eligible age of 55 via installments of 10 years or less. All benefits under the DC SERP are subject to applicable withholding tax and reporting pursuant to the Canadian Income Tax Act and other applicable law.

In 2020, none of the Named Executive Officers participated in the DC SERP plan.
Supplemental Retirement Plan - Hong Kong
    The Company offers a supplemental retirement plan to all full-time regular employees in Hong Kong. The plan includes both a mandatory contribution component under the Hong Kong Mandatory Provident Fund ("MPF") system and a voluntary contribution as a supplementary retirement provided by the Company.
    Under the plan, both the Company and Hong Kong employees are each required to make regular mandatory contributions calculated at 5% of the employee's relevant income to an MPF plan, subject to the minimum and maximum relevant income levels. The maximum relevant income level is capped at HK$30,000 per month in 2020.

    In addition to the mandatory portion, the Company makes contributions at a total of 10.8% of the base remuneration, up to a maximum amount, less any mandatory employer contributions. The maximum amount for calculating the contributions is set at HK$2.5 million per annum. The benefit is subject to a vesting schedule associated with years of continuous service with the Company.
    The Hong Kong supplementary retirement plan has a 10 year graded vesting period. Contributions to this supplementary retirement fund are typically not available for use by employees, even after they terminate employment with the Company, until they reach age 65.
    As of December 31, 2020, Mr. Cheng participated in the Hong Kong supplementary retirement plan. Mr. Cheng is part of a separate subgroup for which the contributions made to the supplementary retirement fund are not limited to the maximum base salary limitation. The supplementary contribution for Mr. Cheng is based on his full base salary remuneration.
EXECUTIVE COMPENSATION PROCESS
The Role of the Compensation Committee
    Our executive compensation program is evaluated and approved by the Compensation Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of our shareholders. The Compensation Committee also determines the compensation of the Chief Executive Officer ("CEO") and evaluates and approves the compensation for the members of senior management of the Company, including our named executive officers.
Timing of Compensation Decisions
The Compensation Committee approves compensation for executive officers in March of each year. All compensation and incentive awards are made in consideration of market pay competitiveness and in comparison to peer company and published survey data.
In 2020, the Compensation Committee approved the grants of PCS, RSU and SARs awards in March. Equity grants are effective on and have a grant date of the same day as the Compensation Committee meeting. The PCS awards are measured by financial performance over a three-year period. The strike price for grants of SARs is the NYSE closing price of our common stock on the day of the Compensation Committee meeting. This timing and process is designed to ensure that our fourth quarter earnings information (typically released in late January) is fully disseminated to the market by the time the SARs strike price is determined.
Compensation Consultants
In forming its recommendations on our overall compensation program, the Committee annually engages an independent consulting firm to provide advice about competitive compensation practices and to determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. In 2020, Meridian Compensation Partners, LLC ("Meridian") served as independent advisor to the Compensation Committee. The Committee directly engaged Meridian to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation and to apprise the Compensation Committee of compensation market practices. Meridian also performs competitive marketplaces assessments of our named executive officers, which includes a comparison to our peer companies and published survey data. Meridian will also periodically conduct reviews of our incentive plans to ensure a competitive position.

Other than work for the Compensation Committee, Meridian provides no other services to the Company or its affiliates. Additionally, the Company's Compensation Committee determined no conflicts of interest existed to prevent Meridian from serving as an independent advisor to the Compensation Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Compensation Committee charter, the Compensation Committee reviews and approves the compensation of our CEO, other named executive officers and senior management. The CEO plays a significant role in the compensation-setting process for the named executive officers (other than the CEO). The CEO and senior management play a significant role in setting compensation for management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management's role are:
•evaluating employee performance;
•recommending business performance targets, goals and objectives; and
•recommending salary levels, ABP and equity incentive award targets.
Our CEO and Chief Human Resources Officer work with the Compensation Committee chair to establish the agenda for Compensation Committee meetings. The Company prepares relevant information and reports for each Compensation Committee meeting. Our Chief Executive Officer participates in Compensation Committee meetings at the Compensation Committee's request to provide:
•background information regarding our strategic objectives;
•an evaluation of the performance of the senior management and direct reports; and
•compensation recommendations as to senior management and direct reports.
Our executives and other members of management are made available to Meridian or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by Meridian.

Competitive Marketplace Assessment
    In July 2020, we worked with Meridian to consolidate our previous peer groups into a single set of peer companies in order to evaluate our compensation practices for purposes such as pay levels and pay design, to determine competitive executive pay, identify differences from general industry market data and to provide benchmarks for setting an appropriate compensation structures.

2020 Peer Companies
Aflac, Incorporated	Globe Life, Inc.
American Financial Group, Inc.	The Hartford Financial Services Group, Inc.
American National Insurance Company	Lincoln National Corp.
Assurant, Inc.	Principal Financial Group, Inc.
Brighthouse Financial, Inc.	Sun Life Financial, Inc.
CNO Financial Group, Inc.	Unum Group
Equitable Holdings, Inc.	Voya Financial, Inc.
Peer Company Changes
    The Compensation Committee regularly reviews the companies we use to evaluate our compensation practices for purposes such as pay levels, pay design and performance comparisons. In

2020, Meridian performed an analysis on the Company's previous Pay Level Peer Group and Pay Design Peer Group. At the recommendation of Meridian, the Compensation Committee decided to consolidate the two groups into a single list of peer companies and discontinue the use of separate peer groups to assist in executive compensation comparisons. The Compensation Committee also removed Athene Holdings as a peer company and added Sun Life Financial, Inc. to this list of peer companies.
    We review and update this information periodically in order to ensure that our peer company comparators remain appropriate in light of evolving practices with respect to peer determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies and other changes which might affect the appropriateness of a particular comparator.
How We Use Peer Company Data
    When making determinations in 2020 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by Meridian as the beginning reference point. This analysis included a review and assessment of publicly disclosed compensation data for our peer companies, as well as additional industry-appropriate survey data. In most markets, we align our target executive compensation levels with the market median in order to retain current talent and attract new talent. In addition to a review of the competitive compensation data provided by Meridian, we also considered individual performance, internal pay equity among positions and levels and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.

2020 COMPENSATION ACTIONS AND RESULTS
Compensation Element #1 - Base Salary
In determining the base salaries of our named executive officers, the Compensation Committee considers our compensation compared to that of our peer companies, as well as published surveys. The Compensation Committee also considers recommendations submitted to it by our Chief Executive Officer for the other named executive officers.

2020 NAMED EXECUTIVE OFFICER BASE SALARIES

Name	2020 Base Salary	2020 Percentage Increase
Anna Manning	$1,030,000	0.0%
Todd C. Larson	$645,000	7.5%
Alain P. Néemeh	$645,000	4.0%
Leslie Barbi	$575,000	n/a1
Tony Cheng	$613,992[2]	4.0%
John P. Laughlin	$615,000	3.4%
1Ms. Barbi was not employed by the Company the previous year.
2Mr. Cheng's base salary was converted to USD using an average annual foreign exchange rate.
Compensation Element #2 - Annual Bonus Plan ("ABP")
    2020 Annual Bonus Plan Awards. In February 2020, the Compensation Committee approved the performance goals and business criteria for the named executive officers under the ABP for 2020, including the minimum, target and maximum ABP opportunities, as a percentage of base salary, as described in the table below. Overall Company financial performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any payouts under the awards are made. The performance goals the Committee established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they were intended to be within reach if such efforts are made, and also provide additional rewards for extraordinary achievement. We believe that goals that are too difficult to attain would not have the effect of providing appropriate incentives.

Annual Bonus Plan (based only on overall Company financial performance)
Performance Measures and Goals	Minimum	2020 Target	Maximum	Numerical Results	Weight	Payout Percent
Adjusted Operating Income Per Share[1]	$12.94	$13.91	$14.88	$7.54	50.0%	0.0%
	93.0%		107.0%
Book Value Per Share Excluding AOCI[1]	$136.80	$144.00	$151.20	$132.33	25.0%	0.0%
	95.0%		105.0%
New Business Embedded Value	$325.00	$580.00	$835.00	$561.20	15.0%	14.4%
	56.0%		144.0%
Annual Adjusted Consolidated Revenue[1]	$14,121.00	$14,864.00	$15,607.00	$14,595.88	10.0%	8.2%
	95.0%		105.0%
Unadjusted Payout[2]						22.6%
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures. [2]See "COVID-19 Impact and Response" on page 28 for additional information.
    In March 2021, the Compensation Committee approved the ABP awards for our named executive officers for 2020 performance. Ms. Manning had ABP allocations based 100% on overall Company financial results. Messrs. Larson, Néemeh and Laughlin had ABP allocations based on overall Company financial results and individual performance. Ms. Barbi had ABP allocations based on overall Company financial results and departmental results (Investments), as well as individual performance. Mr. Cheng had ABP allocations based on overall Company financial results and on business unit results (Asia segment), as well as individual performance. The weighted average of the Company-specific ABP financial performance metrics for 2020 performance was 22.6%.

    As described in "Compensation Discussion and Analysis - COVID-19 Impact and Response" the Compensation Committee applied its discretion and adjusted ABP payouts for certain named executive officers and other Company employees. The following table describes the minimum, target and maximum ABP opportunities for the named executive officers (as a percentage of base salary) as approved by the Compensation Committee in February 2020, and the actual ABP payments for 2020 performance, as approved by the Committee in March 2021:

2020 INDIVIDUAL ANNUAL BONUS PLAN RESULTS
Name	ABP Threshold[1]	ABP Target[1]	ABP Maximum[1]	2020 Target ABP Award in Dollars	Actual ABP Percentage of Target for 2020	Actual ABP Payment for 2020
Anna Manning	90%	180%	360%	$1,854,000	75.0%	$1,390,500
Todd C. Larson	60%	120%	240%	$774,000	75.0%	$580,500
Alain P. Néemeh	60%	120%	240%	$774,000	75.0%	$580,500
Leslie Barbi	50%	100%	200%	$565,417	80.0%	$452,333
Tony Cheng	30%	60%	120%	$368,395	104.0%	$384,126
John P. Laughlin	50%	100%	200%	$615,000	65.0%	$399,750
1Expressed as a percentage of base salary.

Compensation Element #3 - Performance Contingent Awards
2017-2019 PCS Results. In February 2017, the Compensation Committee established the target and range for the following Performance Contingent Share ("PCS") performance measures: (i) three-year adjusted operating ROE; (ii) three-year Relative ROE and (iii) three-year revenue growth rate, for the period beginning in 2017 at levels that were consistent with our intermediate-term goals for those measures. The payout results for the 2017-2019 PCS grants were determined in late April 2020, once Relative ROE results for the cycle were determined, and payments were made in May 2020. The following table describes the PCS payouts for the 2017-2019 performance period:

2017-2019 PERFORMANCE CONTINGENT SHARE PAYOUT

Name	Percentage Payout	Number of Shares Acquired on Payout	Value Realized on Payout
Anna Manning	131.5%	24,672	$2,107,976
Todd C. Larson	131.5%	4,745	$405,413
Alain P. Néemeh	131.5%	5,323	$454,797
Leslie Barbi[1]	—	—	—
Tony Cheng	131.5%	2,898	$247,605
John P. Laughlin	131.5%	4,144	$354,063
1 Ms. Barbi was not employed by the Company when 2017-2019 PCS grants were made.
2018-2020 PCS Results. In February 2018, the Compensation Committee established the target and range for the following PCS performance measures: (i) three-year adjusted operating ROE; (ii) three-year adjusted operating income and (iii) three-year book value per share, excluding AOCI. These measures were set for the period beginning in 2018 at levels that were consistent with our intermediate-term goals for those measures. The performance period for the 2018 PCS grant began on January 1, 2018 and ended on December 31, 2020.
In February 2021, the Compensation Committee reviewed the results for the 2018-2020 performance period and determined that none of the metrics met the threshold level. The following table describes the goals established in February 2018 and actual results:

2018-2020 PCS RESULTS
Performance Measure	Weight	Threshold	Target	Maximum	Actual	Percentage of Target Payout
Three-Year Adjusted Operating Return on Equity[1]	33.5%	9.5%	10.5%	11.5%	8.9%	0%
Three-Year Adjusted Operating Income[1] ($M)	33.5%	$2,403.0	$2,597.9	$2,792.7	$2,138.2	0%
Three-Year Book Value per Share, Excluding AOCI[1]	33.0%	$138.31	$145.59	$152.87	$130.60	0%
Weighted Average						0%
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.
For additional information, see "Compensation Tables and Other Matters - SARs and Option Exercises and Stock Vested in 2020."
2019-2021 PCS Awards. In March 2019, the Compensation Committee established the targets and ranges for the following PCS performance measures: (i) three-year adjusted operating return on equity; (ii) three-year adjusted operating income and (iii) three-year book value per share, excluding AOCI. These measures were set for the period beginning in 2019 at levels that are consistent with our intermediate-term goals for those measures. The performance period for the 2019 PCS grant began on January 1, 2019 and will end on December 31, 2021. The Company estimates with a high degree of confidence that the 2020 financial results will eliminate the possibility of any future payments under the PCS awards granted for the 2019-2021 performance period.
2020-2022 PCS Awards. In early March 2020, before the global nature and severity of the COVID-19 pandemic was understood, the Compensation Committee established the targets and ranges for the following PCS performance measures: (i) three-year adjusted operating return on equity; (ii) three-year adjusted operating income and (iii) three-year book value per share, excluding AOCI. These measures were set for the period beginning in 2020 at levels that are consistent with our intermediate-term goals for each measure. The performance period for the 2020 PCS grant began on January 1, 2020 and will end on December 31, 2022. The Company estimates with a high degree of confidence that the 2020 financial results will eliminate the possibility of any future payments under the PCS awards granted for the 2020-2022 performance period.

2020-2022 PERFORMANCE CONTINGENT SHARE METRICS
Performance Measure	Weight	Threshold	Target	Maximum
Three-Year Adjusted Operating Return on Equity[1]	33.5%	9.5%	10.5%	11.5%
Three-Year Adjusted Operating Income[1] ($M)	33.5%	$2,608.5	$2,820.0	$3,031.5
Three-Year Book Value Per Share, Excluding AOCI[1]	33.0%	$154.66	$162.80	$170.94
[1]See "Use of Non-GAAP Financial Measures" on page 115 for reconciliations from GAAP figures to adjusted operating figures.
See "Compensation Tables and Other Matters - Grants of Plan-Based Awards in 2020" for a description of the 2020 PCS grants.
Compensation Element #4 - Stock Based Awards
    2020 SARs Grant. In March 2020, the Compensation Committee approved the 2020 annual Stock Appreciation Rights ("SARs") awards for our named executive officers and other company executives. The vesting schedule for the annual SARs grant is four years (vesting 25% at the end of each year). We made these grants because we believe that SARs are an appropriate vehicle for providing long-term value to participants because of the alignment to long-term shareholder value. The SARs granted on March 6, 2020 have a strike price of $117.85, which was the closing price of our stock on the date the grants were approved. See "Compensation Tables and Other Matters - Grants of Plan-Based Awards in 2020" for a description of the 2020 annual SARs grants.
    The following table describes the 2020 annual SARs awards for the named executive officers, granted on March 6, 2020:
2020 SARs GRANTS

Name	Number of SARs Granted
Anna Manning	95,388
Todd C. Larson	20,330
Alain P. Néemeh	20,330
Leslie Barbi	13,354
Tony Cheng	8,127
John P. Laughlin	12,243
*Mr. Néemeh received net-settled stock options in lieu of SARs.

Compensation Element #5 - Retirement and Pension Benefits
    For 2020, and in compliance with the terms of the plans described herein, our named executive officers received Company contributions, where applicable, based upon their completion of a year of credited service and compensation (base pay and ABP payments for U.S. and Canadian plans) earned. Additionally, the contributions made by the Company on their behalf were in compliance with the U.S. Internal Revenue Code for US executive officers, the Canadian Income Tax Act and other provincial legislation for the Canadian executive officers and the Basic Law of Hong Kong and the Hong Kong Mandatory Provident Fund Schemes Authority Ordinance (Cap 485) for the Hong Kong executive officers.
U.S. Plans
    Under the qualified and non-qualified Pension Plans and Savings Plans, and assuming a retirement on December 31, 2020, the named executive officers eligible to receive benefits are listed below:
    Qualified and Non-qualified Pension Plans. As of the completion of 2020, Ms. Manning and Messrs. Larson and Laughlin met the vesting requirements of the plans and are therefore eligible to receive their Performance Pension Account benefits in both the U.S. Pension Plan and the Augmented Benefit Plan upon the termination of their employment with the Company and in accordance with the terms of the plans. Mr. Cheng met the vesting requirements of the U.S. Pension Plan and is eligible to receive his Performance Pension Account benefit upon the termination of his employment with the Company in accordance with the terms of the plan.
    Qualified and Non-qualified Savings Plans. As of the completion of 2020, Ms. Manning and Messrs. Larson and Laughlin met the vesting requirements of the plans and are therefore eligible to receive the benefits from both the U.S. Savings Plan and the Augmented Benefit Plan upon the termination of their employment with the Company in accordance with the terms of the plans. As of the completion of 2020, Ms. Barbi had not fully met the vesting requirements of the plans and is therefore not eligible to receive full benefits from either the U.S. Savings Plan or the Augmented Benefit Plan upon termination of her employment with the Company in accordance with the terms of the plans.
Canadian Plans
    Under the Registered Pension Plan and the DB SERP, and assuming a retirement on December 31, 2020, the Canadian named executive officers who would be eligible to receive benefits are listed below:
    Registered Pension Plan. As of the completion of 2020, Ms. Manning meets the vesting and early retirement eligibility requirements and is eligible to receive the benefits in accordance with the plan guidelines. Mr. Néemeh does not yet meet the early retirement eligibility criteria.
    Defined Benefit Supplemental Executive Retirement Plan. As of the completion of 2020, Ms. Manning and Mr. Néemeh meet the vesting and early retirement eligibility requirements and are eligible to receive the benefits in accordance with the plan guidelines. Effective January 1, 2020, no new executives may participate in the DB SERP.
Hong Kong Plan
    As of the completion of 2020, Mr. Cheng met the vesting requirements of the plan and is therefore eligible to receive benefits from the employer voluntary contribution supplementary benefit fund upon the termination of his employment with the Company, in accordance with the terms of the plan. Mr. Cheng will be eligible to receive benefits from the employee and employer mandatory contribution benefit fund upon his retirement, based on the provisions set forth in the Hong Kong Mandatory Provident Fund.
Other Retirement Benefits
    Ms. Manning is eligible to receive the benefits provided in the Supplemental Payment Agreement, dated July 25, 2019, in accordance with the terms set out therein. Information on the Supplemental Payment Agreement can be found under "Compensation Element #5 - Retirement and Pension Benefits - Non-qualified and Supplemental Plans - U.S. - Supplemental Payment Agreement."

2021 COMPENSATION PROGRAM
Compensation Element #1 - Base Salary
Given the impact the COVID-19 pandemic had on the Company, management recommended and the Compensation Committee agreed to no salary increase for all senior level executives for 2021. In the first quarter of 2021, the Committee approved the following base salaries for 2021 for the named executive officers as listed below.
2021 NAMED EXECUTIVE OFFICER BASE SALARIES

Name	2021 Base Salary	2021 Percentage Increase
Anna Manning	$1,030,000	0%
Todd C. Larson	$645,000	0%
Alain P. Néemeh	$645,000	0%
Leslie Barbi	$575,000	0%
Tony Cheng	$613,992[1]	0%
1Mr. Cheng's base salary was converted to USD using an average annual foreign exchange rate.
Due to a role change, effective as of October 1, 2020, John Laughlin was no longer a Section 16 Reporting Person. On February 1, 2021, Mr. Laughlin changed roles; as a result, he will not be a named executive officer in 2021 and therefore, no forward looking information on Mr. Laughlin’s compensation for 2021 is provided in this section.
Compensation Element #2 - Annual Bonus Plan
The 2021 ABP objectives for Ms. Manning will be based 100% on overall Company-specific financial results. Messrs. Larson, and Néemeh will have ABP allocations based on overall Company financial results and individual performance. Ms. Barbi will have ABP allocations based on overall Company financial results and on departmental results (Investments), as well as individual performance. Mr. Cheng will have ABP allocations based on overall Company financial results and on business unit results for the Asia segment, as well as individual performance.

Company-specific financial performance metrics are measured 50% on adjusted operating earnings per share, 25% on a strategic scorecard, 15% on new business embedded value and 10% on total revenues. The strategic scorecard was introduced to eliminate the overlap of metrics used for both the ABP and PCS programs and to provide an element of discretion in to final payout decisions.

In the first quarter of 2021, the Compensation Committee approved the performance measures and ABP opportunities for 2021 (as a percentage of base salary), which were unchanged from 2020.

2021 ANNUAL BONUS PLAN OPPORTUNITIES
Name	ABP Threshold	ABP Target	ABP Maximum
Anna Manning	90%	180%	360%
Todd C. Larson	60%	120%	240%
Alain P. Néemeh	60%	120%	240%
Leslie Barbi	50%	100%	200%
Tony Cheng	30%	60%	120%
Compensation Element #3 - Performance Contingent Awards
2021-2023 PCS Plan. In March 2021, the Compensation Committee established the targets and ranges for the following PCS performance measures: (i) adjusted operating return on equity; (ii) adjusted operating income and (iii) book value per share, excluding AOCI. These measures were set for discrete periods for 2021 and 2022, with a time vesting component for 2023, at levels that are consistent with our intermediate-term goals for each measure. The performance period for the 2021 PCS grant began on January 1, 2021 and will end on December 31, 2023. This is a one-time cycle design due to the uncertainty regarding the affects of the COVID-19 pandemic and will be revised for the cycle starting in 2022.
2021 PERFORMANCE CONTINGENT SHARE GRANTS

Name	Number of PCS Granted
Anna Manning	22,285
Todd C. Larson	4,750
Alain P. Néemeh	4,750
Leslie Barbi	3,120
Tony Cheng	1,890
PCS grants have historically represented 75% of long-term incentive compensation grants for our named executive officers. Based on market data, this allocation to performance shares was higher than that of our peer companies. In order to rebalance the award allocation and better align with competitive market practice, the Compensation Committee decided to offer RSUs alongside PCS awards. Beginning in 2021, PCS grants will represent 50% of such long-term grants, with the remaining 50% of grants allocated 25% to RSUs and 25% to SARs.
In addition to the annual grants noted above, a one-time grant was made in 2021, see "Compensation Discussion and Analysis - COVID-19 Impact and Response" for additional information.
Compensation Element #4 - Stock Based Awards
2021 SARs Grant. In March 2021, the Compensation Committee approved the 2021 annual SARs awards for the named executive officers, as follows:

2021 SARs GRANTS

Name	Number of SARs Granted
Anna Manning	41,154
Todd C. Larson	8,771
Alain P. Néemeh	8,771
Leslie Barbi	5,762
Tony Cheng	3,491
*Mr. Néemeh received net-settled stock options in lieu of SARs.
    The vesting schedule for the annual SARs grant is four years (vesting 25% at the end of each year). The SARs have a strike price of $129.01, which was the closing price of our stock on March 11, 2021 the date the grants were approved.
2021 RSUs Grant. In March 2021, the Compensation Committee approved the 2021 annual RSU awards for the named executive officers, as follows:
2021 RSU GRANTS

Name	Number of RSUs Granted
Anna Manning	11,143
Todd C. Larson	2,375
Alain P. Néemeh	2,375
Leslie Barbi	1,560
Tony Cheng	945
In addition to the annual grants noted above, a one-time grant was made in 2021, see "Compensation Discussion and Analysis - COVID-19 Impact and Response" for additional information.
Compensation Element #5 - Retirement and Pension Benefits
In 2021, there will be no changes to retirement and pension benefits programs from the 2020 programs in response to COVID-19.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the portions of this Compensation Discussion and Analysis described in Regulation S-K Item 402(b) be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:

Hazel M. McNeilage, Chair
Pina Albo
Christine R. Detrick
Frederick J. Sievert

COMPENSATION TABLES AND OTHER MATTERS

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
Anna Manning President and CEO	2020	$1,030,000	---	$4,312,485	$1,444,174	$1,390,500	$617,725	$249,349	$9,044,233
	2019	$1,025,385	---	$3,375,029	$989,547	$2,144,954	$404,102	$177,258	$8,116,275
	2018	$992,308	---	$2,812,518	$1,017,261	$1,308,840	$375,734	$193,761	$6,700,422
Todd C. Larson Sr. EVP and CFO	2020	$636,346	---	$919,112	$307,796	$580,500	$360,017	$109,992	$2,913,763
	2019	$596,154	---	$742,518	$217,692	$832,992	$315,487	$101,994	$2,806,837
	2018	$566,538	---	$646,931	$233,982	$501,722	$299,764	$85,405	$2,334,342
Alain P. Néemeh Sr. EVP and COO	2020	$640,833	---	$919,112	$307,796	$580,500	$913,754	$50,236	$3,412,231
	2019	$616,667	---	$767,211	$224,951	$860,759	$2,105,409	$50,893	$4,625,890
	2018	$597,250	---	$719,952	$260,415	$523,536	$652,226	$50,960	$2,804,339
Leslie Barbi EVP & Chief Investment Officer	2020	$561,731	---	$603,746	$202,180	$452,333	$0	$302,721	$2,122,711
Tony Cheng EVP, Head of Asia	2020	$609,766	---	$367,456	$123,043	$384,126	$661	$300,284	$1,785,336
	2019	$580,299	$800,000	$352,086	$103,222	$477,421	$634	$288,940	$2,602,602
John P. Laughlin EVP, GFS	2020	$611,154	---	$553,541	$185,359	$399,750	$403,955	$69,774	$2,223,533
	2019	$591,924	$1,000,000	$535,537	$157,014	$1,008,025	$465,909	$76,250	$3,834,659
	2018	$570,385	---	$517,484	$187,178	$816,914	$416,198	$61,362	$2,569,521

1.This column includes any amounts deferred at the election of the executive officers under the Company's Executive Deferred Savings Plan and retirement Savings Plan. For 2020, the base salary for Mr. Néemeh was determined in USD and converted to CAD on a monthly basis. For 2020, the base salary for Mr. Cheng was determined in HKD and converted to USD using an average monthly foreign exchange rate.
2.This column includes any amounts paid under Cash Retention Award Agreements. Pursuant to the terms of two Cash Retention Award Agreements, entered into separately between the Company and Messrs. Laughlin and Cheng on January 9, 2015, Mr. Laughlin received a gross cash payment of $1,000,000 and Mr. Cheng received a gross cash payment of $800,000, less applicable withholding taxes and deductions, in January 2020, following the completion of their continuous employment terms, as set forth in the agreements.
3.This column represents the grant date fair value of PCS units granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation ("ASC 718"). For additional information on the valuation assumptions, refer to note 17 of the Company's financial statements in the Form 10-K for the year ended December 31, 2020, as filed with the SEC. See also "Grants of Plan-Based Awards in 2020" for information on awards made in 2020. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.
Due to the impact of the COVID-19 pandemic on the Company’s 2020 financial results, Company financial performance for the 2018-2020 PCS performance period (awards granted in 2018) was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall. Additionally, As a result of: (i) the COVID-19 pandemic’s impact on the Company’s 2020 financial performance, (ii) the financial metrics being established prior to the pandemic, (iii) the cumulative nature of the financial metrics for each PCS plan cycle, and (iv) the degree of stretch performance that is built into the PCS performance metrics, the Company estimates with a high degree of confidence that payouts for the PCS awards granted in 2019 and 2020 will also be zero.
4.This column represents the grant date fair value of SARs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 17 of the Company's financial statements in the Form 10-K for the year ended December 31, 2020, as filed with the SEC. See also "Grants of Plan-Based Awards in 2020" for information on SARs granted in March 2020. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers.
5.Includes for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.
6.This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The increase in pension value for 2020 is attributable to additional service and compensation as well as an increase due to assumptions and age. The Company does not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the "Pension Benefits in 2020" and "Nonqualified Deferred Compensation in 2020" tables for additional information.
The change in pension value for Mr. Néemeh represents the sum of the change in pension value in each fiscal year for the defined benefit supplemental executive retirement plan (Canadian DB SERP). The change in pension value for the RGA Canadian Defined Benefit Plan SERP is due to changes in interest rate assumptions, as well service accrual and changes in the average pensionable earnings. The accumulated value of the RGA Canadian Defined Benefit Plan SERP is calculated by converting the participant’s accrued annuity benefit under the plan to an actuarial equivalent present value amount as of the measurement date.  The interest rate assumption used for this conversion has a material impact on the calculation.  As a result, significant changes in interest rates from year to year can lead to material changes to the accumulated value of the benefit.
The change in pension value for Ms. Manning represents the sum of the change in pension value for the U.S. Pension Plans (which recognize only four years of service) as well as the RGA Canadian Defined Benefit Plan SERP. Ms. Manning has not accrued additional benefits under the RGA Canadian Defined Benefit Plan SERP plan since her transfer to the U.S. in April 2016. However, the present value of the plan benefit is affected by changes in interest rate assumptions.
For Ms. Manning, this column also includes the accrual value of a supplemental payment to be paid upon her retirement from the Company, as an acknowledgment of the financial implications on her retirement benefits with respect to her relocation to the U.S. from Canada in 2016. The supplemental payment represents the difference between (i) the value of the Company-provided benefits that she would have received upon her retirement had she worked her entire career (starting upon her hire date in 2007 through retirement) in the U.S., and (ii) the value of Company-provided benefits that she will actually receive upon retirement from the Company. For this purpose, Company-provided benefits include any savings, pension or deferred compensation benefits funded by the Company based on her deferrals of pay, additional non-elective contributions to company retirement accounts and any subsequent investment returns credited to those deferred compensation accounts based on contribution from the Company. The value of any salary deferrals by Ms. Manning, including any subsequent investment return credited to those retirement accounts for those salary deferrals, is not included in the calculation of this supplemental payment. This payment will be a single lump sum payment made in U.S. dollars after Ms. Manning’s retirement from the Company. See "Compensation Element #5 - Retirement and Pension Benefits - Non-qualified and Supplemental Plans - U.S. - Supplemental Payment Agreement" for more information.
Mr. Cheng accrued a benefit in the U.S. pension plan prior to his transfer outside of the country in 2002. Mr. Cheng does not accrue additional benefits in the plan, but his Performance Pension Account continues to increase with interest each year.
7.Amount includes contributions by the Company to the officers' accounts in qualified and nonqualified plans for the 2020 plan year. Includes life insurance premiums paid by the Company on behalf of Ms. Manning in the amount of $11,951, Mr. Larson in the amount of $7,139, Ms. Barbi in the amount of $3,856 and Mr. Laughlin in the amount of $11,390. Amount also includes additional disability premiums paid by the Company on behalf of Mr. Néemeh in the amount of $33,675, as well as Company contributions of $10,240 to the Registered Pension Plan. Amount includes Company contributions on behalf of Mr. Cheng to the Mandatory Provident Fund in the amount of $65,855.
Includes $3,442 of payment to Ms. Manning attributable to correcting an underpayment for amounts paid to her in lieu of qualified and non-qualified defined contribution retirement plan contributions due to Ms. Manning's residency status waiting period.
Includes Company contributions for 2020 under the Savings Plan of $28,500 for Ms. Barbi and $19,950 for Ms. Manning and Messrs. Larson and Laughlin. Also includes Company contributions for 2020 under the Augmented Savings Plans of $57,799 for Ms. Manning, $23,687 for Mr. Larson, $38,434 for Mr. Laughlin, and $25,587 for Ms. Barbi. Includes Company matching contributions for 2020 under the Executive Deferred Savings Plan ("EDSP") of $144,498 for Ms. Manning and $59,217 for Mr. Larson.
In 2020, Mr. Cheng received a total of $227,130 for local allowances, of which $36,266 was for education and $190,864 was for housing. Allowances are benefits offered to select executives in Hong Kong and are reviewed on an annual basis to ensure compensation in Hong Kong remains market competitive. In 2020, Ms. Barbi received a signing bonus of $200,000 and a miscellaneous allowance (plus applicable gross ups) to support her relocation in the amount of $44,778.
For 2020, amount includes foreign tax preparation taxable benefit amount grossed up for taxes for Ms. Manning in the amount of $3,938. It also includes tax gross-ups in the amount of $5,977 related to foreign tax preparation and on the underpayment correction mentioned previously for Ms. Manning. Amount includes foreign tax preparation taxable benefit amount for Mr. Néemeh grossed up for taxes in the amount of $752. Amount also includes professional dues paid by the Company on behalf of Ms. Manning for $1,794, Mr. Néemeh for $833, and Mr. Cheng for $963. Amount also includes fees paid by the Company for parking for Mr. Néemeh in the amount of $4,737. Amount includes fees paid by the Company for club memberships including the use of a fitness facility for Mr. Cheng in the amount of $6,336.

Grants of Plan-Based Awards in 2020
    This table provides the following information about equity and non-equity awards granted to the named executive officers in 2020: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2020 for the 2020 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2020 for the 2020-2022 performance period; (4) all other option awards, which consist of the SARs granted to the named executive officers in 2020; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant and (6) the grant date fair value of each equity grant calculated under ASC 718.

GRANTS OF PLAN-BASED AWARDS IN 2020

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options[3]	Exercise of Base Price of Option Awards[4]	Grant Date Fair Value of Stock and Option Awards[5]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Anna Manning	3/6/2020	$927,000	$1,854,000	$3,708,000	---	---	---	---	---	---	---
		---	---	---	18,297	36,593	73,186	---	---	---	$4,312,485
		---	---	---	---	---	---	---	95,388	$117.85	$1,444,174
Todd C. Larson	3/6/2020	$387,000	$774,000	$1,548,000	---	---	---	---	---	---	---
		---	---	---	3,900	7,799	15,598	---	---	---	$919,112
		---	---	---	---	---	---	---	20,330	$117.85	$307,796
Alain P. Néemeh	3/6/2020	$387,000	$774,000	$1,548,000	---	---	---	---	---	---	---
		---	---	---	3,900	7,799	15,598	---	---	---	$919,112
		---	---	---	---	---	---	---	20,330	$117.85	$307,796
Leslie Barbi	3/6/2020	$282,787	$565,574	$1,131,148	---	---	---	---	---	---	---
		---	---	---	$2,562	$5,123	$10,246	---	---	---	$603,746
		---	---	---	---	---	---	---	13,354	$117.85	$202,180
Tony Cheng	3/6/2020	$184,198	$368,395	$736,790	---	---	---	---	---	---	---
		---	---	---	1,559	3,118	6,236	---	---	---	$367,456
		---	---	---	---	---	---	---	8,127	$117.85	$123,043
John P. Laughlin	3/6/2020	$307,500	$615,000	$1,230,000	---	---	---	---	---	---	---
		---	---	---	2,349	4,697	9,394	---	---	---	$553,541
		---	---	---	---	---	---	---	12,243	$117.85	$185,359

1.    These columns reflect the potential value of the payment for 2020 performance under the ABP for each named executive if the minimum, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and ABP multiples for determining the payments are described in the CD&A. The ABP payment amount for actual 2020 performance was determined in March 2021 based on the metrics described in the CD&A and is included in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation."
2.    This column reflects the number of PCS units granted in March 2020, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2020 and ends December 31, 2022. If the threshold level of performance is met, the award of shares starts at 50% (target is 100% and maximum is 200%).
3.    This column reflects the number of SARs granted in March 2020, which vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2020.
4.    This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on March 6, 2020, the date the Compensation Committee approved the grants.
5.    This column reflects the full grant date fair value of PCS units under ASC 718 and the full grant date fair value of SARs under ASC 718 granted to the named executive officers in 2020. See notes 3 and 4 of the "Summary Compensation Table" for a discussion of fair value calculation related to the PCS and SARs respectively. For PCS units with the grant date of March 6, 2020, fair value is calculated using the closing price of Company stock of $117.85.
    For SARs with a grant date of March 6, 2020, fair value is calculated using the Black-Scholes value of $15.14. For additional information on the valuation assumptions, refer to note 17 of the Company's financial statements in the Form 10-K for the year ended December 31, 2020, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. For example, the PCS units are subject to specified performance objectives over the performance period, with 33.5% tied to Three-Year Adjusted Operating Return on Equity, 33.5% tied to Three-Year Adjusted Operating Income and 33% tied to Three-Year Book Value per Share, excluding AOCI.

Outstanding Equity Awards at 2020 Year-End
The following table provides information on the 2020 year-end holdings of SARs, stock options and PCS by our named executive officers. This table includes vested and unvested SARs and option awards and unvested PCS grants with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of December 31, 2020, which was $115.90. The PCS grants are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.
OUTSTANDING EQUITY AWARDS AT 2020 YEAR-END

Option Awards[1]						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[2]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units or Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3]
Anna Manning
3/7/2014	5,514			$78.48	3/7/2024
3/6/2015	8,340			$90.06	3/6/2025
12/1/2015	153,453			$93.21	12/1/2025
3/4/2016	26,681			$93.53	3/4/2026
3/3/2017	27,919			$129.72	3/3/2027
3/2/2018	21,012	7,004		$150.87	3/2/2028
3/1/2019	18,607	18,608		$145.25	3/1/2029			23,236	$2,693,052
3/6/2020	23,847	71,541		$117.85	3/6/2030			36,593	$4,241,129
Todd C. Larson
2/28/2012	7,324			$56.65	2/28/2022
2/21/2013	7,799			$58.77	2/21/2023
3/7/2014	3,848			$78.48	3/7/2024
3/6/2015	3,926			$90.06	3/6/2025
3/4/2016	9,669			$93.53	3/4/2026
3/3/2017	5,369			$129.72	3/3/2027
3/2/2018	4,833	1,611		$150.87	3/2/2028
3/1/2019	4,093	4,094		$145.25	3/1/2029			5,112	$592,481
3/6/2020	5,082	15,248		$117.85	3/6/2030			7,799	$903,904
Alain P. Néemeh
3/7/2014	5,514			$78.48	3/7/2024
3/6/2015	8,340			$90.06	3/6/2025
12/1/2015	102,302			$93.21	12/1/2025
3/4/2016	9,669			$93.53	3/4/2026
3/3/2017	6,024			$129.72	3/3/2027
3/2/2018	5,379	1,793		$150.87	3/2/2028
3/1/2019	4,230	4,230		$145.25	3/1/2029			5,282	$612,184
3/6/2020	5,082	15,248		$117.85	3/6/2030			7,799	$903,904
Leslie Barbi
3/6/2020	3,338	10,016		$117.85	3/6/2030			5,123	$593,756

Tony Cheng
3/6/2015	3,411		$90.06	3/6/2025
3/4/2016	4,152		$93.53	3/4/2026
3/3/2017	3,280		$129.72	3/3/2027
3/2/2018	2,538	846	$150.87	3/2/2028
3/1/2019	1,941	1,941	$145.25	3/1/2029	2,424	$280,942
3/6/2020	2,031	6,096	$117.85	3/6/2030	3,118	$361,376
John P. Laughlin
2/22/2011	3,753		$59.74	2/22/2021
2/28/2012	7,324		$56.65	2/28/2022
2/21/2013	7,799		$58.77	2/21/2023
3/7/2014	5,514		$78.48	3/7/2024
3/6/2015	5,623		$90.06	3/6/2025
3/4/2016	6,523		$93.53	3/4/2026
3/3/2017	4,689		$129.72	3/3/2027
3/2/2018	3,866	1,289	$150.87	3/2/2028
3/1/2019	2,952	2,953	$145.25	3/1/2029	3,687	$427,323
3/6/2020	3,060	9,183	$117.85	3/6/2030	4,697	$544,382
1.    Prior to February 2011, the Company granted stock options as the form of our long-term equity incentive awards. The terms and conditions of the stock option grants are substantially similar to our SARs grants. The option awards also used an exercise price that was set at the closing price on the day of the award (the date of the February Compensation Committee meeting) and also expire 10 years after grant date. The vesting schedule for grants of stock options was five years, no portion of which vested in the first year, and 25% of which vested at the end of each of the four remaining years.
2.    Stock options vest and become exercisable in four equal annual installments of 25%, on December 31 of the second, third, fourth and fifth years. SARs, which were first granted in 2011, generally vest over four years (25% of which vests at the end of each of the four years). The December 2015 SARs granted to Ms. Manning and Mr. Néemeh vest fully on November 30, 2020.
3.    These columns reflect the number of shares and estimated market value of PCS grants. Given that the PCS performance measures are cumulative over the three-year period, the Company estimates with a high degree of confidence that due to the impact of the COVID-19 pandemic, the resulting 2020 financial results will eliminate the possibility of any future payments under the PCS awards granted for both the 2019-2021 performance period and the 2020-2022 performance period. However, SEC rules require disclosure of the number of shares and estimated market value of PCS grants based on the next higher performance measure (target or maximum) that exceeds the previous fiscal year's performance. Accordingly, the number of shares and estimated market value for the PCS grants made in 2019 are disclosed assuming they are awarded at the target (100%) level and the 2020 grants are disclosed assuming they are awarded at the target (100%) level. The market or payout value is estimated using the closing price, $115.90, of our common stock on December 31, 2020. The performance period for the 2019-2021 PCS grant is January 1, 2019 through December 31, 2021. The performance period for the 2020-2022 PCS grant is January 1, 2020 through December 31, 2022.

SARs and Option Exercises and Stock Vested in 2020
2020 SARs and Option Exercises. The following table provides information for the named executive officers regarding SARs and stock option exercises during 2020, including the number of shares acquired upon exercise and the value realized.
2020 SARS AND OPTION EXERCISES

	Option and SARs Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Anna Manning	—	—	24,672	2,107,976
Todd C. Larson	5,753	535,662	4,745	405,413
Alain P. Néemeh	—	—	5,323	454,797
Leslie Barbi	—	—	—	—
Tony Cheng	—	—	2,898	247,605
John P. Laughlin	2,000	117,250	4,144	354,063
1.    Mr. Larson exercised 5,753 options on February 12, 2020 with an average market price for the shares of $152.85. Mr. Laughlin exercised 1,000 options on November 25, 2020 with an average market price for the shares of $121.33 and 1,000 shares on December 30, 2020 with an average market price for the shares of $115.40.
2.    These columns represent amounts paid for the settlement of our PCS awards for the 2017-2019 performance period, paid in 2020.
2017-2019 Performance Contingent Share Payout. The calculation of the PCS Relative ROE measure was dependent upon public availability of financial results from our peer companies. Therefore, the payout results for the 2017-2019 PCS grants were not determined until late April 2020 and payments were not made until May 2020, after the 2020 Proxy Statement was published. Therefore, we are disclosing information regarding that PCS payout in the following table:
2017-2019 PERFORMANCE CONTINGENT SHARE PAYOUT

Name	Percentage Payout	Number of Shares Acquired on Payout	Value Realized on Payout
Anna Manning	131.5%	24,672	$2,107,976
Todd C. Larson	131.5%	4,745	$405,413
Alain P. Néemeh	131.5%	5,323	$454,797
Leslie Barbi[1]	—	—	—
Tony Cheng	131.5%	2,898	$247,605
John P. Laughlin	131.5%	4,144	$354,063
1 Ms. Barbi was not employed by the Company in 2017 when 2017-2019 PCS were awarded and therefore, she did not received any PCS payout in 2020.

Pension Benefits in 2020
RETIREMENT PLAN ACCUMULATED BENEFITS

Name*	Plan Names	Years of Service Credited	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
Anna Manning	Performance Pension Plan	4	$119,968	---
	Augmented Benefit Plan	4	$1,213,527	---
	RGA Canada Defined Benefit Plan SERP	9	$2,261,464	---
	Supplemental Payment	14	$186,000	---
Todd C. Larson	Performance Pension Plan	25	$452,803	---
	Augmented Benefit Plan	25	$1,662,113	---
Alain P. Néemeh	RGA Canada Defined Benefit Plan SERP	24	$8,160,026	---
Tony Cheng	Performance Pension Plan	3	$17,160	---
John P. Laughlin	Performance Pension Plan	25	$608,686	---
	Augmented Benefit Plan	25	$2,760,990	---
*Leslie Barbi is not eligible for the Performance Pension Plan or the pension element of the Augmented Benefit Plan.
1.The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2020. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 10 of the Company's financial statements in the Form 10-K for the year ended December 31, 2020, as filed with the SEC. As described in such note, the interest assumptions for the qualified pension plan and the augmented benefit plan are 2.29% and 1.91%, respectively.
For Mr. Cheng, the Performance Pension Plan represents his accrued benefit in the U.S. pension plan prior to his transfer outside of the country in 2002. Mr. Cheng does not accrue additional benefits in the plan, but his Performance Pension Account continues to increase with interest each year. For Mr. Laughlin, the Augmented Benefit Plan includes additional amounts credited when he joined the company in 1995, payable as a monthly benefit at the later of age 65 or his retirement from the Company.
The accumulated benefit for the Supplemental Payment to Ms. Manning is calculated based on the actual retirement benefits accumulated by Ms. Manning to date, as well as a projection of her employer-provided retirement benefits had she been employed in the U.S. since her original hire date with the Company. The calculation of the accumulated value of the benefit is based on her actual earnings up through December 31, 2020, currency exchange rates effective for each year to convert her Canadian earnings to U.S. dollars, and assumed annual return on her defined contribution benefits of 4% before 2015 and 4.5% after 2016.
For Canadian executives participating in the RGA Canada Defined Benefit Plan SERP, the accumulated benefit is based on credited service and pensionable earnings up to December 31, 2020 (except for Ms. Manning for which earnings are credited up until her date of transfer to the U.S. in 2016). The present value of the accumulated benefit is calculated using an interest rate of 1.40% for the first 10 years and 2.90% thereafter.
Performance Pension Account Benefits
    The Performance Pension Account Benefit payable to eligible employees, including certain executives, upon termination of employment is the sum of (1) and (2) as follows:

(1) Participants earn base credits for each Year of Accrual Service (as defined below) completed under the plan. The credit is a percentage of the employee's Final Average Annual Compensation (as defined below) based on the participant's age on January 1 of the Pension Plan year.

(2) Additional excess compensation credits are earned on Final Average Annual Compensation that is greater than 60% of the prevailing Social Security Wage Base (as defined below), rounded to the next $100.

See table below for detail on base and excess compensation credits.

Age on January 1 of the Plan Year in which the Year of Accrual Service is Earned	Base Credits - Percentage of Final Average Annual Compensation Credited	Excess Compensation Credits - Percentage of Final Average Annual Compensation Credited
Up to 35	2%	1%
35 – 44	4%	2%
45 – 54	6%	3%
55 or over	8%	4%
    For certain Company employees who were employees prior to January 1, 1996, the Pension Plan provides a "Traditional Benefit" paid exclusively in the form of an annuity. None of our named executive officers have accrued a Traditional Benefit annuity in the Pension Plan.
    The Pension Plan's Traditional Benefit required employees to reach age 55 with 10 years of service to be eligible for early retirement. Pension Plan participants with a Performance Pension Account Benefit may elect to receive their Performance Pension Account Benefit as a lump sum or an annuity at any time after termination of employment, subject to the three-year vesting requirement of the plan.

PERFORMANCE PENSION ACCOUNT DEFINITIONS
Definition
Final Average Annual Compensation	The average of compensation received (base salary and ABP award) during the 5 consecutive years of accrual service within the last 10 calendar year period immediately preceding termination of employment which produces the highest average amount (or during all the years of accrual service if less than 5).
Year of Accrual Service	A year is credited for each plan year after an employee becomes a plan participant in which the participant is credited with at least 1,000 hours of service.
Social Security Wage Base	For any year the maximum amount of compensation which may be considered wages for such year for purposes of assessing FICA (Federal Insurance Contributions Act) taxes.

Nonqualified Deferred Compensation in 2020
2020 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
Anna Manning	$158,748	$138,855	$39,014	$0	$807,977
Todd C. Larson	$73,467	$80,320	$68,987	$0	$918,359
Leslie Barbi	$0	$0	$0	$0	$0
John P. Laughlin	$0	$79,819	$194,776	$(522,808)	$2,905,175
1.    The amounts in this column are also included in the Summary Compensation Table in the "Salary" column (i.e., contributions to the EDSP).
2.    The amounts in this column reflect 2019 contributions credited to the participant's account during 2020. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table's "All Other Compensation" column, which are contributions for 2020 which are actually made in 2021.

3.    Reflects earnings credited to the participant's account during 2020 in connection with the investment selections chosen from time to time by the participant.
4.    The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in 2019 for Ms. Manning in the amount of $471,360 Mr. Larson in the amount of $695,585, Mr. Laughlin in the amount of $3,153,388. The amount reported in for Mr. Laughlin includes a dormant EDSP, which is a non-qualified deferred compensation plan assumed by the Company when Mr. Laughlin joined the Company in 1995. Participants are not allowed to make deferral contributions into this plan.

OTHER EXECUTIVE COMPENSATION MATTERS
Additional Compensation Disclosures
    Generally No Employment or Severance Agreements. We do not have employment, severance or change-in-control agreements with any of our U.S. or Canadian named executive officers. The Company has an employment agreement with Mr. Cheng, which is standard practice for international employees at his seniority in Hong Kong, but it does not entitle him to any severance or particular benefits upon termination or a change of control.
    Perquisites. We do not provide personal-benefit perquisites to our U.S. and Canadian named executive officers or their families, such as airplanes, cars or apartments, and we do not reimburse these executive officers or any such employees for personal-benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy. Mr. Cheng received local market-competitive allowances for education and housing.
    Compensation Recovery. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.
Additionally, our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company's Code of Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current and former officers and employees of the Company, as determined by the Board or the Compensation Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Compensation Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion.
    Deductibility of Compensation. Prior to 2018, Section 162(m) of the Internal Revenue Code limited a publicly held corporation’s ability to take a tax deduction for compensation paid to certain covered executive officers ("covered employees") in excess of $1 million. The exemption from Section 162(m)'s deduction limit for performance-based compensation was repealed pursuant to Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Notwithstanding changes to the tax deductibility requirements of Section 162(m), the Compensation Committee continues to believe that a significant portion of our executive officers’ compensation should be tied to measures of performance of our business. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company's business needs.

Termination or Change of Control Payments

As described above, the named executive officers generally do not have employment, severance or change of control agreements with the Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer's employment had terminated on or by December 31, 2020, due to a change of control, disability or death, given the executive's compensation and service levels as of such date and, when applicable, based on the Company's closing stock price on December 31, 2020 or actual date of disability, death, etc. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.
Change of Control. In connection with a change of control (as defined below), the Compensation Committee has the authority to fully vest any unvested stock options or SARs granted before the change of control if the Committee determines such vesting is necessary to protect the rights of the named executive officers and other executives following such change of control. Our Flexible Stock Plan and award agreements provide that the Compensation Committee may (i) accelerate the vesting periods, (ii) arrange for us to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable, (iii) make such adjustments to the options then outstanding as the Committee deems appropriate to reflect such change of control or (iv) cause the options then outstanding to be assumed, or new options substituted therefore, by the surviving corporation in such change. Our SARs agreements allow awards to automatically accelerate upon a change of control, subject in all cases to the Compensation Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above). In addition, our Flexible Stock Plan and PCS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS.
Disability or Death. If one of the named executive officers were to become disabled or die, the vesting of any unvested stock options and SARs granted before the date of such event may be accelerated in the Committee's sole discretion. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS at the end of the three-year performance period. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period). To the extent that the transfer of one of the named executive officers' stock options and SARS is permitted at death by the Flexible Stock Plan or under another agreement, (i) the named executive officer's stock options and SARs shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the named executive officer, such beneficiary shall succeed to the rights of the deceased to the extent permitted by law and the Flexible Stock Plan. If no such designation of a beneficiary has been made, the named executive officer's legal representative shall succeed to the options and SARs, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by the Flexible Stock Plan or under another agreement.

Retirement. For grants awarded in 2018 and earlier, upon the retirement (as defined below) of a named executive officer, unvested stock options and SARs may be accelerated in the Committee's sole discretion and in accordance with the vesting schedule and provisions specified in the respective option grant agreement(s). For grants awarded in 2019 and later, upon the retirement of a named executive officer, unvested stock options and SARs will vest 100% in accordance with the vesting schedule and provision specified in the respective grant agreement(s). Upon retirement, the pro rata distribution provisions described above under "Disability or Death" apply to any PCS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the amounts paid to or received by the named executive officer may differ and are undeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They may also participate in our defined contribution and defined benefit retirement plans. The last column of the table under "Nonqualified Deferred Compensation in Fiscal 2020" reports each named executive's aggregate balance at December 31, 2020, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment or reaching a certain date selected by the executive at the time when they elect to defer compensation. The table under "Pension Benefits in Fiscal 2020" describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer's accumulated pension benefit.
Definitions. "Change of Control" is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of our outstanding common shares through a tender offer, exchange offer or otherwise, (ii) our liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving us which results in us not being the surviving corporation or (iv) a change in the majority of the members of our Board of Directors during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.
"Retirement" is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least 65; provided that the maximum number of years of service credited for purposes of this calculation shall be ten. Thus, the named executive officers who satisfy the definition and are eligible for the benefits above associated with retirement as of December 31, 2020, include Ms. Manning and Messrs. Larson and Laughlin.
The following table provides the value of equity awards that could accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2020. The value calculations are based upon our stock price as of December 31, 2020 ($115.90) and in the case of options reflect the payment of the respective option exercise price.

VALUE OF EQUITY AWARDS UPON CERTAIN EVENTS

Name	Change of Control*		Disability or Death
	Options/SARs	PCS/RSU (full award at target)	Options/SARs	PCS (pro rata)
Anna Manning	$0	$9,094,789	$0	$5,364,525
Todd C. Larson	$0	$1,993,364	$0	$1,192,230
Alain P. Néemeh	$0	$2,069,163	$0	$1,261,526
Leslie Barbi	$0	$593,756	$0	$195,939
Tony Cheng	$0	$903,325	$0	$568,492
John P. Laughlin	$0	$1,369,243	$0	$863,490
* Payment upon a change of control is subject, in all cases, to the Compensation Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above).

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the "pay ratio rules"), we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Ms. Anna Manning, our President and Chief Executive Officer (our "CEO"). This regulation requires us to identify our median employee by using consistently applied compensation measures and then determine the ratio of our CEO's total annual compensation to the compensation of this employee. The pay ratio information included in this disclosure is a reasonable estimate calculated in a manner consistent with the pay ratio rules.
The pay ratio rules permit the use of a determined median employee for up to three years, unless there has been a meaningful change to a company's employee population, or a change in employee compensation arrangements that such company believes would result in a significant modification to the pay ratio disclosure.
During the 2020 fiscal year, there was no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Therefore, we chose to use the same median employee identified and disclosed in the Company's 2020 Proxy Statement. This median employee was selected from those individuals whose compensation is determined by the Company, which includes all of our regular employees, temporary fixed-term employees, temporary student employees, interns and coop employees who were working for the Company on October 31, 2020.
The total number of employees as of October 31, 2019 was determined to be 3,426 individuals working at our parent company and consolidated subsidiaries worldwide. As of October 31, 2020, there were 3,632 individuals working for the parent company and consolidated subsidiaries worldwide, a 6.0% change from the previous year. In addition, the 2020 median employee is still employed by the Company and such person's compensation did not materially change in 2020.
We used base salary and ABP payments to calculate our median employee, as these compensation measures apply consistently to all employees, across all locations of our employee population. The base salary of any permanent full-time employee who did not work the full year was annualized. We did not make any cost-of-living adjustments for non-U.S. employees in determining each employees' annual compensation. For foreign employees, a year-to-date average exchange rate was used for base salary and the spot rate for March 1, 2020 was used for the ABP payment.
We combined all of the elements of the median employee's compensation for 2020, in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $117,324. The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,044,232 in 2020. Based on this information, for 2020 the ratio of the annual total compensation of our CEO as compared to our median employee was 77:1.

ITEM 2 – SHAREHOLDERS' ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).
The Company has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of the named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis – Overview" for an overview of the compensation of the named executive officers.
    A primary focus of the Compensation Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2020 Annual Meeting, a significant majority (98% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. This is consistent with our shareholder feedback at our previous annual meetings:

Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2020	98%
2019	98%
2018	98%
2017	98%
2016	98%
Five Year Average	98%
    As part of its ongoing review of our executive compensation program, the Compensation Committee took the votes into consideration, along with an overall review of the compensation program, when making compensation decisions for 2020 and 2021. The Compensation Committee determined that the Company's executive compensation philosophy, objectives and elements continue to be appropriate.
We are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" and "Compensation Tables and Other Matters" discussions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.

Vote Required
If a quorum is present, the vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

EQUITY PLAN AMENDMENTS

ITEM 3 - APPROVAL OF AMENDMENT TO FLEXIBLE STOCK PLAN
The Company is seeking approval to amend our employee Flexible Stock Plan (as amended and restated, the "Flexible Stock Plan") to increase the number of shares authorized for issuance under the Flexible Stock Plan and extend the termination date. The Board of Directors originally adopted the Flexible Stock Plan in February 1993 and shareholders approved the Flexible Stock Plan on March 31, 1993. The Flexible Stock Plan has been approved by our shareholders and amended or amended and restated on a number of occasions, most recently in 2017.
Our Flexible Stock Plan provides for the grant of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance shares and other stock based awards, as well as cash awards, to our employees, consultants, and independent contractors, in the sole discretion of the Compensation Committee of our Board of Directors (the “Committee”) (the "Participants"). As of March 31, 2021, approximately 497 employees participate in the Flexible Stock Plan and there were 390,920 shares remaining available for grants of awards under the Flexible Stock Plan.
The principal features of the Flexible Stock Plan, as amended, are described below. This description is subject to and qualified in its entirety by the full text of the Flexible Stock Plan, which was filed as Exhibit 10.9 to Annual Report on Form 10‐K for the fiscal year ended December 31, 2017, filed on February 27, 2018, and is incorporated herein by reference. The Form 10‐K and exhibits are available through our website (www.rgare.com) or at the SEC website (www.sec.gov/edgar). Information on such websites does not constitute part of this document. We will also provide a copy of the Flexible Stock Plan to shareholders free of charge upon written request to: Reinsurance Group of America, Incorporated, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, Attn: Corporate Secretary or by phone at (636) 736‐7000. The Board has approved the amendments to the Flexible Stock Plan, subject to shareholder approval at the 2021 Annual Meeting.

Proposed Amendments
The proposed amendments to the Flexible Stock Plan would increase the total number of shares authorized for issuance by 1,500,000 for a total of 16,460,077 shares. If our common stock is changed by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the sole discretion of the Committee, other similar or relevant event, then the number, kind and class of shares available for issuance under the Flexible Stock Plan or subject to any outstanding awards and the price thereof, as well as individual limitations under the Flexible Stock Plan, will be appropriately adjusted. If a stock option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if restricted shares, restricted stock units ("RSUs") or performance shares are forfeited, or if any other grant results in any shares not being issued, the shares covered by such stock option or SAR, grants of restricted shares, RSUs, performance shares or other grants, as the case may be, shall be available again for use under the Flexible Stock Plan. In addition, shares tendered or withheld in payment of the exercise price for options, SARs or in satisfaction of withholding taxes for any awards shall be available again for use under the Flexible Stock Plan.
Currently, pursuant to the terms of our Flexible Stock Plan, it will terminate on May 23, 2022. The proposed amendment will amend Section 7.2 of the Flexible Stock Plan to extend the termination date to May 19, 2026, the fifth anniversary of the date of shareholder approval of the proposed amendment at the 2021 Annual Meeting.
This description is subject to and qualified in its entirety by the full text of the proposed amendments to the Flexible Stock Plan, which are set forth in Appendix A to this Proxy Statement. Additions to the Flexible Stock Plan are indicated by underlining and deletions are indicated by strike-outs.
Equity Plan Analysis
Under the Flexible Stock Plan, a maximum of 14,960,077 shares are presently authorized for issuance from treasury stock or authorized but unissued shares. Under the current Flexible Stock Plan for Directors, a maximum of 282,500 shares are authorized for issuance. Under the current Phantom Stock Plan for Directors (together with the Flexible Stock Plan and the Flexible Stock Plan for Directors (the “Equity Plans”), a maximum of 130,000 shares are authorized for issuance. Set forth below is information regarding the status of the Equity Plans as of March 31, 2021:

COMPANY EQUITY PLANS
Type of Equity	Number
Outstanding Options/SARs	2,317,522
Weighted-Average Exercise Price of Outstanding Options/SARs[1]	$105.48
Weighted-Average Remaining Contractual Life of Outstanding Options/SARs	5.9
Outstanding Performance Contingent Units (at target performance level)	458,991
Outstanding Restricted Stock Units	386,355
Other Outstanding Full Value Awards	43,488
Total Shares Outstanding under all Equity Plans	3,206,336
Shares Remaining Available for Grant under all Equity Plans[2]	449,464
1 As of March 31, 2021, the closing price of a share of our common stock on the New York Stock Exchange was $126.05
2 Performance contingent unit awards reflected at target performance level.
Burn Rate & Overhang
In administering our equity compensation program, we consider both "burn rate" and "overhang" in evaluating the impact of the program on our shareholders.
Burn Rate. Our burn rate is equal to the number of shares subject to equity awards granted during a period, assuming the target payout for performance shares, divided by the undiluted weighted average number of common shares outstanding during the period. Burn rate measures the potential dilutive effect of annual equity grants. For 2020, our burn rate was 0.97% and our three-year average burn rate from 2018 through 2020 was 0.76%.
Overhang. Our overhang is equal to the number of shares subject to equity awards outstanding but not exercised, plus the number of shares available for future grants ("available equity award shares"), divided by total common shares outstanding plus the available equity award shares. Overhang measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Our overhang as of March 31, 2021 was 5.0%. If we include the additional shares currently being requested under the proposed amendments to the Equity Plans in that calculation, then our overhang would be 6.9%.
We believe that our burn rate and overhang (with or without including the shares currently being requested under the proposed amendments to the Equity Plans) are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes. We encourage our employees to hold their stock options and SARs for extended periods of time after vesting. However, as a result, stock options and SARs remain in the overhang calculation for relatively long periods.
We expect the share reserve available following the approval of the amendments to the Flexible Stock Plan will provide us with enough shares for awards for approximately three years of equity grants, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate. This is further dependent on the price of our common stock and hiring activity during the next few years and forfeitures of outstanding awards. Future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our common stock or our future hiring activity with any degree of certainty at this time, and the share reserve under the Flexible Stock Plan could last for a shorter or longer period of time.
Our Board of Directors believes that the increase in the number of shares authorized for issuance and the extension of the termination date under proposed the amendments to the Flexible Stock Plan are appropriate and will enhance our ability to continue to reward and provide incentives to our key employees as well as to attract and retain qualified employees. If the amendments to the Flexible Stock Plan are not approved, we may be unable to make planned grants to existing high-value employees and executives and anticipated new hires, which will put us at a significant competitive disadvantage compared to our peers.
Key Features of the Plan
Our Flexible Stock Plan includes the following provisions:
No Repricing or Cash Buyouts. The Flexible Stock Plan prohibits the reduction of the exercise price of stock options or SARs, including the cancellation, cash buyout, or option exchange of an underwater stock option or SAR, without shareholder approval.
No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the Fair Market Value (as defined below) of the underlying shares on the grant date (except if awards are assumed or substituted in connection with certain corporate transactions).
Minimum Vesting Requirements. All but 5% of the awards granted under the Flexible Stock Plan on or after May 23, 2017 will provide for a vesting period or performance period of at least one year following the date of grant; provided that (i) all awards of restricted stock and shares will become non-forfeitable after a minimum period of one year and (ii) the Committee, in its sole discretion, may accelerate the vesting of an award in the case of the Participant's death, disability or retirement or upon a Change of Control (as defined below).
No Automatic Grants. "Reload" or other automatic grants to participants are prohibited.
No Automatic Single Trigger Acceleration of Awards upon a Change of Control. In the event of a Change of Control (as defined below), the Committee may provide such protection as it deems necessary to maintain a Participant’s rights. The Flexible Stock Plan does not require that awards automatically accelerate upon the occurrence of a Change of Control.
No Dividend Payments for Unvested Awards, Options and SARs. The payment of dividend amounts attributable to an unvested award is not permitted during the period in which the award is unvested. Dividend payment amounts may be accumulated during the vesting period of an award and paid out only to the extent the award has vested. Additionally, Participants holding stock options or SARs do not receive dividends or dividend equivalents for any period prior to the exercise of the award. While restricted stock units and other awards may be granted with dividend equivalent rights, any dividend equivalents with respect to restricted stock units or other awards that are earned based on the achievement of performance goals will be accumulated until the underlying stock units are earned, and such dividend equivalents will not be paid if the performance goals are not satisfied.

Five Year Term. If this proposal is approved, the amendments to the Flexible Stock Plan will provide for termination of the plan on May 19, 2026, the fifth anniversary of the date of shareholder approval.
Clawback. Awards under the Flexible Stock Plan to senior executives are subject to our current Executive Incentive Recoupment Policy and any other applicable clawback policies of the Company.
Independent Administration. The Compensation Committee, an independent committee of the Board of Directors, will administer the Flexible Stock Plan.
No Evergreen Provision. There is no "evergreen" feature pursuant to which the shares authorized for issuance under the Flexible Stock Plan can be automatically increased.
No Tax Gross-ups. The Flexible Stock Plan does not provide for any tax gross-ups.
Description of Additional Plan Provisions
Under the Flexible Stock Plan, the Committee may award the following types of equity awards to Participants:
•stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"),
•SARs,
•restricted shares of our common stock,
•RSUs,
•performance shares,
•performance units,
•cash awards and
•other stock based awards and benefits.
The Flexible Stock Plan also allows for the grant of tandem awards, provided that only SARs may be issued in tandem with incentive stock options.
The Committee will administer the Flexible Stock Plan and currently consists of four independent directors. The Committee, by majority action, has discretionary authority to: (i) determine the individuals to whom benefits are granted and the type and amount of such benefits and the time of the grant, (ii) determine the terms, conditions, provisions and restrictions relating to each benefit granted, which need not be uniform among all Participants, (iii) interpret and construe the Flexible Stock Plan and all agreements evidencing grants of benefits pursuant to the Flexible Stock Plan, (iv) prescribe, amend and rescind rules and regulations relating to the Flexible Stock Plan, (v) determine the content and form of all agreements evidencing grants of benefits pursuant to the Flexible Stock Plan, (vi) determine all questions relating to benefits under the Flexible Stock Plan, (vii) make all determinations as to the right to Benefits under the Flexible Stock Plan, (viii) maintain accounts, records and ledgers relating to benefits, (ix) maintain records concerning the Committee’s decisions, (x) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable, (xi) take any action to maintain a Participant’s rights in the event of a change of control and (xii) do and perform all acts which the Committee may deem necessary or appropriate for the administration of the Flexible Stock Plan and to carry out the purposes of the Flexible Stock Plan.
The Committee generally makes its determinations after considering the recommendations of our Chief Executive Officer and management, its independent compensation consultant, information made available to the Committee and its judgment as to the best interests of the Company and our shareholders. In certain circumstances, the Committee may delegate all or any part of its authority under the Flexible Stock Plan to our employees or another Board committee to the extent permitted by law.

As provided in the Flexible Stock Plan, the Committee has complete discretion to determine the type and number of benefits granted to any Participant and the terms and conditions that attach to each grant. Such terms and conditions are not necessarily uniform among different Participants. The receipt by a Participant of one type of grant does not entitle the Participant to receipt of any other type of grant. Payment for shares of common stock purchased upon exercise of any option or any other benefit granted under the Flexible Stock Plan that requires payment by a Participant to us will be made in cash, or with the consent of the Committee, by the tender of shares of common stock having a Fair Market Value (as defined below) equal to the purchase price, or in other property, rights and credits, to the extent permitted by law, by net exercise, any combination of the foregoing, or any other method of payment authorized by the Committee in an individual award agreement.
Stock Options. The Committee may grant stock options, which entitle the Participant to purchase our common stock at a price established by the Committee, and that price will not be less than the Fair Market Value of our common stock on the date of the grant. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date. The Committee determines the term of the stock options (which may not be longer than ten years from date of grant), including the times and conditions under which the options become exercisable. The maximum number of shares with respect to which options may be granted to any Participant in any one-year period may not exceed 200,000 shares. For purposes of the preceding sentence, shares of common stock covered by an option that is cancelled will count against such maximum number of shares. The maximum number of shares with respect to which incentive stock options are issuable to any Participant in any one year period after the effective date of the Flexible Stock Plan is 150,000 shares. In no event may options known as "reload options" be granted under the Flexible Stock Plan.
Stock Appreciation Rights. The Committee may grant SARs, which give the Participant a right to receive payment in an amount equal to the appreciation, if any, in the Fair Market Value of a share of our common stock from the date of the grant to the date of its payment. SARs may be granted in tandem with a stock option, in which case exercise of the option shall cause a correlative reduction in SARs standing to a Participant's credit which were granted in tandem with the option and the payment of SARs shall cause a correlative reduction in the shares under such option. Such payment can be made in cash, in common stock or in any combination of cash and common stock, as the Committee may determine. In practice, we have typically settled SARs awards with the equivalent value of unrestricted common stock. The maximum number of SARs that may be granted to any Participant in any one-year period is 200,000. For purposes of the preceding sentence, any SARs that are cancelled will count against the maximum number of SARs that may be granted to any Participant in any one-year period. In practice, we have typically granted SARs that do not completely vest until at least three years following the grant date.
Restricted Stock. The Committee may grant benefits under the Flexible Stock Plan in the form of restricted stock. Shares of restricted stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the Participant’s individual award agreement. The Participant is entitled to full voting rights with respect to the restricted stock. Dividend payment amounts may be accumulated during the vesting period of an award and paid out only to the extent the award has vested. The Participant cannot transfer shares of restricted stock until all restrictions have been satisfied. The maximum number of shares with respect to which restricted stock may be granted to any Participant in any one-year period is 200,000.
Restricted Stock Units. The Committee may grant benefits under the Flexible Stock Plan in the form of restricted stock units ("RSUs"). An RSU represents the Participant’s right to receive one share of our common stock on the scheduled vesting date or other specified payment date. RSUs are subject to vesting conditions as determined by the Committee and as provided in the Participant’s individual agreement. A Participant receiving RSUs will have no rights of a shareholder as to such RSUs until such time as shares of common stock are issued to the Participant. The maximum number of shares with respect to which RSUs may be granted to any Participant in any one-year period is 200,000.

Performance Shares. The Committee may grant benefits under the Flexible Stock Plan in the form of performance shares, denominated by the Company as performance contingent share ("PCS") units and performance share units ("PSU"). A performance share represents the Participant’s right to receive shares of our common stock or cash equal to the Fair Market Value of such shares at a future date in accordance with the terms of such grant. Generally, such right is based upon the attainment of targeted profit and/or performance objectives. The maximum number of shares with respect to which PCS unit may be granted to any Participant in any one-year period is 200,000.
Cash Awards. Cash Awards are benefits payable in cash. The Committee may grant Cash Awards at such times and in such amounts as it deems appropriate. The maximum amount of all cash awards that may be granted to any Participant in any one-year period is $2,000,000.
Other Stock Based Awards. The Committee may grant other types of stock based awards under the Flexible Stock Plan if the Committee believes that such benefits would further the purposes for which the Flexible Stock Plan was established. An "other stock based award" is an award that is valued in whole or in part by reference to, or is otherwise based on, our common stock. The maximum number of shares with respect to which any other stock based award may be granted to any Participant in any one-year period is 200,000, in the aggregate.
Change of Control. In the event of a Change of Control (as defined below) the Committee may provide such protection as it deems necessary to maintain a Participant’s rights. Generally, the vesting of awards will not automatically accelerate upon the occurrence of a Change of Control. The Committee may, among other things:
•accelerate the exercise or realization of any benefit,
•purchase a benefit upon the Participant’s request for cash equal to the amount which could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable,
•adjust the benefit as the Committee deems appropriate and
•cause the benefit to be assumed by the surviving corporation.
A "Change of Control" generally means: (i) the acquisition, without the approval of the Board of Directors, by any person or entity, other than the Company and certain related entities, of more than 20% of the outstanding shares of the Company’s common stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of the Company’s assets; (iii) a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation or (iv) a change in the majority of the members of the Board of Directors during any two-year period that is not approved by at least two-thirds of the directors who were members of the Board of Directors at the beginning of the two-year period.
Term. As currently written, the Flexible Stock Plan will terminate on May 23, 2022. If the proposed amendments are approved, the Flexible Stock Plan will terminate on May 19, 2026, the fifth anniversary of the date of shareholder approval. Following such date no further awards may be granted under the Flexible Stock Plan (provided that any outstanding awards at such time shall remain in effect). The Board of Directors, in its sole discretion, may terminate the Flexible Stock Plan at any time and may amend or modify the plan at any time and from time to time. However, the Board of Directors may not amend the Flexible Stock Plan, without obtaining shareholder approval, in a manner: (i) which would cause options which are intended to qualify as incentive stock options to fail to so qualify, (ii) which would cause the plan to fail to meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 or the Code or (iii) which would violate applicable law, regulations or stock exchange requirements. No amendment, modification or termination of the Flexible Stock Plan will adversely affect a Participant’s right to any award granted under the plan prior to such amendment or termination, except as otherwise provided in an agreement or required by law.

Modification of Awards. The Flexible Stock Plan permits the Committee to convert, modify, forfeit or cancel, in whole or in part, any award granted to the extent permitted in the Flexible Stock Plan or the applicable award agreement or with the consent of the Participant to whom such award was granted. The Committee may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of any outstanding option or SAR; provided, however, that no option or SAR may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such option or SAR, and no option or SAR with an exercise price that exceeds Fair Market Value of a share of common stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval. Notwithstanding the foregoing, in the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Committee may provide for the assumption or substitution of outstanding options or SARs, provided that the requirements of Treas. Reg. § 1.424- 1(a) are satisfied with respect to incentive stock options, and the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied with respect to all other options.
Performance Objectives
The Flexible Stock Plan permits the Committee, in its discretion, to condition any of the awards upon achievement of one or more performance goals. All Performance Shares will be subject to attainment of one or more pre-established performance objectives established by the Committee. Such performance objectives will be based upon any one or more of the following performance criteria relating to the Company or one or more of its divisions or subsidiaries:
•operating earnings or income; operating earnings or income per share; net income; total or net revenues; operating revenue; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity or operating return on equity; return on average adjusted equity; relative return on equity; cumulative operating revenue growth rate; return on assets; return on invested capital; earnings per share growth; change in embedded value; new business embedded value;

•budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added and

•product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.
The goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices or industry benchmarks, or relative to levels attained in prior years.
The Committee has determined to make such awards in accordance with the following procedures: "No later than the 90th day of each performance year, the Committee will establish an objective performance goal for that performance year and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The Committee must certify the attainment of the applicable performance goal before an award is made. The Committee may decrease the actual award amount paid to a covered person for any performance year based on such secondary goals and considerations as may be determined by the Committee in its sole discretion."
The Committee may determine, prior to the date the performance criteria are established in writing, to provide for adjustment of the performance criteria to the extent permitted under Code Section 162(m), to account for the effects of: (i) acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock; (ii) a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off, split-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); (iii) any partial or complete liquidation by the Company; sale of all or substantially all of the assets of the Company; (iv) the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment; (v) expenditures outside of annual business plans; events such as plant closings, sales or closing of facilities or operations; business restructurings and (vi) unusual or extraordinary items. The performance criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.
Benefits Granted Under the Plan
The benefits that will be awarded or paid under the Flexible Stock Plan cannot currently be determined. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Non-qualified stock options, grants of PCS units, SARs, restricted stock and restricted stock units are the forms of benefits that have previously been granted under the existing Flexible Stock Plan.
Pursuant to SEC rules, the following table sets forth the number of shares subject to options, SARs, PCS units and RSUs granted under the Flexible Stock Plan through December 31, 2020 that count against the maximum share authorization of the Flexible Stock Plan (see "Equity Plan Analysis" and "Burn Rate & Overhang" above). These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect shares of restricted stock granted to participants under the Flexible Stock Plan. See "Compensation Tables and Other Matters - Grants of Plan-Based Awards in 2020" for a description and summary of the 2020 PCS and SARs grants to our Named Executive Officers and note 17 to the Company’s financial statements in our annual report on Form 10-K for the year ended December 31, 2020 for information regarding outstanding equity awards.

CERTAIN AWARDS GRANTED UNDER THE FLEXIBLE STOCK PLAN
Number of Shares Subject to Options, Warrants and Rights[1]
Named Executive Officers:
Anna Manning	562,139
Todd C. Larson	220,792
Alain P. Néemeh	348,118
Leslie Barbi	18,477
Tony Cheng	105,705
John P. Laughlin	194,663
All current executive officers as a group (10 persons)	1,994,551
Each Associate of any executive officer	—
Each other person who received or is to receive 5% or more of the options, warrants or rights under the Flexible Stock Plan:
A. Greig Woodring	1,531,641
All employees, including all current officers who are not executive officers, as a group	11,849,365
1 Includes shares subject to options, SARs, PCS units and RSUs granted under the Flexible Stock Plan from original date of adoption through December 31, 2020. Excludes shares of restricted stock that have been granted under the Flexible Stock Plan.
Clawback
If a Participant is, or subsequently becomes, subject to our Executive Incentive Recoupment Policy, or a similar clawback policy that may be adopted in the future, all or a portion of each award granted to such Participant will be subject to potential recoupment upon the occurrence of certain recoupment events. See "Compensation Tables and Other Matters - Other Executive Compensation Matters" in this Proxy Statement for additional details about our current recoupment policy.
Federal Income Tax Consequences
Stock Options. No income will be realized by a Participant on the grant of a stock option, and we will not be entitled to a deduction at such time.
Upon the exercise of a non-qualified option, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise. Any gain or loss upon a subsequent sale or exchange of the shares of common stock received upon such exercise is capital gain or loss, long-term or short-term depending on the holding period of the common stock.
Generally, a Participant does not recognize ordinary income at the time of exercise of an incentive stock option and no deduction is available to us, provided the stock option is exercised while the Participant is an employee or, in certain circumstances, for a limited period of time thereafter. If an incentive stock option is exercised after these periods, the exercise is treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, incentive stock options are treated as non-qualified stock options to the extent such options (together with any other incentive stock options) first become exercisable in any calendar year for common stock having a Fair Market Value, determined as of the date of grant, in excess of $100,000.
If common stock acquired upon exercise of an incentive stock option is sold or exchanged more than one year after the date of exercise and more than two years from the date of grant, any gain or loss is long-term capital gain or loss. If common stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the Participant recognizes ordinary income at the time of the disposition, and we may claim a deduction, in an amount equal to the excess of the Fair Market Value of the common stock at the date of exercise over the exercise price. Any additional gain is treated as capital gain, long-term or short-term depending on how long the common stock was held. Where common stock is sold or exchanged in a Disqualifying Disposition (other than certain related-party transactions) for an amount less than its Fair Market Value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition is limited to the amount of gain, if any, recognized in the sale or exchange, and any loss is a long-term or short-term capital loss, depending on how long the common stock was held.
Although the exercise of an incentive stock option as described above does not generally produce ordinary income to the Participant, it does result in an increase in the Participant’s alternative minimum taxable income in an amount equal to the excess of the value of the common stock on the date of exercise over the exercise price and may result in an alternative minimum tax liability.
SARs. No income will be realized by a Participant upon the grant of an SAR, and the Company will not be entitled to a deduction at such time. Upon the exercise of an SAR, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the Fair Market Value of the stock on the date of grant is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.
Restricted Stock. Unless a timely 83(b) election is made, as described in the following paragraph, a Participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture at the time of grant. A Participant will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions (collectively, the

"Restrictions") lapse. The amount recognized will be equal to the difference between the Fair Market Value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by a Participant with respect to restricted stock will be subject to applicable tax withholding by us. If a timely 83(b) election has not been made, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.
A Participant may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the Fair Market Value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the Participant would include in gross income an amount equal to the difference between the Fair Market Value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant’s holding period for capital gains begins on the date of grant.
The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income. A Participant’s tax basis in shares of restricted stock received will be equal to the sum of the amount (if any) the Participant paid for the common stock and the amount of ordinary income recognized by the Participant as a result of making the Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the Participant’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on the shares lapse. In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a Participant with respect to shares of restricted stock. If, subsequent to the lapse of the Restrictions on the shares, the Participant sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the Participant will be taxed as a capital gain or capital loss.
Restricted Stock Units. A Participant generally will not recognize income upon the grant of RSUs. Upon the vesting or payment of RSUs, a Participant will generally recognize ordinary income in an amount equal to Fair Market Value of the RSUs at that time, and we will be entitled to a corresponding deduction in an amount equal to the ordinary income recognized by the Participant. Upon selling any shares of common stock received by a Participant in payment of RSUs, the Participant generally will recognize a capital gain or capital loss.
Performance Shares. A Participant generally will not recognize taxable income upon the grant of a PCS award. Instead, a Participant will recognize as ordinary income, and we will have as a corresponding deduction, any cash delivered and the Fair Market Value of any common stock delivered in payment of an amount due under the PCS award. The ordinary income the Participant recognizes will be subject to applicable tax withholding by the Company. Upon selling any shares of common stock received by a Participant in payment of an amount due under a PCS award, the Participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the Participant’s tax basis in the shares of common stock.
Cash Awards. Awards payable in cash are includible in the Participant’s gross income when paid and deductible by us when paid or accrued.
Other Stock Based Awards. The tax consequences associated with any other stock based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable Fair Market Value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period and the Participant’s tax basis.

Section 409A of the Code. Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including, without limitation, the deferral of income pursuant to some of the arrangements described herein. Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.
Section 162(m) of the Code. Section 162(m) provides that no deduction will be allowed for certain remuneration with respect to a "covered employee" (as defined in the Code) to the extent such remuneration exceeds $1,000,000. Prior to 2018, Section 162(m) provided an exception from the deduction limit for compensation payable solely on account of the attainment of one or more performance goals, subject to certain requirements. This performance-based compensation exemption was repealed pursuant to the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Section 280G of the Code and Section 4999 of the Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a 20% excise tax on any "excess parachute payment." An individual’s "parachute payments" which exceed his or her average annual compensation will generally be treated as "excess parachute payments" if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a "parachute payment" if it is contingent on a change in control of the Company.
Non-United States Taxpayers. If the Participant is subject to the tax laws of any country other than the United States, Participants are instructed to seek local tax and legal advice to determine the tax and legal consequences of any award received under the Flexible Stock Plan.
The foregoing statements are only a summary of certain federal income tax consequences of the Flexible Stock Plan and are based on our understanding of present federal tax laws and regulations.
Vote Required
If a quorum is present, the vote required to approve this Item 3 is a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, which approval will also satisfy the requirement under NYSE rules that the proposal be approved by a majority of the votes cast.
Recommendation of the Board of Directors
The Board of Directors has approved the proposed amendments to the Flexible Stock Plan and recommends that shareholders vote FOR the proposal.

ITEM 4 - APPROVAL OF AMENDMENT TO FLEXIBLE STOCK PLAN FOR DIRECTORS
The Company is seeking approval to amend our Flexible Stock Plan for Directors (as amended and restated, the "Director Plan") to increase the number of shares authorized for issuance under the Director Plan. The Board of Directors originally adopted the Director Plan on January 1, 1997. The Director Plan was last approved by shareholders in 2017.
The Director Plan provides for the grant of stock options and other stock based awards to Non-Employee Directors of the Company (each, a "Participant"). A "Non-Employee Director" is a member of the Board who is not an officer or employee of the Company or any of its affiliates. As of March 2021, all eleven Non-Employee Directors participate in the Director Plan. Ms. Manning does not participate in the Director Plan because she is our President and Chief Executive Officer.
Under the Director Plan, a maximum of 282,500 shares are currently authorized for issuance. As of March 31, 2021, 244,216 shares have been exercised by or awarded to Participants, 38,284 shares remain available for grants of awards under the Director Plan and there were no options to purchase shares of common stock outstanding under the Director Plan.
The principal features of the Director Plan, as amended, are described below. This description is subject to and qualified in its entirety by the full text of the Director Plan, which was filed as Exhibit 10.11 to Annual Report on Form 10‐K for the fiscal year ended December 31, 2017, filed on February 27, 2018, and is incorporated herein by reference. The Form 10‐K and exhibits are available through our website (www.rgare.com) or at the SEC website (www.sec.gov/edgar). Information on such websites does not constitute part of this document. We will also provide a copy of the Director Plan to shareholders free of charge upon written request to: Reinsurance Group of America, Incorporated, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, Attn: Corporate Secretary or by phone at (636) 736‐7000. The Board has approved the amendments to the Director Plan, subject to shareholder approval at the 2021 Annual Meeting.

Proposed Amendment to the Plan
The proposed amendment to the Director Plan would increase the total number of shares authorized for issuance from 282,500 to 307,500. If the amendment is approved, the total number of shares represented by shares available for future grants (if ultimately issued) will represent approximately .09% of the Company's shares outstanding as of March 31, 2021.
If our common stock is changed by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board’s sole discretion, other similar or relevant event, then the number, kind and class of shares available for issuance under the Director Plan or subject to any outstanding awards and the price thereof, as well as individual limitations under the Director Plan, will be appropriately adjusted. If a stock option expires or is terminated, surrendered or cancelled without having been fully exercised, if restricted shares or performance units are forfeited, or if any other grant results in any shares not being issued, the shares covered by such stock option, grants of restricted shares, performance shares or other grants, as the case may be, shall be available again for use under the Director Plan. In addition, shares tendered or withheld in payment of the exercise price for options or in satisfaction of withholding taxes for any awards shall be available again for use under the Director Plan.

This description is subject to and qualified in its entirety by the full text of the proposed amendments to the Director Plan, which are set forth in Appendix B to this Proxy Statement. Additions to the Director Plan are indicated by underlining and deletions are indicated by strike-outs
The Board of Directors believes that the approval of the Director Plan is appropriate and will enhance our ability to continue to reward and provide incentives to Non-Employee Directors as well as to attract and retain qualified individuals to serve as directors of the Company.
Key Features of the Plan
Our Director Plan includes the following provisions:
No Repricing. The Director Plan prohibits the reduction of the exercise price of stock options or stock appreciation rights, including the cancellation, cash buyout or option exchange of an underwater stock option or stock appreciation right, without shareholder approval.
No Discounted Options. Stock options may not be granted with exercise prices lower than the Fair Market Value (as defined below) of the underlying shares on the grant date (except if awards are assumed or substituted in connection with certain corporate transactions).
No Automatic Grants. "Reload" or other automatic grants to participants are prohibited.
No Automatic Single Trigger Acceleration of Awards upon a Change of Control. In the event of a Change of Control (as defined below) the Board of Directors may provide such protection as it deems necessary to maintain a Participant’s rights. The Director Plan does not require that awards automatically accelerate upon the occurrence of a Change of Control.
No Dividend Payments for Unvested Awards. Grants of awards may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested award is not permitted during the period in which the award is unvested. Dividend equivalents or dividend credits may be accumulated during the vesting period of an award and paid out only to the extent an award has vested. Additionally, Participants holding options do not receive dividend equivalents or dividend credits for any period prior to the exercise of the option.
Limits on Awards to Non-Employee Directors. The awards granted to any Participant in any one-year period may not exceed $900,000.
Term. The Director Plan will terminate on May 23, 2027.
Discretionary Acceleration. The Board of Directors may accelerate the vesting of an award at any time.
No Evergreen Provision. There is no "evergreen" feature pursuant to which the shares authorized for issuance under the Director Plan can be automatically increased.
No Tax Gross-ups. The Director Plan does not provide for any tax gross-ups.
Description of Additional Plan Provisions

The Director Plan provides for benefits to be awarded to eligible Participants in the form of stock options, restricted stock, performance units and other stock based awards. Under the terms of the Plan, a Participant must be a Non-Employee Director at the time a benefit is granted.

The Board of Directors will administer the Director Plan. Subject to the terms of the Director Plan, the Board has the sole discretionary authority to: (i) determine the individuals to whom benefits are granted, and the type and amount of such benefits and the time of the grant; (ii) determine the terms, conditions, provisions and restrictions relating to each benefit granted, which need not be uniform among all Participants; (iii) interpret and construe the Plan and all agreements evidencing grants of benefits pursuant to the Plan; (iv) prescribe, amend and rescind rules and regulations relating to the Plan; (v) determine the content and form of all agreements evidencing grants of benefits pursuant to the Plan; (vi) determine all questions relating to benefits under the Plan; (vii) make all determinations as to the right to Benefits under the Plan; (viii) maintain accounts, records and ledgers relating to benefits; (ix) maintain records concerning the Board's decisions; (x) employ agents, attorneys, accountants or other persons for such purposes as the Board considers necessary or desirable; (xi) take any action to maintain a Participant's rights in the event of a change of control and (xii) do and perform all acts which the Board may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan.

Stock Options. Under the Director Plan, the Board may grant stock options, which entitle the Participant to purchase our common stock at a price established by the Board, which price will not be less than the Fair Market Value of our Common Stock on the date of the grant. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date. The Board determines the term of the stock options, including the times and conditions under which the options become exercisable. In no event may options known as "reload options" or other automatic grants to Participants be granted under the Director Plan.

Restricted Stock. The Board may grant benefits under the Director Plan in the form of restricted stock. Shares of restricted stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the grantee's individual award agreement. The grantee is entitled to full voting and dividend rights with respect to all shares of restricted stock from the date of grant; provided, however, that dividend payments may be accumulated during the vesting period and paid out only to the extent the restricted stock has vested. The restricted stock cannot be transferred until all restrictions have been satisfied.

Performance Units. The Board may grant benefits under the Director Plan in the form of performance units. A performance unit represents the right of a Participant to receive shares of common stock or cash equal to the Fair Market Value of such shares at a future date in accordance with the terms of such grant. In general, the number of performance units granted in lieu of the payment of a director's retainer or fees will equal the number of shares of common stock determined by dividing the amount of the applicable retainer or fee by the Fair Market Value of a share on the date of grant.

Other Stock Based Awards. The Board may grant other types of stock based awards under the Director Plan if the Board believes that such benefits would further the purposes for which the Director Plan was established. An "other stock based award" is an award that is valued in whole or in part by reference to, or is otherwise based on, our common stock.

Dividend Payments. Grants of awards may include dividend equivalent payments or dividend credit rights. The payment of dividend equivalents or dividend credits attributable to an unvested award is not permitted during the period in which an award is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying award and paid out only to the extent the award has vested. Additionally, Participants holding options or SARs do not receive dividend equivalents or dividend credits for any period prior to the exercise of such option or SAR.

Change of Control. In the event of a Change of Control (as defined below) the Board may provide such protection as it deems necessary to maintain a Participant's rights. The Board may, among other things:

•accelerate the exercise or realization of any benefit,
•purchase a benefit upon the Participant’s request for cash equal to the amount which could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable,
•adjust the benefit as the Board deems appropriate and
•cause the benefit to be assumed by the surviving corporation.

Generally, awards will not automatically accelerate upon the occurrence of a Change of Control. A "Change of Control" generally means: (i) the acquisition, without the approval of the Board, by any person or entity, other than the Company and certain related entities, of more than 20% of the outstanding shares of common stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; (iii) a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation or (iv) a change in the majority of the member of the Board of Directors during any two-year period not approved by at least two-thirds of the Directors who were members at the beginning of the two-year period.

Term. The Director Plan will terminate on May 23, 2027. The Board, in its sole discretion, may terminate the Plan at any time and may amend the Plan at any time and from time to time. However, the Board may not amend the Plan: (i) without the approval of the shareholders of the Company if shareholder approval would be required for such an amendment under the rules of the New York Stock Exchange or (ii) in a manner that would violate applicable law. In addition, no amendment or termination of the Plan will adversely affect a Participant's right to any benefit granted under the Plan prior to such amendment or termination.

Modification of Awards. The Director Plan permits the Board to convert, modify, forfeit or cancel, in whole or in part, any award granted to the extent permitted in the Plan or the applicable award agreement or with the consent of the Participant to whom such award was granted. The Board may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of any outstanding stock option or SAR; provided, however, that no option or SAR may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such option or SAR, and no option or SAR with an exercise price that exceeds Fair Market Value of a share of common stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval. Notwithstanding the foregoing, in the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Board may provide for the assumption or substitution of outstanding options or SARs, provided that the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied.

See "Equity Plan Analysis" and "Burn Rate & Overhang" sections under "Item 3 - Approval of Amendments to the Company’s Flexible Stock Plan" for additional information on the Company’s Equity Plans as of March 31, 2021.

Benefits Granted Under the Director Plan

The benefits that will be awarded or paid under the Director Plan cannot currently be determined. Awards granted under the Director Plan are within the discretion of the Board of Directors, and the Board has not determined future awards.

Pursuant to SEC rules, the following table sets forth the number of shares subject to options granted through December 31, 2020 that count against the maximum share authorization of the existing Director Plan (see "Equity Plan Analysis" and "Burn Rate & Overhang" sections under "Item 3 - Approval of Amendments to the Company’s Flexible Stock Plan" above). These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect stock or other types of awards that have been granted to participants under the existing Director Plan. See "Director Compensation - 2020 Director Compensation" for a description and summary of the 2020 grants to non-employee directors and note 17 to the Company’s financial statements in our annual report on Form 10-K for the year ended December 31, 2020 for information regarding outstanding equity awards.

OPTIONS GRANTED UNDER THE DIRECTOR PLAN
Number of Options Granted[1]
All current non-executive officer directors as a group (11 persons)	—
Each nominee for election as a director:
Pina Albo	—
Christine R. Detrick	—
J. Cliff Eason	17,933
John J. Gauthier	—
Patricia L. Guinn	—
Anna Manning[2]	—
Hazel M. McNeilage	—
Stephen T. O'Hearn	—
Frederick J. Sievert	—
Shundrawn Thomas	—
Stanley B. Tulin	—
Steven C. Van Wyk	—
Each Associate of any such director or nominee	—
Each other person who received or is to receive 5% or more of the options, warrants or rights under the Plan:
Stuart Greenbaum	17,933
William Peck	17,933
1 Includes shares subject to options granted under the Director Plan from original date of adoption through December 31, 2020. Excludes awards in the form of shares of stock that have been granted under the Director Plan.
2 Ms. Manning does not participate in the Director Plan because she is our President and Chief Executive Officer.

Federal Income Tax Consequences

Stock Options. No income will be realized by a Participant on the grant of a stock option or upon the award of restricted stock, and the Company will not be entitled to a deduction at such time. Incentive stock options may not be granted under the Director Plan. Upon the exercise of a non-qualified option, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. The Company generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Performance Units. A Participant will realize income as a result of an award of performance units at the time the award is issued or paid. The amount of income realized by the Participant will be equal to the Fair Market Value of the shares on the date of issuance, in the case of a stock award, and to the amount of cash paid, in the event of a cash award. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.

Restricted Stock. Unless a timely 83(b) election is made, as described in the following paragraph, a Participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture at the time of grant. A Participant will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions (collectively, the "Restrictions") lapse. The amount recognized will be equal to the difference between the Fair Market Value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by a Participant with respect to restricted stock will be subject to applicable tax withholding by us. If a timely 83(b) election has not been made, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.

A Participant may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the Fair Market Value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the Participant would include in gross income an amount equal to the difference between the Fair Market Value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant’s holding period for capital gains begins on the date of grant.

The Section 83(b) Election is Irrevocable. If a Section 83(b) election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income. A Participant’s tax basis in shares of restricted stock received will be equal to the sum of the amount (if any) the Participant paid for the common stock and the amount of ordinary income recognized by the Participant as a result of making the Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the Participant’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on the shares lapse. In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a Participant with respect to shares of restricted stock. If, subsequent to the lapse of the Restrictions on the shares, the Participant sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the Participant will be taxed as a capital gain or capital loss.

Other Stock Based Awards. The tax consequences associated with any other stock based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable Fair Market Value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period and the Participant’s tax basis.

Section 409A of the Code. Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including without limitation, the deferral of income pursuant to some of the arrangements described herein. Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.

Section 280G of the Code and Section 4999 of the Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any "excess parachute payment" to an individual, and the individual must pay a 20% excise tax on any "excess parachute payment." An individual’s "parachute payments" which exceed his or her average annual compensation will generally be treated as "excess parachute payments" if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a "parachute payment" if it is contingent on a change in control of the Company.

Non-U.S. Taxpayers. If the Participant is subject to the tax laws of any country other than the United States, the Participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Director Plan.

The foregoing statements are only a summary of certain federal income tax consequences of the Director Plan and are based on our understanding of present federal tax laws and regulations.

Vote Required

If a quorum is present, the vote required to approve this Item 4 is a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, which approval will also satisfy the requirement under NYSE rules that the proposal be approved by a majority of the votes cast.

Recommendation of the Board of Directors

The Board of Directors has approved the proposed amendment to the Flexible Stock Plan for Directors and recommends that shareholders vote FOR the proposal.

ITEM 5 - APPROVAL OF AMENDED & RESTATED PHANTOM STOCK PLAN FOR DIRECTORS
The Company is seeking approval to amend and restate our Phantom Stock Plan for Directors (as amended and restated, the "Phantom Plan") to increase the number of performance units authorized for issuance under the Phantom Plan and allow Directors to receive dividend equivalent payments or dividend credit rights on the performance units held in such Director’s Phantom Plan Account, consistent with our other equity plans. The Board of Directors originally adopted the Phantom Plan on April 13, 1994. The Phantom Plan was last amended and approved by shareholders in 2017.
The total number of performance units currently authorized for issuance under the Phantom Plan is 130,000 performance units. As of March 31, 2021, there were 20,290 performance units remaining available for grant under the Phantom Plan. Under the terms of the proposed Amended & Restated Phantom Stock Plan for Directors ("Amended & Restated Phantom Plan"), Non-Employee Directors of the Company (each, a "Participant") have the option to receive grants of performance units in lieu of the other compensation received for serving on the Board. A "Non-Employee Director" is a member of the Board who is not an officer or employee of the Company or any of its affiliates. As of March 2021, all eleven Non-Employee Directors are eligible to participate in the Phantom Plan. Ms. Manning is not eligible to participate in the Phantom Plan because she is our President and Chief Executive Officer.
The principal features of the current Phantom Plan and the proposed Amended & Restated Phantom Plan are described below. This description is subject to and qualified in its entirety by the full text of the Amended & Restated Phantom Plan, which is set forth, as amended, in Appendix C to this Proxy Statement. The Board has approved the Amended & Restated Phantom Plan, subject to shareholder approval at the 2021 Annual Meeting.
Proposed Amendments to the Phantom Plan
The proposed amendments to the Phantom Plan will increase the number of performance units authorized for issuance under the Phantom Plan from 130,000 to 155,000 performance units and allow Directors to receive dividend equivalent payments or dividend credit rights on the performance units held and accumulated in such Director’s Phantom Plan Account, consistent with our other equity plans. The Board of Directors believes that the approval of the Amended & Restated Phantom Plan is appropriate and will enhance the ability of the Company to continue to reward and provide incentives to Non-Employee Directors as well as to attract and retain qualified individuals to serve as Directors of the Company.
The full text of the Amended & Restated Phantom Plan is set forth, as amended, in Appendix C to this Proxy Statement. Additions to the Phantom Plan are indicated by underlining and deletions are indicated by strike-outs.
Description of Plan Provisions
Under the terms of the Amended & Restated Phantom Plan, Non-Employee Directors of the Company have the option to receive grants of performance units in lieu of the other compensation received for serving on the Board. A performance unit is a hypothetical share of our common stock based upon the Fair Market Value of our common stock at the time of the grant. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date.
Currently, the Phantom Plan provides that the maximum number of performance units that may be granted is 130,000. If the proposed Amended & Restated Phantom Plan is approved, the maximum number of performance units that may be granted will be increased to 155,000. In the event of any change in the outstanding shares of common stock by reason of an extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board’s sole discretion, other similar or relevant event, the Board shall proportionately adjust, in an equitable manner, the number of performance units held by a Participant under the Amended & Restated Phantom Plan.
A Participant who elects to receive a grant of performance units in lieu of all or any portion of such Participant’s compensation for any year may elect to defer payment of such performance units: (i) for a period of five or seven years from the last day of the calendar year in which a performance unit is granted or (ii) to retirement. A Participant may elect to receive payment of performance units in a single lump sum payment or up to five substantially equal annual installment payments.
Performance units will be credited to an account established and maintained for a Participant. In general, a Participant will be credited a number of performance units annually equal to the number of full shares of common stock that the amount of deferred compensation would have purchased at Fair Market Value on the annual equity grant date. Partial performance units will not be allocated, and standard rounding will be applied to determine the number of full performance units. The account of a Participant will be the record of performance units granted to him or her under the Amended & Restated Phantom Plan and shall not be deemed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or his or her beneficiary. Each allocation of performance units to a Participant, and the number and value of such performance units as of the date of allocation, shall be communicated annually to the Participant.
Under the terms of the Amended & Restated Phantom Plan, performance units are not transferable and Participants do not have the right to vote on account of any performance units.
At the end of the deferral period, the Company will issue, at its option, cash or shares of common stock in an amount equal to: (i) the total value of the performance units or one share of common stock for each performance unit, if the Participant has elected to receive payment in a single lump sum or (ii) the value of the performance units or one share of common stock for each performance unit being distributed in such installment, if the Participant has elected to receive payment in annual installments.
Generally, payment shall occur (or commence in the case of annual installments) on the date immediately following the last day of the applicable deferral period. However, for purposes of compliance with Section 409A of the Code, payment shall be deemed to be made upon the specified fixed date or payment event if the payment is made: (i) 30 days prior to the specified fixed payment date or event, (ii) a later date within the same calendar year as the specified fixed payment date or event or (iii) if later, by the 15th day of the third calendar month following the specified fixed payment date or event. However, in no event shall a Participant be permitted, directly or indirectly, to designate the taxable year of the payment. If a Participant ceases to be a director prior to the end of the deferral period, distribution will be made or commence at the time and in the form of payment elected or deemed to be elected at the time of the deferral.
The Board of Directors will administer the Amended & Restated Phantom Plan, which will terminate on May 23, 2027. The Board of Directors may amend or terminate the Amended & Restated Phantom Plan at any time, except that: (i) unless otherwise required by law, the rights of a Participant with respect to performance units granted before such amendment or termination may not be materially and adversely affected without the consent of the Participant and (ii) to the extent the approval of the Company's shareholders is required under applicable laws or regulations with respect to such amendment, the approval of the shareholders is appropriately obtained.

See “Equity Plan Analysis” and “Burn Rate & Overhang” sections under “Item 3 – Approval of Amendment to Flexible Stock Plan” for additional information on the Company’s Equity Plans as of March 31, 2021.
Benefits Granted Under the Amended & Restated Phantom Plan
The benefits to be received under the Amended & Restated Phantom Plan are not presently determinable. The following table sets forth benefits received under the Amended & Restated Phantom Plan through December 31, 2020. See "Director Compensation" for additional information regarding 2020 performance units granted under the existing Phantom Plan.

SHARES DEFERRED UNDER THE PHANTOM PLAN
Number of Performance Units Received
All current non-executive officer directors as a group (11 persons)	109,710
Each nominee for election as a director:
Pina Albo	1,689
Christine R. Detrick	—
J. Cliff Eason	30,240
John J. Gauthier	—
Patricia L. Guinn	1,869
Anna Manning[1]	—
Hazel M. McNeilage	2,678
Stephen T. O’Hearn	—
Frederick J. Sievert	5,323
Shundrawn Thomas	—
Stanley B. Tulin	—
Steven C. Van Wyk	1,689
Each Associate of any such director or nominee	—
Each other person who received or is to receive 5% or more of the options, warrants or rights under the Phantom Plan:
Stuart Greenbaum	16,352
1 Ms. Manning does not participate in the Phantom Plan because she is our President and Chief Executive Officer.
Federal Income Tax Consequences
Performance Units. A Participant will realize income as a result of an award of performance units at the time the award is issued or paid. The amount of income realized by the Participant will be equal to the Fair Market Value of the shares on the date of issuance, in the case of a stock award, and to the amount of cash paid, in the event of a cash award. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.
Section 409A of the Code. Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including without limitation, the deferral of income pursuant to some of the arrangements described. Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.
Section 280G of the Code and Section 4999 of the Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any "excess parachute payment" to an individual, and the individual must pay a 20% excise tax on any "excess parachute payment." An individual’s "parachute payments" which exceed his or her average annual compensation will generally be treated as "excess parachute payments" if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company.

Non-U.S. Taxpayers. If the Participant is subject to the tax laws of any country other than the United States, the Participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Amended & Restated Phantom Plan.
The foregoing statements are only a summary of certain federal income tax consequences of the Amended & Restated Phantom Plan and are based on our understanding of present federal tax laws and regulations.
Vote Required
If a quorum is present, the vote required to approve this Item 5 is a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, which approval will also satisfy the requirement under NYSE rules that the proposal be approved by a majority of the votes cast.
Recommendation of the Board of Directors
The Board of Directors has approved the Amended & Restated Phantom Stock Plan for Directors and recommends that shareholders vote FOR the proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information regarding securities authorized for issuance under equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,578,615[1]	$102.30 [2,3]	1,146,776[4]
Equity compensation plans not approved by security holders	—	—	—
Total	2,578,615[1]	$102.30 [2,3]	1,146,776[4]
1Includes the number of securities to be issued upon exercises or settlement of Stock Appreciation Rights, Restricted Units, and Performance Contingent Units under the following plans: Flexible Stock Plan – 2,535,914; and Phantom Stock Plan for Directors – 42,701. The number of Performance Contingent Units represents the number of shares that would be issued based on target performance, reduced for cancellations and adjustments through December 31, 2020. The actual number of shares issued at the end of each performance period will range between 0% and 200% of the target number of units granted, based on a measure of the actual performance of the Company relative to stated goals.
2Does not include 291,129 performance contingent units outstanding under the Flexible Stock Plan or 4 phantom units outstanding under the Phantom Stock Plan for Directors because those securities do not have an exercise price (i.e. a unit is a hypothetical share of Company common stock with a value equal to the fair market value of the common stock)
3Reflects the blended weighted-average exercise price of outstanding options under the Flexible Stock Plan $102.30.
4Includes the number of securities remaining available for future issuance under the following plans: Flexible Stock Plan – 1,087,415; Flexible Stock Plan for Directors – 38,284; and Phantom Stock Plan for Directors – 21,077

AUDIT MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed our 2020 audited financial statements with Company executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards ("SAS") No. 114, "The Auditor's Communication With Those Charged With Governance." The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Patricia L. Guinn, Chair
John J. Gauthier
Stanley B. Tulin
Steven C. Van Wyk

ITEM 6 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The final item to be acted upon at the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP and their related entities (collectively, "Deloitte") as the Company's independent auditor for the year ending December 31, 2021. The Audit Committee has appointed Deloitte subject to shareholder ratification. Deloitte has served as independent auditor of the Company since 2000. Its long-term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company's financial statements with effectiveness and efficiency.
In considering Deloitte's appointment, the Audit Committee reviewed the firm's qualifications and competencies, including the following factors:
•Deloitte's status as a registered public accounting firm with the PCAOB, as required by Sarbanes-Oxley and the Rules of the PCAOB;
•Deloitte's independence and its processes for maintaining its independence;
•the results of the independent review of the firm's quality control system;
•the key members of the engagement team for the audit of the Company's financial statements;
•Deloitte's approach to resolving significant accounting and auditing matters including consultation with the firm's national office; and
•Deloitte's reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee assures the regular rotation of the audit engagement team partners as required by law. The Audit Committee approves Deloitte's audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed and an estimated amount of fees for each particular audit service. The Audit

Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy which provides for pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Representatives of Deloitte will attend the 2021 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.
The aggregate fees billed to us for the years ending December 31, 2020 and 2019 by Deloitte are set forth below. These fees have been approved by the Company's Audit Committee in accordance with its Pre-Approval Policy.
AUDITOR FEES

Fee	Fiscal Year
	2020	2019
Audit Fees[1]	$11,105,907	$10,733,066
Audit Related Fees[2]	795,074	774,015
Total audit and audit-related fees	11,900,981	11,507,081
Tax Fees[3]	383,606	243,103
Other	—	—
Total Fees	$12,284,587	$11,750,184

1.    Includes fees for the audit of our Company's and its subsidiaries' annual financial statements, reviews of our quarterly financial statements and Sarbanes-Oxley Section 404 attestation.
2.    Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisition, reinsurance transactions, new accounting standards and International Financial Reporting Standards, and services associated with SEC registration statements, periodic reports and securities offerings.
3.    Includes fees for tax services rendered by Deloitte such as consultation related to tax planning and compliance.

Vote Required
If a quorum is present, the vote required to approve this Item 6 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.

STOCK OWNERSHIP

SECURITIES OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of December 31, 2020, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers and (iii) all directors, nominees and executive officers as a group.
BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2020

Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Significant Shareholders
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	6,785,129[3]	10.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,713,060[4]	9.9%
FMR LLC 245 Summer Street Boston, MA 02210	4,151,183[5]	6.1%
Harris Associates L.P. 11 South Wacker Drive, Suite 4600 Chicago, IL 60606	3.921.878[6]	5.8%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
Pina Albo	—	*
Christine R. Detrick	7,716	*
J. Cliff Eason	13,799	*
John J. Gauthier	5,205	*
Patricia L. Guinn	5,638	*
Hazel M. McNeilage	527	*
Stephen O'Hearn	—	*
Frederick J. Sievert	7,912	*
Stanley B. Tulin	10,020	*
Steven C. Van Wyk	989	*
Named Executive Officers
Anna Manning	340,381[7]	*
Todd C. Larson	86,217[8]	*
Alain P. Néemeh	186,431[9]	*
Leslie Barbi	3,338[10]	*
Tony Cheng	32,027[11]	*
John P. Laughlin	83,664[12]	*
All directors and executive officers as a group (26 persons)	984,003[13]	1.45%
*Less than 1%.

1.    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.
2.    Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.
3.    As reported on Schedule 13G/A filed February 8, 2021, Blackrock, Inc. and its subsidiaries have sole voting and dispositive power over all the beneficially owned shares.
4.     As reported on Schedule 13G/A filed February 10, 2021, The Vanguard Group, Inc. shares dispositive voting power of 59,484 shares with certain of its subsidiaries, affiliates and other companies, including Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.
5.    As reported on Schedule 13G filed February 8, 2021, FMR LLC shares dispositive voting power with certain of its subsidiaries and affiliates and other companies, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC and Strategic Advisers LLC.
6.    As reported on Schedule 13G filed on February 16, 2021, Harris Associates L.P. and its subsidiaries have sole voting and dispositive power over all the beneficially owned shares.
7.    Includes for Ms. Manning 285,373 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.
8.    Includes for Mr. Larson a total of 51,943 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Larson shares voting and investment power for 4,928 shares with his spouse.
9.    Includes for Mr. Néemeh 146,540 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.
10.     Includes for Ms. Barbi, 3,338 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.
11. Includes for Mr. Cheng 17,353 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.
12.    Includes for Mr. Laughlin 51,103 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.
13.    Includes a total of 677,497 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.

EXECUTIVE STOCK OWNERSHIP GUIDELINES
In order to further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock, expressed as a multiple of such executives' base salary, as follows:

Position	Share Ownership Requirement
President & Chief Executive Officer	8x Base Salary
Senior Executive Vice President	5x Base Salary
Executive Vice President	2x - 4x Base Salary
Senior Vice President	1x - 2x Base Salary

The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes for PCS and, for SARs and stock options, the net of exercise cost and taxes) from any SARs and stock option exercise or award of PCS until they satisfy the applicable stock ownership requirement.
As of December 31, 2020, Messrs, Larson, Néemeh, Cheng and Laughlin met their respective ownership requirements. Upon her promotion to President and Chief Executive Officer in 2017, Ms. Manning became subject to significantly higher ownership requirements and has not had sufficient time to meet her stock ownership requirement. Ms. Barbi joined RGA in January 2020 and has not had sufficient time to meet her stock ownership requirement.

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging
    The Company’s Insider Trading Policy (the "Policy") prohibits directors, executive officers, employees, and others from engaging in short sale transactions in Company securities and prohibits the purchase or use, directly or indirectly, of financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds). In addition, the Policy strongly discourages holding the Company’s securities in margin accounts or pledging Company securities as collateral. These restrictions are intended to prevent a misalignment of interests with the Company’s shareholders or the appearance of such a misalignment. An exception to the general ban on hedging may be sought from the General Counsel on a case-by-case basis, subject to pre-clearance procedures.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2020.

ADDITIONAL INFORMATION

VIRTUAL MEETING INFORMATION
Again this year, we will conduct the 2021 Annual Shareholders Meeting solely online via the Internet through a live webcast and online shareholder portal. Due to the COVID-19 pandemic and restrictions on travel, we continue to use the virtual annual meeting format to facilitate shareholder attendance and participation by leveraging technology to communicate effectively and efficiently with our shareholders. The virtual format allows our shareholders to participate fully from any location around the world, at no cost to them.
We have designed the virtual format to enhance shareholder access and participation and protect shareholder rights. The Board intends that the virtual meeting format provide shareholders a level of transparency as close as possible to the traditional in-person meeting format and is committed to ensuring such an experience.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
1. Who is entitled to vote and how many votes do I have?

    If you are a holder of record of Company common stock at the close of business on March 29, 2021, you are eligible to vote at the 2021 Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

2. How do I vote?

Your vote is important. Please cast your vote as soon as possible using one of the following methods.

    By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly. You can vote via the Internet (www.proxyvote.com) or via telephone by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on May 18, 2021.

    By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

    At the Meeting. All shareholders of record may vote at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

3. How do I attend a virtual meeting?

    Due to health and safety concerns regarding the COVID-19 pandemic, we will be hosting a virtual Annual Meeting of Shareholders live via the Internet. To attend the Annual Meeting via the Internet please visit www.virtualshareholdermeeting.com/RGA2021 and be sure to have the information that is printed on your notice card. Shareholders will be afforded the same rights and opportunities to participate in the virtual meeting as they would at an in-person meeting.

4. Can I ask questions during the Annual Meeting?

Yes. Shareholders will be afforded the same rights and opportunities to participate at our virtual meeting as they would at an in-person meeting. Upon the opening of the meeting (5-30 minutes prior to the scheduled start time of the meeting), shareholders will be able to submit questions via a closed text box through the virtual shareholder meeting dashboard. Only validated shareholders may ask questions and only questions that are germane to the meeting or materials presented will be addressed. Questions will be answered at the end of the meeting. Out of consideration for others, we ask that shareholders limit themselves to only one question. We may not be able to answer every question, but we will do our best to provide a response to as many as possible. Questions which meet the guidelines, but were not answered due to time constraints may be posted and answered on the Company's Investor Relations website.

5. What are the procedures for accessing technical support to assist in the event of any difficulties accessing the virtual meeting?

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they plan to attend and/or participate in the meeting.

We encourage shareholders to access the meeting website approximately 10-15 minutes prior to the start time to allow for any unforeseen technical issues, as the meeting webcast will begin promptly at 2:00 pm CDT. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning at 1:45 p.m. CDT, 15 minutes prior to the commencement of the meeting, through the conclusion of the meeting.

6. Can I change my vote?

    There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting:

•Vote again by telephone or at the Internet website.
•Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•Vote at the Annual Meeting.
•Notify the Company's Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

Please note that, in order to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 18, 2021.

7. What is a Broker Non-Vote?

    A "broker non-vote" occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are "non-discretionary" items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

8. Who pays for the solicitation of proxies?

    The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone and other electronic means or in person.

9. How do I comment on Company business?

    We collect comments from the proxy card if you vote by mailing the proxy card. You may also mail comments to our Corporate Secretary at our corporate headquarters. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

10. Where can I find additional information about the Company?

    The Company's website, www.rgare.com, contains additional information about the Company, including:

●	This Proxy Statement and our 2020 Annual Report to Shareholders;
●	Our Code of Conduct, the Directors' Code of Business Conduct and Ethics and our Financial Management Code of Professional Conduct (see page 13);
●
Our Board's Corporate Governance Guidelines and charters for the Audit, Compensation, Investment, Nominating and Governance and Risk Committees.  The committee charters include a detailed description of the roles and responsibilities of each committee (see page 17);

●	The process by which interested parties and shareholders can communicate with our directors and the Board; and
●	Additional financial information can be found in the Quarterly Financial Supplement on the Investor Relations portion of the website in the "Quarterly Results" tab in the "Featured Report" section.
Information on our website does not constitute part of this Proxy Statement.

    You may also write us at our corporate headquarters, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, to receive the following information, without charge:

Shareholder Request	RGA Contact
A copy of any of the codes of conduct or governance documents described above	Investor Relations
A copy of our Articles of Incorporation, Bylaws, this Proxy Statement, form of proxy card and our Annual Report to Shareholders	Corporate Secretary
Interested parties and shareholders may communicate directly with our Chair of the Board, Mr. Eason	General Counsel
VOTING

    Each share of common stock outstanding at the close of business on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, the approval of any action taken at the Annual Meeting is based on votes cast. If a quorum is present, the votes necessary to approve the proposals are as follows:

Item	Proposal	Vote Required to Adopt the Proposal
1.	Election of Directors	The vote required to elect each director is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.
2.	Shareholders' Advisory Vote on Executive Compensation
The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.

3.	Approval of Amendments to Company Flexible Stock Plan
The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.

4.	Approval of Amendments to Company Flexible Stock Plan for Directors
The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.

5.	Approval of Amended & Restated Phantom Stock Plan for Directors
The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.

6.	Ratification of Appointment of Independent Auditor
The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.

    Shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. "Votes cast" on these proposals means votes "for" or "against" a particular proposal. Abstentions and broker non-votes are not considered votes cast on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast. Shares represented by proxies which are marked or voted "withhold authority" with respect to the election of any one or more nominees for election as Directors (Item 1), proxies which are marked or voted "abstain" on the other proposals, and proxies which are marked or voted to deny discretionary authority on any other matters will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposals and against any such other matters.

    If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that brokers cannot vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.

    We know of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the 2021 Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.
SHAREHOLDER PROPOSALS
Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Securities Exchange Act of 1934) for presentation at the 2022 Annual Meeting must be received by us by December 9, 2021, for inclusion in our Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. We currently anticipate that the 2022 Annual Meeting will be held in-person on May 25, 2022.
In order for a shareholder to bring business before a shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, any material interest of the shareholder proponent or beneficial owner (or their respective affiliates, associates and those with whom they are acting in concert) in the proposed business; the text of the proposal or business (including the text of any resolutions proposed); and a description of all agreements and arrangements between or among such shareholder, beneficial owner and their respective affiliates, associates and those with whom they are acting in concert, and any other person in connection with the proposal. Required disclosures should be updated and supplemented, if necessary, so that they are accurate as of the record date for a meeting and as of ten business days prior to the meeting. The shareholder proposing business or making a nomination (or a qualified representative of the shareholder) must appear at the applicable meeting of shareholders to present such business or nomination in order for it to be considered.
The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our Proxy Statement. In each case, the notice must be given to our Secretary at our corporate headquarters.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance and growth potential of the Company. Forward-looking statements often contain words and phrases such as “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe” and other similar expressions. Forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

The effects of the ongoing novel coronavirus (“COVID-19”) pandemic and the response thereto on economic conditions, the financial markets and insurance risks, and the resulting effects on the Company’s financial results, liquidity, capital resources, financial metrics, investment portfolio and stock price, could cause actual results and events to differ materially from those expressed or implied by forward-looking statements. Further, any estimates, projections, illustrative scenarios or frameworks used to plan for potential effects of the pandemic are dependent on numerous underlying assumptions and estimates that may not materialize. Additionally, numerous other important factors (whether related to, resulting from or exacerbated by the COVID-19 pandemic or otherwise) could also cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation: (1) adverse changes in mortality, morbidity, lapsation or claims experience, (2) inadequate risk analysis and underwriting, (3) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (4) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (5) the availability and cost of collateral necessary for regulatory reserves and capital, (6) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (7) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (8) the effect of the Company parent’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, (9) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (10) the impairment of other financial institutions and its effect on the Company’s business, (11) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (12) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (13) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (14) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (15) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of U.S. sovereign debt and the credit ratings thereof, (17) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (18) financial performance of the Company’s clients, (19) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (20) competitive factors and competitors’ responses to the

Company’s initiatives, (21) development and introduction of new products and distribution opportunities, (22) execution of the Company’s entry into new markets, (23) integration of acquired blocks of business and entities, (24) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data and intellectual property stored on such systems, (25) adverse litigation or arbitration results, (26) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (27) changes in laws, regulations, and accounting standards applicable to the Company or its business, (28) the effects of the Tax Cuts and Jobs Act of 2017 may be different than expected and (29) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission (“SEC”).

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company’s business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company’s situation may change in the future. For a discussion of these risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under the Company's management incentive programs. Management believes that adjusted operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the Company's continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company's underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, tax reform, and other items that management believes are not indicative of the Company's ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations from GAAP net income are provided in the following tables.

Book value per share excluding AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average shareholders' equity excluding AOCI.

Effective with the first quarter of 2017, the Company modified the labeling of its non-GAAP measure "operating income" to "adjusted operating income."

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Non-GAAP Measures
(Dollars in millions)
(Unaudited)

Net income to adjusted operating income	Twelve Months Ended December 31
	2020	2019	2018
Net income	$415	$870	$716
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(6)	(43)	121
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	3	4	(2)
Embedded derivatives:
Included in investment related (gains) losses, net	43	(13)	22
Included in interest credited	16	36	(14)
DAC offset, net	(6)	(25)	8
Investment income (loss) on unit-linked variable annuities	(9)	(21)	5
Interest credited on unit-linked variable annuities	9	21	(5)
Interest on uncertain tax provisions	9	14	---
Non-investment derivatives	1	2	---
Uncertain tax positions and other tax related items	21	8	(62)
Adjusted operating income	$496	$853	$789

Earnings per share	Twelve Months Ended December 31
	2020	2019	2018
Diluted earnings per share from adjusted operating income	$7.54	$13.35	$12.12
Earnings per share from net income:
Basic earnings per share	$6.35	$13.88	$11.25
Diluted earnings per share	$6.31	$13.62	$11.00
Weighted average number of common and common
equivalent shares outstanding (diluted)	65,835	63,882	65,094

Book value per share
	2020	2019	2018	2017
Common shares outstanding	67,957	62,656	62,814	64,452

Book value per share outstanding	$211.19	$185.17	$134.53	$148.48
Less effect of AOCI:
Accumulated currency translation adjustments	$(1.02)	$(1.46)	$(2.69)	$(1.34)
Unrealized appreciation of securities	$80.94	$52.65	$13.63	$34.14
Pension and postretirement benefits	$(1.06)	$(1.12)	$(0.80)	$(0.78)
Book value per share, before impact of AOCI	$132.33	$135.10	$124.39	$116.46

APPENDIX A

Proposed Amendments to Flexible Stock Plan
The proposed amendment will amend Section 3.1 of the Flexible Stock Plan, which, if approved, will read as set forth below. Additions to the Flexible Stock Plan are indicated by underlining and deletions are indicated by strike-outs.
3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs, Restricted Stock, RSUs, Performance Shares or other Stock Based Awards may be granted under the Plan shall be ~~14,960,077~~ 16,460,077 Shares, determined as ~~1,600,000~~ 1,500,000 Shares available on and after the Effective Date plus the ~~13,360,077~~ 14,960,077 Shares that were available under the terms of the Plan prior to the Effective Date to the extent such Shares remain outstanding and available or become outstanding and available again hereunder. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both.
The proposed amendment will amend Section 7.2 of the Flexible Stock Plan to extend the termination date to the fifth anniversary of the date of shareholder approval of the proposed amendment at the 2021 Annual Meeting, which, if approved, will read as follows:
7.2 Termination. The Plan will terminate automatically on May ~~23~~ 19, ~~2022~~ 2026. In addition, the Plan may be terminated at any time by the Board. The Plan will remain in effect with respect to outstanding Benefits until no Benefits remain outstanding.

APPENDIX B

Proposed Amendment to Flexible Stock Plan for Directors
The proposed amendment will amend Section 3.1 of the Director Plan, which, if approved, will read as set forth below. Additions to the Director Plan are indicated by underlining and deletions are indicated by strike-outs.
3.1 Number of Shares. The number of Shares which may be issued or sold or for which other Stock Based Awards may be granted under the Plan shall be ~~282,500~~ 307,500 Shares. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both. The maximum dollar amount with respect to which Benefits may be granted to any Participant under the Plan in any one year period shall not exceed $900,000. Pursuant to Section 9.3 of the Plan, any Shares subject to a Participant’s election pursuant to Section 9.3 of this Plan generally shall not be counted against the Share reserve of this Plan and shall, instead, count against Shares granted pursuant to the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated as amended from time to time (“Phantom Plan”).

APPENDIX C

Amended & Restated Phantom Stock Plan for Directors
The full text of the Amended & Restated Phantom Plan is set forth below. Additions to the Phantom Plan are indicated by underlining and deletions are indicated by strike-outs.

REINSURANCE GROUP OF AMERICA, INCORPORATED
PHANTOM STOCK PLAN FOR DIRECTORS
As Amended and Restated Effective May 19, 2021

REINSURANCE GROUP OF AMERICA, INCORPORATED
PHANTOM STOCK PLAN FOR DIRECTORS
ARTICLE I
NAME AND PURPOSE
1.1    Name. The name of this Plan is the "Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors."
1.2    Purpose. The Company has established this Plan to encourage the highest level of director performance by members of the Board of Directors of the Company, by providing certain outside directors with deferred compensation based on the Company’s success and progress. The Plan is hereby amended and restated as provided herein and ~~this restatement~~ shall be effective with respect to amounts deferred on or after May ~~23, 2017~~ 19, 2021, except with respect to Section 7.4, which apply to outstanding Performance Units granted at any time under the Plan.
ARTICLE II
DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1    General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:
i.Account. Account shall have the meaning given such term in ARTICLE VI.
ii.Affiliate. A Parent or Subsidiary of the Company, a Subsidiary of a Parent and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.
iii.Board. The Board of Directors of the Company.
iv.Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.
v.Common Stock. Any class of the Company's common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in ARTICLE X and Section 11.10 hereof.
vi.Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.
vii.Deferral Period. Deferral Period shall have the meaning given such term in Section 5.3.

viii.Director. A duly elected and acting member of the Board who receives Director’s Fees from the Company for his or her services as a member of the Board and who is not an officer or employee of the Company or any of its Affiliates.
ix.Director’s Fees. Any and all of the following, whether payable in cash or Common Stock:
1.Annual retainer fees for services as a Director (including retainers paid to Board and Committee chairs);
2.Board and Committee meeting attendance fees; and
3.Any other form of compensation (including cash, equity grants or performance units) paid to a Director for service as a member of the Board, a Committee or a Board sub-group.
x.Disability. A physical or mental condition which, in the opinion of a qualified doctor of medicine chosen by the Company, permanently prevents a Director from carrying out his or her duties as a member of the Board.
xi.Dividend Equivalents. Dividend Equivalents shall have the meaning given such term in Section 7.4.
xii.Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company which must occur within one year before or after approval by the Board.
xiii.Fair Market Value. The closing price of a share of Common Stock on the New York Stock Exchange on a given date, or in the absence of market transactions on such date, the closing price of a share of Common Stock on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Board determines in good faith to be 100% of the fair market value of a share on that date. The determination of Fair Market Value shall be subject to adjustment as provided in ARTICLE X.
xiv.Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.
xv.Participant. A Director who has satisfied the eligibility requirements of Section 4 and who has Performance Units credited to his or her Account.
xvi.Performance Unit. A hypothetical share of Common Stock allocated to a Participant on the Company’s records based on the Fair Market Value of the Common Stock at the time of the grant.
xvii.Plan. Plan shall have the meaning given such term in ARTICLE I.
xviii.Plan Year. The calendar year.
xix.Retirement. Retirement of a Participant as a Director.

xx.Subsidiary. Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.
2.2    Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan may be defined in other portions of the Plan.
ARTICLE III
ADMINISTRATION
3.1    Board. The Board shall administer the Plan. Questions involving eligibility, benefits or the interpretation or operation of the Plan shall be referred to the Board. All determinations of the Board, in its sole discretion, shall be conclusive. The Board may obtain such advice or assistance as it deems appropriate from persons not serving on the Board.
3.2     Expenses. All costs and expenses incurred in the operation and administration of this Plan will be borne by the Company.
ARTICLE IV
ELIGIBILITY
4.1    Participants. Each Director who is a Participant on May 23, 2017 shall continue to be a Participant as of such date. Each individual who becomes a Director on or after May 23, 2017 shall be eligible to participate as of the beginning of the next Plan Year.
ARTICLE V
PERFORMANCE UNITS
5.1    Number of Performance Units. The total number of Performance Units that may be granted under this Plan shall not exceed ~~130,000~~ 155,000.
5.2     Election to Receive and Defer Performance Units. With respect to each Plan Year, a Participant shall be eligible to receive a grant of Performance Units in lieu of all or any portion of his or her Director’s Fees by making and filing with the Board a written election by the date specified by the Company, which shall be no later than the December 31 prior to the first day of the Plan Year in which such Director’s Fees would otherwise be earned.
5.3     Deferral Period. A Participant who elects to receive a grant of Performance Units in lieu of his or her Director’s Fees for any Plan Year under Section 5.2 shall also be eligible at such time to elect to defer payment of such Performance Units (i) for a period of five (5) or seven (7) years from the last day of the calendar year in which a Performance Unit is granted or (ii) to Retirement (“Deferral Period”). The Participant shall designate to receive payment of such Performance Units in a single payment or up to five substantially equal annual installment payments. With respect to each grant of Performance Units, a Participant may elect a different Deferral Period and manner of payment hereunder. A Participant who does not affirmatively elect a Deferral Period shall be deemed to have elected a Deferral Period until Retirement with distribution to be made in a single payment.

5.4     Irrevocability. Any election (or deemed election) under ARTICLE V with respect to a Performance Unit shall become irrevocable as of the December 31 prior to the first day of the calendar year in which such Performance Unit is granted.
5.5     Changes. In accordance with the provisions of this Section 5.5, a Participant may change the Deferral Period and/or the form of payment for Performance Units which relate to a particular year by making a re-deferral election and/or an election to have such Performance Units paid in a different form. Any election under this Section 5.5 must comply with all of the following requirements: (i) no prior election to change the Deferral Period or form of payment may have been made with respect to the same year’s deferrals, (ii) the election is made at least one year prior to the date the distribution would otherwise have begun, (iii) the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made, and (iv) any election related to a payment that was otherwise to be made at a specified time may not be made less than twelve months prior to the date of the first scheduled payment. For purposes of applying the provisions of this Section 5.5, installment payments shall be considered a single payment for purposes of applying these subsequent deferral election rules.
ARTICLE VI
ACCOUNTS
6.1     Performance Unit Accounts. Performance Units shall be credited to a Performance Unit Account (the “Account”) established and maintained for a Participant. The Performance Units shall be allocated to a Participant’s Account annually on the same day the annual equity grant is made to Directors, unless the Board approves a different allocation date. The number of Performance Units shall equal the number of full shares of Common Stock that the amount of the deferred Director’s Fees would have purchased at Fair Market Value on the allocation date. Partial Performance Units will not be allocated, and standard rounding will be applied to determine the number of full Performance Units. The Account of a Participant shall be the record of Performance Units granted to him or her under the Plan, is solely for accounting and record keeping purposes and shall not require a segregation of any Company assets or setting aside for or registering in the name of a Participant any Common Stock. In addition, the existence of such record and the Account shall not be deemed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or his or her beneficiary. Each allocation of Performance Units under the Plan to a Participant and the number and value of such Performance Units as of the date of allocation shall be communicated annually to the Participant.
ARTICLE VII
RESTRICTIONS AND PAYMENTS
7.1     Restrictions. The Participant shall have no rights and privileges of a shareholder as to the Performance Units credited to his or her Account. Accordingly, the Participant shall have no right to receive dividends actually paid or distributed at the time declared (other than Dividend Equivalents granted under Section 7.4) and no right to vote on account of any allocation of Performance Units to his or her Account. In addition, no interest in the Performance Units or any Account may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of at any time.

7.2     Payment of Performance Units. Except as otherwise provided under this ARTICLE VII, distribution of the Performance Units shall occur (or commence in the case of annual installments) on the date immediately following the last day of the applicable Deferral Period. Distribution shall be made in a single payment, unless at the time of deferral the Participant had elected to receive payment in annual installments. The Board shall have the sole discretion to determine whether such distribution shall be made in cash or in stock.
(a)Lump Sum Payments. If distribution shall be made in a single lump sum, the amount of the distribution shall equal (i) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period multiplied by the number of Performance Units credited to his or her account on such date, or (ii) one share of Common Stock in lieu of cash for each Performance Unit credited to his or her account on the last day of the Deferral Period.
(b)Annual Installments. If distribution shall be made in annual installments, the amount of each installment shall equal (i) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period (or the applicable annual anniversary thereof), multiplied by the number of Performance Units being distributed in such installment, or (ii) one share of Common Stock in lieu of cash for each Performance Unit being distributed in that installment.
7.2     End of Directorship. If a Participant ceases to be a Director prior to the end of the Deferral Period, distribution of all Performance Units allocated to such Participant’s Account shall be made or commence at the time and in the form of payment elected or deemed to have been elected at the time of deferral. Payment shall be made to the Participant, the Participant’s beneficiary in the event of death, or the Participant’s estate in the case of Disability if there is no attorney-in-fact, as the case may be.
7.3     Tax. In all cases, for purposes of compliance with Section 409A of the Code, payment shall be deemed to be made upon the fixed date or payment event specified under Section 7.2(b) if the payment is made (a) thirty (30) days prior to the specified fixed payment date or event; (b) a later date within the same calendar year as the specified fixed payment date or event; or (c) if later, by the 15th day of the third calendar month following the specified fixed payment date or event. However, in no event shall a Participant be permitted, directly or indirectly, to designate the taxable year of the payment.
7.4    Dividend Equivalents. Grants of Performance Units may include, at the sole discretion of the Board, Dividend Equivalents on each Performance Unit credited to and accumulated under the Participant’s Account. “Dividend Equivalents” means a dollar amount equal to the cash dividend that the Participant would have been entitled to receive if the Participant had been the owner, on the record date for a dividend paid on the Common Stock, of a number of shares of Common Stock equal to the number of Performance Units then properly credited to and accumulated under the Performance Unit Account of the Participant. The payment of Dividend Equivalents attributable to any unvested Performance Units is not permitted during the period in which the Performance Units are unvested. Dividend Equivalents will be deemed to be reinvested in additional Performance Units on the date a dividend is paid on the Common Stock, and the additional Performance Units will be accumulated and credited to a Participant’s Account on the annual allocation date described in Section 6.1. The number of Performance Units acquired with the Dividend Equivalents shall equal the number of full shares of Common Stock that the amount of the Dividend Equivalents would have purchased at Fair Market Value on the dividend payment date, and standard rounding will be applied to determine the number of full Performance Units. All Performance Units credited to a Participant’s Account under this Section 7.4 shall be paid at the same time, and in the same form, as elected by the Participant under Section 5.3 with respect to the underlying Performance Units in the Participant’s Account. All outstanding grants of Performance Units made prior to May 19, 2021 are deemed to include the right to receive Dividend Equivalents.
ARTICLE VIII
REGULATORY COMPLIANCE AND LISTING
8.1     Regulatory Compliance. If the Board decides to deliver Common Stock in lieu of cash under ARTICLE VII, the issuance or delivery of any Common Stock may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue, purchase or deliver any Common Stock if the issuance, purchase or delivery of such shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange. If the Company is unable to deliver Common Stock after a reasonable period of time, the Board shall direct the delivery of cash under ARTICLE VII to satisfy the distribution of Performance Units.
8.2     Other Agreements. As a condition to receipt of Common Stock, the Participant shall execute such agreements and other documents as the Company may reasonably request for securities law purposes.
ARTICLE IX
AMENDMENT, TERM AND TERMINATION
9.1    Amendment. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee under a Performance Unit granted before the date of termination, suspension or modification, unless otherwise provided in a separate agreement or otherwise or required as a matter of law.
9.2    Limitation. The Board may not amend the Plan (i) without approval of the shareholders of the Company if shareholder approval would be required for such an amendment under the rules of the New York Stock Exchange or (ii) in a manner that would violate applicable law.
9.3    Term. The original effective date of the Plan was January 1, 1997 and the Plan as amended and restated herein shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.
9.4    Termination. The Plan will terminate automatically on May 23, 2027. In addition, the Board may at any time terminate the Plan unless otherwise required by law, the rights of a Participant with respect to Performance Units granted prior to such termination may not be impaired without the consent of such Participant.

ARTICLE X
ADJUSTMENTS
10.1     Adjustment. In the event of any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board's sole discretion, other similar or relevant event, the Board shall proportionately adjust, in an equitable manner, the total number of Performance Units which may be granted under the Plan under ARTICLE V and the number of Performance Units held by a Participant under the Plan and, if appropriate to reflect such event and preserve the value of such Performance Units, the number, kind and class of shares underlying the Performance Units.
ARTICLE XI
MISCELLANEOUS
11.1    Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
11.2    Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
11.3    Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, or the Board may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
11.4     No Director Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders.
    11.5     Limitations. Neither the adoption of this Plan by the Board nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable
    11.6     Deductions. The Company shall have the right to (i) deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts, and (ii) require, within three months after issuance or delivery of any Common Stock, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such shares.
11.7     Designation of Beneficiary. Each Participant may designate one or more beneficiaries to receive all payments due to such Participant hereunder upon his or her death. Such beneficiary designation may be revoked or amended by such Participant, from time to time, by appropriate notice in writing delivered to the General Counsel of the Company. In the absence of any beneficiary designation or in the event that the designated beneficiaries shall not be living at the time of death of the Participant, the Account value on the date of death of the Participant shall be payable and delivered to the estate of such deceased Participant.
    11.8     Common Stock. The shares of any Common Stock delivered under the Plan may be either authorized but unissued shares (subject to payment of any required par value) or treasury shares, as determined from time to time by the Board. In either case, the shares shall be fully registered and transferable without restriction.
11.9     Assignment. No rights, interests or benefits under this Plan may be assigned, transferred, pledged or hypothecated in any way. Such rights, interests or benefits shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of such rights, interests or benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
    11.10     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.
    11.11     No Equitable Rights. The payments to a Participant or his or her beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
    11.12    Tax Compliance. Payments and benefits under this Plan are intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. For purposes of Code Section 409A, a Participant’s entitlement to annual installment payments shall be treated as an entitlement to a single payment. For purposes of this Plan, a termination of directorship or Retirement shall only be deemed to occur if such termination constitutes a “separation from service” within the meaning of Code Section 409A.
    11.13 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

REINSURANCE GROUP OF AMERICA, INCORPORATED
16600 SWINGLEY RIDGE ROAD
CHESTERFIELD, MO 63017-1706
ATTN: WILLIAM L. HUTTON

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D40829-P50773

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REINSURANCE GROUP OF AMERICA, INCORPORATED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Pina Albo	☐	☐	☐
1b. Christine R. Detrick	☐	☐	☐
1c. J. Cliff Eason	☐	☐	☐
1d. John J. Gauthier	☐	☐	☐
1e. Patricia Guinn	☐	☐	☐
1f. Anna Manning	☐	☐	☐
1g. Hazel M. McNeilage	☐	☐	☐
1h. Stephen O'Hearn	☐	☐	☐
1i. Frederick J. Sievert	☐	☐	☐
1j. Shundrawn Thomas	☐	☐	☐
1k. Stanley B. Tulin	☐	☐	☐
1l. Steven C. Van Wyk	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.	For	Against	Abstain
2. Advisory vote to approve the named executive officer compensation.	☐	☐	☐
3. Approve amendments to Company's Flexible Stock Plan.	☐	☐	☐
4. Approve amendments to Company's Flexible Stock Plan for Directors.	☐	☐	☐
5. Approve the Company's Amended & Restated Phantom Stock Plan for Directors.	☐	☐	☐
6. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D40830-P50773

REINSURANCE GROUP OF AMERICA, INCORPORATED
Annual Meeting of Shareholders
May 19, 2021 2:00 PM (CDT)
This proxy is solicited by the Board of Directors

The undersigned does hereby appoint Todd C. Larson, John W. Hayden and William L. Hutton, or any of them, the true and lawful attorneys in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED (the "Company") to be held May 19, 2021, commencing at 2:00 p.m., St. Louis time, live via webcast at www.virtualshareholdermeeting.com/RGA2021, and at any and all adjournments or postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion of such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side